   As filed with the Securities and Exchange Commission on December 10, 1999
                                                     Registration No. 333-
-------------------------------------------------------------------------------
-------------------------------------------------------------------------------

                      SECURITIES AND EXCHANGE COMMISSION
                            Washington, D.C. 20549
                                  -----------
                                   FORM S-1
                            REGISTRATION STATEMENT
                                     UNDER
                          THE SECURITIES ACT OF 1933
                                  -----------
                   MODUS MEDIA INTERNATIONAL HOLDINGS, INC.
            (Exact name of registrant as specified in its charter)
                                  -----------
         Delaware                    7379                    04-3400270
                         (Primary Standard Industrial     (I.R.S. Employer
     (State or other      Classification Code Number)  Identification Number)
     jurisdiction of
     incorporation or
      organization)

                               690 Canton Street
                              Westwood, MA 02090
                                (781) 407-2000
   (Address including zip code, and telephone number including area code, of
                   Registrant's principal executive offices)
                                  -----------
                               TERENCE M. LEAHY
                             Chairman of the Board
                          and Chief Executive Officer
                   Modus Media International Holdings, Inc.
                               690 Canton Street
                              Westwood, MA 02090
                                (781) 407-2000
(Name, address including zip code and telephone number including area code, of agent for service)

                                  Copies to:

         MARK G. BORDEN, ESQ.                  KEITH F. HIGGINS, ESQ.
       PHILIP P. ROSSETTI, ESQ.                     Ropes & Gray
           Hale and Dorr LLP                   One International Place
            60 State Street                  Boston, Massachusetts 02110
      Boston, Massachusetts 02109             Telephone: (617) 951-7000
       Telephone: (617) 526-6000              Telecopy: (617) 951-7050
       Telecopy: (617) 526-5000
                                  -----------
   Approximate date of commencement of proposed sale to the public: As soon as practicable after the effective date hereof.
   If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act, check the following box. [_]
   If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [_]
   If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration number of the earlier effective registration statement for the same offering. [_]
   If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration number of the earlier effective registration statement for the same offering. [_]
   If delivery of the Prospectus is expected to be made pursuant to Rule 434, please check the following box. [_]

                        CALCULATION OF REGISTRATION FEE

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------
                                                         Proposed
                                                         maximum
                                                        aggregate    Amount of
                Title of each class of                   offering   registration
             securities to be registered                 price(1)      fee(2)
--------------------------------------------------------------------------------
Common Stock, $.01 par value per share...............  $150,000,000   $39,600
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

(1) Estimated solely for the purpose of calculating the amount of the registration fee pursuant to Rule 457(o) under the Securities Act of 1933, as amended.
(2) Calculated pursuant to Rule 457(a) based on an estimate of the proposed maximum aggregate offering price.
   The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with
Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to said
Section 8(a), may determine.

-------------------------------------------------------------------------------
-------------------------------------------------------------------------------

++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++
+The information in this prospectus is not complete and may be changed. We may + +not sell these securities until the registration statement filed with the + +Securities and Exchange Commission is effective. This prospectus is not an + +offer to sell these securities and we are not soliciting an offer to buy +
+these securities in any state where the offer or sale is not permitted.       +
++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++
                   SUBJECT TO COMPLETION, DATED       , 2000
PROSPECTUS

                                       Shares

                 [MODUS MEDIA INTERNATIONAL LOGO APPEARS HERE]
                    Modus Media International Holdings, Inc.
                                  Common Stock

                                   ---------

  We are selling     shares of our common stock. The underwriters named in this
prospectus may purchase up to     additional shares of our common stock to
cover over-allotments.

  This is an initial public offering of common stock. We currently expect the
initial public offering price to be between $    and $    per share, and have
applied to have the common stock included for quotation on the Nasdaq National Market under the symbol "EMMI".

                                   ---------

  Investing in the common stock involves risks. See "Risk Factors" beginning on page 7.

  Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

                                   ---------

                                           Per Share Total
                                           --------- ------
Initial Public Offering Price                $       $
Underwriting Discount                        $       $
Proceeds to Modus Media (before expenses)    $       $

  The underwriters are offering the shares subject to various conditions. The
underwriters expect to deliver the shares to purchasers on or about       ,
2000.

                                   ---------

Salomon Smith Barney
          Donaldson, Lufkin & Jenrette
                     Robertson Stephens
                                                      Thomas Weisel Partners LLC

      , 2000

   You should rely only on the information contained in this prospectus. Modus Media has not authorized anyone to provide you with different information. Modus Media is not making an offer of these securities in any state where the offer is not permitted. You should not assume that the information provided by this prospectus is accurate as of any date other than the date on the front of this prospectus.

                                 ------------

                               TABLE OF CONTENTS

                                                                          Page
                                                                          ----
Prospectus Summary.......................................................   3
Risk Factors.............................................................   7
Special Note Regarding Forward-Looking Statements........................  15
Use of Proceeds..........................................................  16
Dividend Policy..........................................................  16
Capitalization...........................................................  17
Dilution.................................................................  18
Selected Financial Data..................................................  19
Management's Discussion and Analysis of Results of Operations and Finan-
 cial Condition..........................................................  21
Business.................................................................  29
Management...............................................................  40
Certain Transactions.....................................................  48
Principal Stockholders...................................................  50
Description of Capital Stock.............................................  52
Shares Eligible for Future Sale..........................................  54
Underwriting.............................................................  56
Validity of Common Stock.................................................  58
Experts..................................................................  58
Where You Can Find Additional Information................................  58
Index to Consolidated Financial Statements............................... F-1

   Until         2000, all dealers that buy, sell or trade the common stock, whether or not participating in this offering, may be required to deliver a prospectus. This is in addition to the dealers' obligation to deliver a prospectus when acting as underwriters and with respect to their unsold allotments or subscriptions.

                               PROSPECTUS SUMMARY

   The following summary highlights information contained in this prospectus and does not contain all the information that may be important to you. You should read the entire prospectus carefully, including the section entitled "Risk Factors" and our financial data and related notes, before making an investment decision.

                           Modus Media International

   We are a leading, global provider of extended supply chain management services for the technology industry. We provide a broad range of outsource services that include content management, software manufacturing, hardware assembly and order fulfillment. In addition, our services extend to front-end e-commerce and response center order processing, as well as to back-end financial management, reporting and customer care. We have been in operation since 1982 and have built a worldwide infrastructure in 12 countries, consisting of 20 solution centers and over 4,500 employees. Our clients include original equipment manufacturers such as Compaq, Dell, Hewlett Packard, IBM and Sun Microsystems; independent software vendors such as Intuit, Microsoft, Network Associates and Novell; and leading consumer electronics, telecommunications and Internet companies such as Sony, AT&T, E-Stamp and Beyond.com. The length of our relationships with our five leading clients, based on 1999 revenue, has averaged over ten years.

   The market for business process outsourcing has evolved as companies, particularly in the technology industry, have increasingly sought to outsource critical non-core functions so that they can focus on their core competencies. Market demands for increased productivity have led companies to move beyond outsourcing only their basic production and fulfillment processes to outsourcing all of the business processes involved in their extended supply chains. The supply chain consists of the many steps that must occur between the sourcing of materials for a product to the delivery of that product. The extended supply chain also includes e-commerce support services and order management at the front end and customer care and financial transaction management at the back end. The goal of extended supply chain management is to link supply and demand as closely as possible in order to reduce costs, minimize business risk and better meet client expectations for performance and quality. We believe that the growth of e-commerce is increasing demand for supply chain outsourcing. According to G2R, a subsidiary of Gartner Group, the market for supply chain management outsourcing is estimated to grow from $17.0 billion in 1998 to $42.2 billion in 2003, representing a compound annual growth rate of 20%.

   We offer a full range of extended supply chain management services that provide our clients with a "one-stop shop" for their outsource requirements. Our capabilities include:

  . an integrated end-to-end solution, which enables our clients to link supply and demand in real time, reducing costs and improving efficiency and customer satisfaction;

  . e-commerce support services, which integrate web ordering with fulfillment operations;

  . flexible production, which allows us to facilitate the customization of hardware and software products;

  . a global presence, which enables us to reduce time to market, integrate product introductions, and provide local customization, efficient inventory and logistics management; and

  . substantial experience in supply chain management, which has earned us a reputation as a trusted part of our clients' supply chains.

   Our outsource services include content manufacturing solutions and e-fulfillment solutions. Our content manufacturing solutions consist of supply chain management services provided to original equipment manufacturers, or OEMs, and independent software vendors, or ISVs. Our e-fulfillment solutions extend our content manufacturing solutions by combining them with additional services that support direct interaction with our clients' customers, who may be end users or retailers. Orders for products that we fulfill through e-fulfillment solutions come directly from end users or retailers, rather than from our OEM and ISV clients. While a majority of the orders received through our e-fulfillment solutions currently are submitted by telephone or facsimile, we expect that an increasing portion will be received over the web as we provide more e-fulfillment services and the Internet becomes a more prevalent medium for commerce. To date, we have built more than 40 e-commerce sites for our clients, ranging from customer store fronts to online tracking and order information sites, and in some cases have built multiple sites for the same client.

   The following shows our principal outsource services:

  Content Manufacturing Solutions   e-Fulfillment Solutions

  . Content management;             .  Web site design, storefront development
                                       and connection to fulfillment
  . Procurement;                       operations;

  . Materials management;           .  Response centers, including telephone,
                                       facsimile, email and web;
  . Manufacturing;
                                    .  Online, multi-currency payment
  . Assembly; and                      processing;

  . Fulfillment and distribution.   .  End-user support for product inquiries;

                                    .  Returns, refunds and rebates processing;

                                    .  Reporting on end-user activity; and

                                    .  Electronic license distribution
                                       services.

   Our strategy is to take advantage of the market trends towards shorter product life cycles, mass customization and growth of e-commerce by implementing strategies to:

                .  Grow our e-fulfillment solutions business;

                .  Expand our services to existing clients;

                . Leverage our global presence and information technology infrastructure;

                .  Continue to achieve high ratings in
                   outsourcing industry performance
                   measurements;

                . Improve our financial returns from scalable, higher productivity operations;

                .  Pursue select, high-growth markets and
                   expand client base; and

                .  Pursue strategic acquisitions.

                                  ------------

   We are a Delaware corporation. Our principal executive offices are located at 690 Canton Street, Westwood, Massachusetts 02090 and our telephone number is
(781) 407-2000. Our World Wide Web site address is www.modusmedia.com. The information on our web site is not incorporated by reference into this prospectus.

                                  The Offering

Common stock offered........    shares
Common stock to be
 outstanding after this
 offering...................    shares
Use of proceeds............. For general corporate purposes, including working capital, payment of debt and potential
                              acquisitions. See "Use of Proceeds."
Proposed Nasdaq National     EMMI
 Market symbol..............

   The number of shares that will be outstanding after the offering is based on
the number of shares outstanding as of        , 1999 and excludes:

  .      shares of common stock issuable upon exercise of stock options
     outstanding as of       , 1999, with a weighted average exercise price
     of $      per share, of which options to purchase     shares were then
     exercisable; and

  .      shares of common stock reserved for future grant under our stock option plans.

                                  ------------

   Unless specifically stated, the information in this prospectus:

  .  assumes no exercise of the underwriters' over-allotment option;

  .  assumes an initial offering price of $    per share, the midpoint of our
     initial public offering price range;

  . reflects a -for- stock split effected which will be effected prior to this offering;

  . assumes the conversion of all shares of non-voting common stock into common stock; and

  . reflects the filing, as of the closing of the offering, of our Second Amended and Restated Certificate of Incorporation, referred to in this prospectus as the restated certificate of incorporation, and the adoption of our Amended and Restated By-Laws, referred to in this prospectus as the restated by-laws, implementing the provisions described below under "Description of Capital Stock--Delaware Law and Certain Charter and By-Law Provisions, Anti-Takeover Effects."

   Modus Media and its logo are trademarks of Modus Media.

                      Summary Consolidated Financial Data

   The following summary historical consolidated financial data should be read along with "Management's Discussion and Analysis of Results of Operations and Financial Condition" and the consolidated financial statements and related notes included elsewhere in this prospectus. The as adjusted balance sheet data gives effect to our receipt of the estimated proceeds from the sale of shares of common stock we are selling in this offering at an assumed public
offering price of $    per share, after deducting estimated underwriting
discounts and commissions and offering expenses.

                                                               Nine Months Ended
                             Years Ended December 31,            September 30,
                          --------------------------------- ------------------------
                            1996       1997        1998        1998         1999
                          ---------  ---------  ----------- -----------  -----------
                              (in thousands, except share and per share data)
Statement of Operations
 Data:
Revenue.................  $ 811,905  $ 684,523  $   630,082 $   418,284  $   506,235
Gross profit............     99,716     96,838      118,094      76,148       92,940
Restructuring charges...    100,883        --           --          --           --
Operating income
 (loss).................   (107,675)   (17,014)      17,172       5,087       14,587
Income (loss) before
 income taxes...........   (122,107)   (29,843)      15,012       3,525       12,664
Net income (loss).......  $(111,096) $ (32,667) $    10,747 $     2,524  $     9,390
                          =========  =========  =========== ===========  ===========
Preferred stock
 dividends..............        --         172        5,922       4,369        4,885
                                                ----------- -----------  -----------
Net income (loss)
 available to common
 shareholders...........        --         --   $     4,825 $    (1,845) $     4,505
                                                =========== ===========  ===========
Net income (loss) per
 share:
  Basic.................        --         --   $      0.38 $     (0.14) $      0.36
                                                =========== ===========  ===========
  Diluted...............        --         --   $      0.37 $     (0.14) $      0.31
                                                =========== ===========  ===========
Number of shares used in
 per share calculations:
  Basic.................        --         --    12,748,733  13,001,593   12,509,622
  Diluted...............        --         --    13,072,117  13,001,593   14,502,653
Selected Operating Data:
EBITDA(1)...............  $ (84,373) $  13,005  $    37,626 $    20,677  $    27,756
Capital expenditures....     15,800     34,032       12,307       7,601       11,325

                                                            As of September 30,
                                                                    1999
                                                            --------------------
                                                             Actual  As Adjusted
                                                            -------- -----------
                                                               (in thousands)
Balance Sheet Data:
Cash and cash equivalents.................................. $ 20,385
Working capital............................................   40,658
Total assets...............................................  276,966
Total debt.................................................    8,704
Total shareholders' equity.................................  102,345

--------
(1) EBITDA is defined as income from operations before depreciation and amortization. EBITDA is presented because we believe that EBITDA is a widely accepted financial indicator of an entity's ability to incur and service debt. EBITDA should not be considered by an investor as an alternative to net income or income from operations, as an indicator of our operating performance or other combined operations or cash flow data prepared in accordance with generally accepted accounting principles, or as an alternative to cash flows as a measure of liquidity. Our computation of EBITDA may differ from similarly titled computations of other companies.

                                  RISK FACTORS

   This offering involves a high degree of risk. You should carefully consider the risks and uncertainties described below and the other information in this prospectus before you decide whether to buy our common stock. While these are the risks and uncertainties we believe are most important for you to consider, you should know that they are not the only risks or uncertainties facing us or which may adversely affect our business. If any of the following risks or uncertainties actually occurs, our business, financial condition and operating results would likely suffer. In that event, the market price of our common stock could decline, and you could lose all or part of the money you paid to buy our common stock.

Risks Related to Our Business

We depend on several key clients, the loss of one or more of which could harm our business

   A limited number of our clients account for a substantial portion of our revenue and the loss of any one or more of these clients could have a material adverse effect on our revenue. Our largest eight clients accounted for approximately 63% of our revenue in 1998 and 66% for the nine months ended September 30, 1999. Microsoft Corporation accounted for approximately 17% of our revenue in 1997, 23% in 1998 and 26% in the nine months ended September 30, 1999. IBM accounted for approximately 14% of our revenue in 1997, 12% in 1998 and less than 10% in the nine months ended September 30, 1999. There can be no assurance that our revenue from key clients will not decline in future periods. The loss of a significant amount of business with Microsoft, IBM or any other key client could have a material adverse effect on our business and financial results.

Developments in the technology sector may adversely affect our ability to satisfy our clients' outsourcing requirements

   Our clients' products are subject to rapid change as new technologies develop and replace existing products, such as the replacement of CD-ROM technology with DVD technology. In addition, advances in electronic delivery of information, such as broadband online data delivery, when fully developed and accepted in the marketplace, could reduce the need for physical media, which could in turn adversely affect the demand for our services. Also, new technologies for distributing licensed software may be less expensive or more effective than our current services, which could reduce the prices that we are able to charge and could reduce demand for our content manufacturing services. In addition, OEMs are increasingly incorporating more options within the personal computer itself and therefore reducing the number of separate components that must be included in a shipkit. If we do not successfully introduce outsource solutions in response to these and other new trends and technologies, our business and financial results could be seriously harmed.

Our failure to meet client expectations could result in losses and negative publicity

   Many of our engagements involve technology solutions that are critical to our clients' businesses. Our clients face significant uncertainties in forecasting the demand for their products, and limitations on the size of our facilities, number of our personnel and availability of raw materials could make it difficult for us to respond to their changing product requirements. In addition, any disruption in our e-fulfillment services could adversely affect our clients' ability to conduct commerce on their web sites. Any defects or errors in our solutions, or failure to meet clients' specifications, capacity requirements or expectations, could result in:

  .  delayed or lost revenue due to adverse client reaction;

  .  requirements to provide additional services to a client at no charge;

  . negative publicity about us and our services, which could adversely affect our ability to attract or retain clients; and

  . claims for substantial damages against us, regardless of our responsibility for such failure, which may not be covered by our insurance policies and which may not be limited by contractual terms of our engagement.

Our quarterly revenues and operating results may fluctuate in future periods; any resulting failure to meet market expectations may cause the price of our common stock to decline

   Our quarterly revenues and operating results are difficult to predict and may fluctuate significantly from quarter to quarter because some of our products and services are relatively new and the future growth of the outsourcing market, and the market for our products and services in particular, is uncertain. If our quarterly revenues or operating results fall below the expectations of investors or public market research analysts, the price of our common stock could decline substantially. Factors that are likely to cause quarterly fluctuations in our operating results include:

  . timing of new product introductions or software releases by our clients or their competitors;

  .  seasonal fluctuations in demand or fluctuations in production;

  . the level of product and price competition that we encounter, including the frequency of changes in pricing policies;

  .  temporary shortages in supply from vendors;

  .  inability to add temporary labor during seasonal peaks;

  . our ability to expand our operations and the amount and timing of expansion-related and infrastructure expenditures;

  . political instability or natural disasters in the countries in which we operate; and

  .  facility or systems disruption.

Our business could be harmed if Microsoft Corporation were to modify its authorized replicator program

   We have been designated as an Authorized Replicator (AR) for Microsoft Corporation, which gives us a worldwide license to replicate Microsoft software products and documentation for OEMs who want to bundle licensed software with their hardware products. The AR agreement is renegotiated annually, and the current AR agreement expires on August 31, 2000. Microsoft recently announced that it intends to modify the AR program during the year 2000 for Windows operating system software. The modifications could involve a reduction in the printed materials required by OEMs. There can be no assurance that we will continue as an AR for Microsoft or that we will continue to derive revenues under this program at levels comparable with those realized in the past. Failure to maintain AR status, or to render Microsoft AR-related services to OEMs, could adversely affect our business, financial condition and results of operations.

We face substantial competition and may not be able to continue to compete effectively

   The market for our services is very competitive. We expect the intensity of competition to continue to increase. Our failure to maintain and enhance our competitive position will limit our ability to maintain and increase our market share, which would result in serious harm to our business. Increased competition may also result in price reductions, reduced gross margins and loss of market share.

   We compete against companies engaged in turnkey printing, hardware assembly, CD and diskette replication and teleservices. In addition to large regional and global competitors, we face competition from numerous local producers and from internal departments of our clients and prospective clients. Additionally, we expect competition to emerge from companies engaged in electronic manufacturing services and logistics services as they attempt to deliver a broader range of services. We compete on the basis of quality, performance, service levels, global capabilities, technology, operational efficiency and price.

   Some of our competitors have substantially greater financial, infrastructure, personnel and other resources than we have. Furthermore, some of our competitors have well established, large and experienced marketing and sales capabilities and greater name recognition than we have, including well established relationships with our current and potential clients. As a result, our competitors may be in a stronger position to respond quickly to new or emerging technologies and changes in client requirements. They may also develop and promote their services more effectively than we do. Also, we may lose potential clients to competitors for various reasons, including the ability or willingness of our competitors to offer lower prices and other incentives that we cannot match. In addition, clients may subject projects to competitive bidding. Our business could also be adversely affected if two or more of our competitors consolidate and offer broader products and services than we do. We may not be able to compete successfully against current and future competitors, and competitive pressures may seriously harm our business.

We may not be able to establish client sites where requested, or we may fail to retain key clients at established sites, which could have a material adverse effect on our business and results of operations

   Our clients have, at times, requested that we add capacity or open a facility in locations near their sites. If we elect not to add required capacity at sites near existing clients or establish sites near existing or potential clients, clients may decide to seek alternate outsource suppliers. In addition, if we lose a significant client of a particular site or open a site with the expectation of business that does not materialize, our operations at that site could become uneconomical or significantly less efficient. Any of these events could have a material adverse effect on our business and financial results.

A decline in the technology sector would harm our business

   A large portion of our revenue comes from clients in the technology sector. Our business, results of operations and financial condition could be materially adversely impacted if the overall financial performance of the technology sector declines, if our clients' products do not gain or do not sustain market acceptance or if PC market demand declines, or the market share of our technology clients declines or fails to grow at historical levels.

Our business depends on the growth of the market for extended supply chain management services

   We derive a substantial portion of our revenue from providing extended supply chain management services. Our business and future growth will depend in large part on the continued growth of the industry trend towards outsourcing extended supply chain management and other business processes. If this trend does not continue, or does not continue at historical levels, our business and financial results could be materially and adversely affected.

Our growth could be limited if we are unable to attract and retain qualified personnel

   We believe that our success depends largely on our ability to attract and retain highly skilled technical, consulting, managerial, sales and marketing personnel. Our industry is very labor-intensive and has experienced high personnel turnover. If our employee turnover rate increases significantly, our recruiting and training costs could rise and our operating efficiency and productivity could decline. We may not be able to hire or retain the necessary personnel to implement our business strategy. In addition, we may need to pay higher compensation for employees than we currently expect. Individuals with the significant experience and technical skills that we generally require are in very short supply and competition to hire from this limited pool is intense.

We may not be able to employ a sufficient number of temporary employees during peak demand periods

   Our clients often experience both expected and unexpected surges in demand, such as upon the introduction of a new product release, following a special advertising campaign or as a result of seasonal high demand in anticipation of year end holidays. In order to respond to these surges in demand, we employ a large number of skilled temporary employees. If we were unable to obtain the services of such temporary employees, on short notice and in adequate numbers, we might fail to meet the production and distribution requirements of our clients on a timely basis. Any such failure could result in the loss of one or more key clients or could damage our reputation in the industry, which could have an adverse effect on our business.

Loss of our Chief Executive Officer or other key employees could harm our business

   Our future success depends to a significant degree on the skills, experience and efforts of our senior management. In particular, we depend upon the continued services of Terence M. Leahy, our Chief Executive Officer, and other executive officers. Also, due to the competitive nature of our industry, we may not be able to retain all of our senior managers. The loss of the services of any of these individuals could harm our business and operations. In addition, we have not obtained life insurance benefitting Modus Media on any of our key employees. If any of our key employees leaves or is seriously injured or unable to work and we are unable to find a qualified replacement, our business could be harmed.

Our success depends on our ability to manage and expand our international operations

   We currently conduct business in Taiwan, Singapore, Ireland, the United Kingdom, the Netherlands and other foreign locations, in addition to our North American operations. Sales outside North America accounted for 51% and 55% of our total revenue for 1997 and 1998 and 55% for the nine months ended September 30, 1999. We currently expect international revenue to continue to account for a significant percentage of our total revenue in the future. We believe that we must continue to expand our international sales and fulfillment activities in order to be successful. There are certain risks inherent in conducting international operations, including:

  . added fulfillment complexities in operations, including multiple languages, currencies, bills of materials and stock keeping units;

  .  exposure to currency fluctuations;

  .  longer payment cycles;

  .  greater difficulties in accounts receivable collections;

  . the complexity of ensuring compliance with multiple U.S. and foreign laws, particularly differing laws on intellectual property rights and export control; and

  . labor practices, difficulties in staffing and managing foreign operations, political instability and potentially adverse tax consequences.

   There can be no assurance that one or more of these factors will not have a material adverse effect on our international operations and, consequently, on our business and results of operations.

Failure to introduce new e-fulfillment solutions or enhancements to existing solutions would impair our future growth

   To be competitive, we must continue to develop and introduce on a timely basis new services, solutions and enhancements for companies with supply chain management and e-fulfillment solution needs. Specifically, we are seeking to expand our e-fulfillment offerings to existing and new clients in areas such as on-line merchandising, electronic order fulfillment and customer relationship management. Any failure to expand our e-fulfillment service offerings could significantly impair our future growth.

We may not be able to forecast our revenue accurately because our sales cycle is relatively long and variable

   Our sales cycle is subject to a number of significant risks, including internal acceptance reviews and the size, scope and timing of the client's needs. Consequently, if sales expected from a specific client in a particular quarter are not realized in that quarter, we are unlikely to be able to generate revenue from alternate sources in time to compensate for the shortfall. As a result, due to the relatively large size of particular projects, a lost or delayed sale could result in revenues that are lower than expected. Many of our clients evaluate our services in a deliberative and time-consuming manner, depending on the specific technical capabilities of the client, the size of the engagement and the complexity of the client's network environment. We cannot accurately predict the length of a potential client's pre-purchase evaluation, or whether our investment in pre-purchase time and resources will result in a sale. Our inability to make such predictions may adversely affect our operating results.

We may incur substantial inventory expenses if we fail to manage inventory or accumulate the inventory of clients with unsuccessful businesses

   We frequently purchase components of our clients' products based on contracts, purchase orders and, in some cases, our clients' forecasts. At times, we purchase inventory based on internal forecasts in advance of client commitments. We also bear inventory and working capital risk associated with the financial strength of our clients. If we fail to accurately gauge and manage our inventory, or if our clients do not perform as expected, we may accumulate a substantial amount of products or materials that cannot be profitably disposed of, and our operating results may suffer.

Failure to manage our growth successfully could lead to inefficiencies in conducting our business, increased expenses or slower growth

   Over the past two years, our operations have continued to expand. Our growth has placed, and will continue to place, a significant strain on our management, operating and financial systems, as well as sales, marketing and administrative resources. Additional growth will further strain these resources. If we cannot manage our expanding operations, we may not be able to continue to grow or we may grow at a slower rate. To manage any future growth effectively, we must continue to improve our financial and accounting systems, inventory and production controls, reporting and procedures, integrate new personnel and manage expanded operations. If we fail to do so, the quality of our services and products and our ability to respond to our clients' needs and retain key personnel would suffer.

Our acquisition strategy could have an adverse effect on our business

   A component of our business strategy is the acquisition of, or investment in, complementary businesses, technologies, services or products. Our ability to identify and invest in suitable acquisition and investment candidates on acceptable terms is crucial to this strategy. We may not be able to identify, acquire or make investments in promising acquisition candidates on acceptable terms. Competition for these acquisitions or investment targets could also result in increased cost of acquisitions. An inability to find suitable acquisition or investment candidates at reasonable prices could slow our growth rate.

   Acquisitions involve a number of risks, including:

  . adverse effects on our reported operating results due to accounting changes associated with the acquisitions;

  .  difficulties in management and integration of the acquired business;

  . increased expenses, including compensation expense resulting from newly hired employees;

  .  diversion of management resources and attention; and

  . potential disputes with sellers of acquired businesses, technologies, services or products.

   Client dissatisfaction or performance problems with an acquired business, technology, service or product could also have a material adverse impact on our reputation as a whole. In addition, any acquired business, technology, service or product could significantly underperform relative to our expectations.

Our business is exposed to risks under existing client contracts and we do not have written contracts with some of our clients

   We do not have written contracts with many of our clients. We frequently operate only on the basis of product orders with no minimum requirements. Accordingly, we may be subject to client cancellation of projects, changes in specifications or requirements or other client modifications for which no written agreement exists. These types of cancellations or changes could result in loss of revenue and/or significant expenditures of resources and funding that we may be unable to recover. Although we work to sign multi-year contracts with our clients, our contracts generally:

  .  permit termination upon relatively short notice by the client;

  .  contain no minimum purchase requirements;

  . do not designate us as the client's exclusive outsource service provider;

  .  do not penalize the client for early termination; and

  . hold us responsible for products which fail to meet the client's specifications.

   In addition, we may be subject to client claims relating to our services that are inconsistent with the original scope and understanding of the parties and we may have no written contract to resolve these claims.

We rely upon contractual provisions and trademark laws to protect our proprietary rights, which may not be sufficient to protect our intellectual property

   We rely on a combination of laws, such as copyright, trademark and trade secret laws, and contractual restrictions, such as confidentiality agreements and licenses, to establish and protect our proprietary rights. We currently have pending trademark registration applications for our name and logo in the United States and several foreign countries. Moreover, despite any precautions that we have taken:

  . laws and contractual restrictions may not be sufficient to prevent misappropriation of our technology or deter others from developing similar technologies;

  . current federal laws that prohibit software copying provide only limited protection from software piracy, and effective trademark, copyright and trade secret protection may be unavailable or limited in foreign countries;

  . other companies may claim common law trademark rights based upon state or foreign laws that precede the federal registration of our marks; and

  . policing unauthorized use of our products and trademarks is difficult, expensive and time-consuming, and we may be unable to determine the extent of this unauthorized use.

   Also, the laws of the countries in which we market our services and solutions may offer little or no effective protection of our proprietary technology. Reverse engineering, unauthorized copying or other misappropriation of our proprietary technology could enable third parties to benefit from our technology without paying us for it, which would significantly harm our business.

We may become involved in litigation over proprietary rights, that could be costly and time consuming

   Many of our agreements require us to indemnify our clients for losses from any claim of misappropriation or theft of their intellectual property while in our possession. Any litigation, brought by us or others, even if without merit, can be time consuming and result in the expenditure of significant financial resources and the diversion of management's time and efforts.

Failure of computer systems and software to be year 2000 compliant could increase our costs, disrupt our services and reduce demand from our clients

   Many currently installed computer systems and software products are coded to accept or recognize only two digit entries in the date code field. These systems and software products must be able to accept four digit entries in the date code field to distinguish 21st century dates from 20th century dates. As a result, computer systems and/or software used by many companies and governmental agencies may need to be upgraded to comply with these year 2000 requirements or risk system failure or miscalculations causing disruptions of normal business activities.

   If there is a year 2000 problem with respect to a solution provided by us, it may be difficult to determine whether the problem relates to services which we have performed or is due to the software or technology of our clients or the services of other providers. Any failure of our material systems or our clients' or vendors' material systems to be year 2000 compliant could have material adverse consequences for us. We are unable to predict to what extent our business may be affected if our software, the systems that operate in conjunction with our software or our internal systems experience a material year 2000 failure. In addition, we have contractual obligations to some of our clients which contain year 2000 warranties and provide for damages upon any breach of such warranty. If we breach these warranties, and are sued, the damages we might be required to pay could negatively impact our business, financial condition and results of operations. Moreover, we may be subject to other year 2000-related lawsuits, whether or not the services that we have performed are year 2000 compliant. We cannot predict the outcomes of these types of lawsuits.

International laws and regulations may expose us to potential costs and litigation

   Our plans to expand international operations will increase our exposure to international laws and regulations. If we cannot comply with foreign laws and regulations, which are often complex and subject to variation and unexpected changes, we could incur unexpected costs and potential litigation. For example, the governments of foreign countries might attempt to regulate our products and services or levy sales or other taxes relating to our activities. In addition, foreign countries may impose tariffs, duties, price controls or other restrictions on foreign currencies or trade barriers, any of which could make it more difficult to conduct our business. The European Union recently enacted its own privacy regulations that may result in limits on the collection and use of certain user information, which, if applied to the sale of our services, could negatively impact our results of operations.

   Our revenues, materials and labor costs in countries outside the U.S. are denominated in local currency. Therefore, a strengthening of other currencies versus the U.S. dollar may give us potential exposure for currency fluctuations in foreign markets. We do not currently engage in currency hedging activities. We have not yet but may in the future experience foreign exchange rate losses, especially to the extent that we do not engage in hedging.

We may need additional capital that may not be available to us and, if raised, may dilute your ownership interest in us

   We may need to raise additional funds to develop or enhance our services and solutions, to fund expansion, to respond to competitive pressures or to acquire complementary products, businesses or technologies. Additional financing may not be available on terms that are acceptable to us. If we raise additional funds through the issuance of equity or convertible debt securities, the percentage ownership of our stockholders would be reduced and these securities might have rights, preferences and privileges senior to those of our current stockholders. If adequate funds are not available on acceptable terms, our ability to fund our expansion, take advantage of unanticipated opportunities, develop or enhance products or services, or otherwise respond to competitive pressures would be significantly limited.

Risks Related to this Offering

Our executive officers and directors will continue to control Modus Media after this offering and could delay or prevent a change in control

   After this offering, our executive officers and directors and their affiliates will together control approximately % of our outstanding common stock. As a result, these stockholders, if they act together, will be able to control all matters requiring approval of a majority of our stockholders, including the election and removal of directors and any merger, sale of assets and other significant corporate transactions. This control could have the effect of delaying or preventing a change in control of Modus Media, could deprive our stockholders of an opportunity to receive a premium for their common stock as part of a sale of Modus Media or its assets and might affect the market price of our common stock.

We have anti-takeover defenses that could delay or prevent an acquisition and could adversely affect the price of our common stock

   After this offering, the board of directors will have the authority to issue
up to    million shares of preferred stock and, without any further vote or action on the part of the stockholders, will have the authority to determine the price, rights, preferences, privileges and restrictions of the preferred stock. This preferred stock, if issued, might have preference over the rights of the holders of common stock and could adversely affect the price of our common stock. Although the issuance of this preferred stock will provide us with flexibility in connection with possible acquisitions and other corporate purposes, this issuance may make it more difficult for a third party to acquire us or to acquire a majority of our outstanding voting stock. We currently have no plans to issue preferred stock.

   Also, our certificate of incorporation, bylaws and equity compensation plans include provisions that may deter an unsolicited offer to purchase Modus Media. These provisions, coupled with the provisions of the Delaware General Corporation Law, may delay or impede a merger, tender offer or proxy contest involving Modus Media. For example, our board of directors will be divided into three classes, only one of which will be elected at each annual meeting. Directors will only be removable by the affirmative vote of at least 66 2/3% of all classes of voting stock. These factors may further delay or prevent a change of control of Modus Media.

Purchasers in this offering will suffer immediate and substantial dilution of their investment

   Purchasers of common stock in this offering will pay a price per share which substantially exceeds the per share value of our assets after subtracting our liabilities. In addition, purchasers of common stock in this offering will have contributed approximately % of the aggregate price paid by all purchasers of our stock but will own only approximately % of our common stock outstanding after this offering.

The price of our common stock after this offering may be lower than the price you pay

   If you purchase shares of our common stock in this offering, you will pay a price that was not established in a competitive market. Rather, you will pay a price that we negotiated with the representatives of the underwriters based upon a number of factors. The price of our common stock that will prevail in the market after this offering may be higher or lower than the price you pay.

Our stock price may be highly volatile which could result in substantial losses for investors purchasing shares in this offering

   The trading price of our common stock is likely to be volatile. The stock market in general, and the market for technology and Internet-related companies in particular, has experienced extreme volatility. This volatility has often been unrelated to the operating performance of particular companies. We cannot be sure that an active public market for our common stock will develop or continue after this offering. Investors may not be able to sell their common stock at or above our initial public offering price. Prices for the common stock will be determined in the marketplace and may be influenced by many factors, including variations in our financial results, changes in earnings estimates by industry research analysts, investors' perceptions of us and general economic, industry and market conditions.

Future sales by existing stockholders could depress the market price of our common stock

   Sales of a substantial number of shares of our common stock in the public market after this offering could depress the market price of our common stock and could impair our ability to raise capital through the sale of additional equity securities. See "Shares Eligible for Future Sale."

Management will have broad discretion as to the use of proceeds of this offering and may not use these funds effectively

   Our management will retain broad discretion to allocate the proceeds of this offering. Management's failure to apply these funds effectively could have an adverse effect on our ability to implement our strategy.

We are at risk of securities class action litigation that could result in substantial costs and divert management's attention and resources

   In the past, securities class action litigation has often been brought against a company following periods of volatility in the market price of its securities. Due to the potential volatility of our stock price, we may be the target of securities litigation in the future. Securities litigation could result in substantial costs and divert management's attention and resources.

               SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

   This prospectus contains forward-looking statements that involve substantial risks and uncertainties. In some cases you can identify these statements by forward-looking words such as "anticipate," "believe," "could," "estimate," "expect," "intend," "may," "should," "will," and "would" or similar words. You should read statements that contain these words carefully because they discuss our future expectations, contain projections of our future results of operations or of our financial position or state other "forward-looking" information. We believe that it is important to communicate our future expectations to our investors. However, there may be events in the future that we are not able to accurately predict or control. The factors listed above in the section captioned "Risk Factors," as well as any cautionary language in this prospectus, provide examples of risks, uncertainties and events that may cause our actual results to differ materially from the expectations we describe in our forward-looking statements. Before you invest in our common stock, you should be aware that the occurrence of the events described in these risk factors and elsewhere in this prospectus could have an adverse effect on our business, results of operations and financial position.

                                USE OF PROCEEDS

   We expect the net proceeds from our sale of     shares of common stock will
be approximately $     at an assumed initial public offering price of $     per
share and after deducting estimated underwriting discounts and our estimated offering expenses. If the underwriters' over-allotment option is exercised in
full, we estimate that our net proceeds will be approximately $    .

   We expect to use a portion of the proceeds to repay a $12.7 million note, bearing interest at a rate of 9.5% and maturing upon the closing of this offering, which was issued to R.R. Donnelley in connection with our repurchase of shares of preferred stock on October 14, 1999. We expect to use the balance of the proceeds for general corporate purposes, including working capital and capital expenditures. We may also use portion of the net proceeds to acquire businesses, products or technologies that are complementary to ours, although no specific acquisitions are currently planned and no portion of the net proceeds has been allocated for any acquisition. Pending such uses of the net proceeds, we intend to invest these proceeds in investment grade, interest-bearing securities.

                                DIVIDEND POLICY

   We have never paid or declared any cash dividends on our common stock or other securities and do not anticipate paying cash dividends in the foreseeable future. We currently intend to retain all of our future earnings, if any, for use in the operation of our business. In addition, the terms of our credit facility restrict our ability to pay dividends.

                                 CAPITALIZATION

   The following table sets forth our cash and cash equivalents and capitalization as of September 30, 1999. This information is presented:

  .  on an actual basis

  .  on an as adjusted basis to give effect to our receipt of the estimated
     proceeds from the sale of      shares of common stock we are selling in
     this offering at an assumed public offering price of $   per share,
     after deducting estimated underwriting discounts and commissions and offering expenses.

                                                           September 30, 1999
                                                          ---------------------
                                                           Actual   As Adjusted
                                                          --------  -----------
                                                             (in thousands)
   Cash and cash equivalents............................  $ 20,385
                                                          ========      ===
   Long-term debt, net of current portion...............  $  7,341
   Shareholders equity:
     Preferred stock, $.01 par value, with a liquidation
      value of $1,000 per share;
       Authorized--120,000
       Issued and outstanding--71,744 actual; none as
        adjusted........................................    71,744
     Common stock, $.01 par value
       Authorized--33,000,000 actual;     as adjusted
       Issued and outstanding--12,821,340 actual;     as
        adjusted........................................       128
     Additional paid-in capital.........................    23,671
     Retained earnings..................................     7,797
     Other comprehensive income (loss)..................      (995)
                                                          --------      ---
       Total shareholders' equity.......................   102,345
                                                          --------      ---
         Total capitalization...........................  $109,686      $
                                                          ========      ===

   The number of shares of common stock is based on the number of shares outstanding as of September 30, 1999 and does not include 1,620,470 shares that could be issued upon the exercise of options outstanding as of September 30, 1999 at a weighted average exercise price of $0.77 per share.

                                    DILUTION

   Our net tangible book value as of September 30, 1999, was approximately $99.3 million or approximately $7.75 per share of common stock. "Net tangible book value" per share represents the amount of our total tangible assets less
total liabilities, divided by      shares of common stock outstanding. After
giving effect to our issuance and sale of the common stock in this offering (at
an assumed initial public offering price of $   per share and after deducting
the estimated underwriting discounts and commissions and our offering expenses), our net tangible book value as of September 30, 1999 would have been
$  , or $   per share of common stock. This represents an immediate increase in
net tangible book value of $   per share to existing stockholders and an
immediate dilution of $   per share to new investors. The following table
illustrates the per share dilution:

   Assumed initial public offering price per share..................      $
     Net tangible book value per share before this offering......... $
                                                                     ----
     Increase in net tangible book value per share attributable to new investors.................................................
                                                                     ----
   Net tangible book value per share after this offering............
   Dilution per share to new investors..............................

   The following table summarizes the difference between the number of shares of common stock purchased from us, the total consideration paid to us, and the average price per share for shares held by existing stockholders and by new
investors (at an assumed initial public offering price of $     per share
before deduction of estimated underwriting discounts and commissions and our offering expenses):

                             Shares Purchased  Total Consideration
                            ------------------ ------------------- Average Price
                              Number   Percent   Amount    Percent   Per Share
                            ---------- ------- ----------- ------- -------------
   Existing stockholders..  12,821,340       % $23,799,000       %     $1.86
   New investors..........
                            ----------  -----  -----------  -----
     Total................              100.0%              100.0%
                            ==========  =====  ===========  =====

--------
   The table above assumes no exercise of stock options outstanding at        ,
1999. As of        , 1999, there were options outstanding to purchase
shares of common stock at a weighted average exercise price of $   per share
and      shares reserved for future grants under our stock incentive plan. To the extent any of these options are exercised, there will be further dilution to new investors. To the extent all of such outstanding options had been
exercised as of        , 1999, net tangible book value per share after this
offering would be $     and total dilution per share to new investors would be
$    .

                            SELECTED FINANCIAL DATA

   The consolidated statement of operations data for the fiscal years ended December 31, 1997 and 1998 and the nine months ended September 30, 1999, and the consolidated balance sheet data at December 31, 1998 and September 30, 1999, are derived from our consolidated financial statements, which have been audited by Arthur Andersen LLP, our independent public accountants. These statements are included elsewhere in this prospectus. The consolidated statement of operations data and consolidated balance sheet data as of and for the year ended December 31, 1996 and the consolidated balance sheet data at December 31, 1997 are derived from our audited consolidated financial statements, which are not included in this prospectus. The consolidated statement of operations data and consolidated balance sheet data as of and for the year ended December 31, 1995 and the consolidated statement of operations data for the nine months ended September 30, 1998 are derived from our unaudited consolidated financial statements, which are not included elsewhere in this prospectus. Our unaudited consolidated financial statements have been prepared on a basis consistent with our audited consolidated financial statements, and in the opinion of our management, include all adjustments, consisting of normal recurring adjustments, necessary for a fair presentation of the consolidated results of operations for these periods. Please be advised that historical results are not necessarily indicative of the results to be expected in the future, and results of interim periods are not necessarily indicative of results of the entire year.

   The following selected financial data should be read in conjunction with "Management's Discussion and Analysis of Results of Operations and Financial Condition" and our consolidated financial statements and related notes, included elsewhere in this Prospectus.

                                                                          Nine Months Ended
                                  Years Ended December 31,                  September 30,
                          -------------------------------------------  ------------------------
                            1995      1996       1997        1998         1998         1999
                          --------- ---------  ---------  -----------  -----------  -----------
                                 (in thousands, except share and per share amounts)
Consolidated Statement
 of Operations Data:
Revenue.................  $ 911,500 $ 811,905  $ 684,523  $   630,082  $   418,284  $   506,235
Cost of revenue.........    751,600   712,189    587,685      511,988      342,136      413,295
                          --------- ---------  ---------  -----------  -----------  -----------
Gross profit............    159,900    99,716     96,838      118,094       76,148       92,940
Selling, general and
 administrative
 expenses...............    120,100   106,508    113,852      100,922       71,061       78,353
Restructuring charges...        --    100,883        --           --           --           --
Operating profit
 (loss).................     39,800  (107,675)   (17,014)      17,172        5,087       14,587
Interest expense........      8,686     9,534     16,478        3,882        3,172        1,821
Other (income) expense,
 net....................      1,600     4,898     (3,649)      (1,722)      (1,610)         102
                          --------- ---------  ---------  -----------  -----------  -----------
Income (loss) before
 income taxes...........     29,514  (122,107)   (29,843)      15,012        3,525       12,664
Provision (benefit) for
 income taxes...........     13,491   (11,011)     2,824        4,265        1,001        3,274
                          --------- ---------  ---------  -----------  -----------  -----------
Net income (loss).......     16,023  (111,096)   (32,667)      10,747        2,524        9,390
Preferred stock
 dividends .............        --        --         172        5,922        4,369        4,885
Net income (loss)
 available to common
 shareholders...........  $     --  $     --   $     --   $     4,825  $    (1,845) $     4,505
                          ========= =========  =========  ===========  ===========  ===========
Net income (loss) per
 share:
 Basic..................  $     --  $     --   $     --   $      0.38  $     (0.14) $      0.36
                          ========= =========  =========  ===========  ===========  ===========
 Diluted................  $     --  $     --   $     --   $      0.37  $     (0.14) $      0.31
                          ========= =========  =========  ===========  ===========  ===========
Number of shares used in
 per share calculations:
 Basic..................        --        --         --    12,748,733   13,001,593   12,509,622
 Diluted................        --        --         --    13,072,117   13,001,593   14,502,653
Selected Operating Data:
EBITDA (1) .............  $  74,400 $ (84,373) $  13,005  $    37,626  $    20,677  $    27,756
Capital expenditures....     29,200    15,800     34,032       12,307        7,601       11,325

                                     As of December 31,               As of
                             ------------------------------------ September 30,
                               1995     1996      1997     1998       1999
                             -------- --------  -------- -------- -------------
                                              (in thousands)
Consolidated Balance Sheet
 Data:
Cash and cash equivalents..  $  2,386 $  7,857  $ 29,900 $  8,447   $ 20,385
Working capital (deficit)..    87,733   (1,993)   23,493   43,602     40,658
Total assets...............   394,977  298,071   256,589  291,210    276,966
Long-term debt, net of
 current portion...........    41,770   24,363    21,978   21,641      7,341
Total shareholders'
 equity....................   196,133   82,300    80,989   93,052    102,345

--------
(1) EBITDA is defined as income from operations before depreciation and amortization. EBITDA is presented because we believe that EBITDA is a widely accepted financial indicator of an entity's ability to incur and service debt. EBITDA should not be considered by an investor as an alternative to net income or income from operations, as an indicator of our operating performance or other combined operations or cash flow data prepared in accordance with generally accepted accounting principles, or as an alternative to cash flows as a measure of liquidity. Our computation of EBITDA may differ from similarly titled computations of other companies.

         MANAGEMENT'S DISCUSSION AND ANALYSIS OF RESULTS OF OPERATIONS
                            AND FINANCIAL CONDITION

   The following discussion and analysis should be read in conjunction with our consolidated financial statements and related notes included elsewhere in this prospectus.

Overview

 Background

   We are a leading global provider of extended supply chain management solutions to the technology industry. In 1982, we began as the Documentation Services Division of R.R. Donnelley & Sons Company, printing and binding software manuals in the United States. The division's service offerings evolved to include software manufacturing and the assembly and packaging of diskettes, manuals and related hardware accessories into kits. Reflecting its international expansion, the division was renamed Global Software Services in 1993. In April 1995, the division was merged with Corporate Software, Inc., a reseller of software products, to create Stream International Holdings, Inc.

   In late 1996, we restructured our business to become a global provider of supply chain management solutions to the technology industry and, at the same time, we began to reduce our offset printing business by closing or selling certain of our printing facilities. In December 1997, Stream recapitalized and contributed the assets related to our business to a separate company called Modus Media International Holdings, Inc. In January 1998, Stream distributed all of the capital stock of Modus Media to its stockholders and Modus Media became an independent company.

 Revenue

   We derive our revenue primarily from:

  .  content manufacturing solutions; and

  .  e-fulfillment solutions.

   Our content manufacturing solutions consist of supply chain management services provided to original equipment manufacturers (OEMs) and independent software vendors (ISVs). These services include procurement, inventory and materials management, manufacturing, kitting, assembly and fulfillment. Billings for our content manufacturing solutions consist primarily of management fees, per transaction fees and incremental fees added to the cost of the materials we use in manufacturing and assembly.

   Our e-fulfillment solutions extend our content manufacturing solutions by combining them with additional services that support direct interaction with our clients' customers, who may be end users or retailers. Orders for products that we provide through these solutions come directly from end users or retailers rather than from our OEM and ISV clients. E-fulfillment solutions revenue consists principally of billings to clients, which may be on the basis of project or development fees or per transaction fees for outsource services, including e-commerce storefront development, product order telesales and customer relationship management. While a majority of the orders that we fill through our e-fulfillment solutions currently are received by telephone or facsimile, we expect that orders will increasingly be placed over the web as we develop more e-commerce storefronts for our clients and the Internet becomes a more prevalent medium for commerce.

   Revenue is recognized for our services when the product is shipped or the service is performed under contracts or purchase orders from our clients.

   Components of Costs and Expenses

   Cost of revenue primarily includes salaries and benefits for personnel in our operations groups, costs of billable third-party contractors, materials and freight charges, depreciation of property, plant and equipment used in operations, and other occupancy and operating costs. Materials and freight charges are variable in nature and consist primarily of CDs, instruction manuals and computer peripherals such as keyboards and mouses. We expect materials, printing, CD duplication, packaging and labor costs to continue to be a key component of our cost of revenue and expenses.

   All operating expenses, including expenses attributable to technology support, human resource management and other administrative functions that are not allocable to specific client services, are recorded as selling, general and administrative expenses.

 Inventory

   We typically purchase components of our clients' products based on contracts with, or purchase orders from, our clients and, in some cases, on our clients' forecasts. At times, we purchase inventory in advance of providing product assembly, package and fulfillment based on our internal forecasts. We generally have the right to be reimbursed by our client for unused inventory if purchased for a contract or a client purchase order. Client-owned inventories are not reflected on our consolidated balance sheet.

Results of Operations

   The following table sets forth for the years ended December 31, 1997 and 1998, and for the nine months ended September 30, 1998 and 1999, the percentage of consolidated revenue represented by selected items in our consolidated statements of operations:

                                             Years Ended     Nine Months Ended
                                            December 31,       September 30,
                                            ---------------  ------------------
                                             1997     1998     1998      1999
                                            ------   ------  --------  --------
Revenue....................................  100.0%   100.0%    100.0%    100.0%
Cost of revenue............................   85.9     81.3      81.8      81.6
                                            ------   ------  --------  --------
  Gross profit.............................   14.1     18.7      18.2      18.4
Operating expenses:
  Selling, general and administrative......   16.6     16.0      17.0      15.5
                                            ------   ------  --------  --------
    Operating income (loss)................   (2.5)     2.7       1.2       2.9
Other expense (income):
  Interest expense.........................    2.4      0.6       0.8       0.4
  Other (income) expense, net..............   (0.5)    (0.3)     (0.4)      --
                                            ------   ------  --------  --------
    Income (loss) before taxes.............  (4.4)      2.4       0.8       2.5
Provision for income taxes.................    0.4      0.7       0.2       0.6
                                            ------   ------  --------  --------
  Net income (loss)........................   (4.8)%    1.7%      0.6%      1.9%
                                            ======   ======  ========  ========

Nine Months Ended September 30, 1999 as Compared to Nine Months Ended September 30, 1998

 Revenue

   Revenue increased $87.9 million, or 21.0%, to $506.2 million for the nine months ended September 30, 1999 from $418.3 million for the nine months ended September 30, 1998. This increase was comprised primarily of a 27.9% increase in revenue from content manufacturing solutions, and a 17.6% increase in revenue from e-fulfillment solutions offset by a 55.7% decrease in revenue from offset printing and a deconsolidation of our Japanese and Korean subsidiaries. As a percentage of revenue during these periods, revenue from content manufacturing solutions increased from 71.0% to 75.1%, e-fulfillment solutions revenue decreased from 23.7% to 23.0% and revenue from print services decreased from 5.3% to 1.9%. Growth in revenue came primarily from new clients and from a general increase in the demand for our services as a result of continued strong PC demand and, to a lesser extent, expanding business with existing clients.

   In December 1998, we sold all of the assets of our wholly owned Korean subsidiary to Modus Media Korea Ltd. for a 20% equity interest. Additionally, in December 1998, we sold certain assets from our wholly owned Japanese subsidiary, Modus Media International Kabushiki Kaisha, to Sasatoku Donnelley KK and reduced our equity interest in Sasatoku Donnelley from 60% to 40%. In 1998, we consolidated the results of operations of our Korean and Japanese subsidiaries and, in 1999, we accounted for these entities under the equity method as minority owned investments. Therefore, our results of operations for the nine months ended September 30, 1998 include revenue of the Japanese and Korean joint ventures of $27.5 million; while the results of operations for the nine months ended September 30, 1999 do not include revenue of the Japanese and Korean joint ventures.

 Cost of Revenue

   Cost of revenue increased $71.2 million, or 20.8%, to $413.3 million for the nine months ended September 30, 1999 from $342.1 million for the nine months ended September 30, 1998. This increase in costs is comprised of salaries and benefits, materials and other costs directly related to the increase in services provided to our clients. As a percentage of revenue, cost of revenue was relatively unchanged at 81.6% for the nine months ended September 30, 1999 as compared to 81.8% during the same period of 1998.

 Gross Profit

   As a result of the foregoing factors, gross profit increased $16.8 million, or 22.1%, to $92.9 million for the nine months ended September 30, 1999 from $76.1 million for the nine months ended September 30, 1998. As a percentage of revenue, gross profit increased to 18.4% for the nine months ended September 30, 1999 as compared to 18.2% for the nine months ended September 30, 1998.

 Selling, General and Administrative Expenses

   Selling, general and administrative expenses increased $7.3 million, or 10.3%, to $78.4 million for the nine months ended September 30, 1999 from $71.1 million for the nine months ended September 30, 1998. This increase was primarily attributable to increased staffing and investments in marketing and information technology to support the continued development of business solutions for our clients, as well as expenses related to human resources, including the initiation of our corporate training program, called MMI University. As a percentage of revenue, selling, general and administrative expenses decreased to 15.5% for the nine months ended September 30, 1999, as compared to 17.0% during the same period of 1998. The decline of these expenses as a percentage of revenue primarily reflects the spreading of these costs over a larger revenue base.

 Interest Expense

   Interest expense decreased $1.4 million to $1.8 million for the nine months ended September 30, 1999 from $3.2 million for the nine months ended September 30, 1998, reflecting a reduction in the average outstanding debt balances, including capital leases.

 Other Income, Net

   Other expense was $0.1 million for the nine months ended September 30, 1999 versus other income of $1.6 million for the nine months ended September 30, 1998. This change is primarily related to a $2.1 million gain on the sale of an investment in a CD replication company recorded in 1998.

 Income Taxes

   The effective tax rate for the nine months ended September 30, 1999 was 25.9% versus 28.4% for the nine months ended September 30, 1998. The decrease in the effective tax rates resulted primarily from changes in the geographical distribution of income and losses. The effective tax rates for the nine months ended September 30, 1999 and 1998 were lower than the federal statutory rate primarily due to the Company's continued expansion into markets with lower tax rates.

Year Ended December 31, 1998 as Compared to Year Ended December 31, 1997

 Revenue

   Revenue decreased $54.4 million, or 8.0%, to $630.1 million for 1998 from $684.5 million for 1997. This decrease was comprised primarily of a 7.3% decrease in revenue from content manufacturing solutions, a 2.0% decrease in revenue from e-fulfillment solutions and a 34.5% decrease in revenue from offset printing. The decrease in revenue is primarily related to severe economic conditions and resulting weaker currencies in Asia as well as the elimination of unprofitable offset print businesses in North America. As a percentage of revenue, revenue from content manufacturing solutions increased from 72.7% in 1997 to 73.3% in 1998, revenue from e-fulfillment solutions increased from 20.8% in 1997 to 22.2% in 1998 and revenue from offset printing decreased from 6.5% in 1997 to 4.5% in 1998.

 Cost of Revenue

   Cost of revenue decreased $75.7 million, or 12.9%, to $512.0 million in 1998 from $587.7 million in 1997. As a percentage of revenue, cost of revenue decreased to 81.3% in 1998 from 85.9% in 1997. The lower cost as a percentage of revenue primarily reflects lower revenue in the offset print business, which has higher costs as a percentage of revenue. In addition, cost of revenue was decreased by our productivity initiatives, such as increased automation, and programs to reduce fixed operating costs.

 Gross Profit

   As a result of the foregoing factors, gross profit increased by $21.3 million, or 22.0%, to $118.1 in 1998 from $96.8 million in 1997. Gross profit as a percentage of revenue increased to 18.7% as compared to 14.1% during these periods.

 Selling, General and Administrative Expenses

   Selling, general and administrative expenses decreased by $12.9 million, or 11.4%, to $100.9 million for 1998 from $113.9 million for 1997. This decrease reflects the elimination of costs associated with the discontinuation of offset printing operations in North America. The decrease also reflects the impact of an $8.0 million charge for the write-off of accounts receivable in 1997 which was associated with discontinuing the relationship with a former client in 1996. As a percentage of consolidated revenue, selling, general and administrative expenses decreased to 16.0% in 1998 as compared to 16.6% in 1997.

 Interest Expense

   Interest expense decreased $12.6 million to $3.9 million for 1998 from $16.5 million for 1997. The decrease in interest expense was primarily attributable to a reduction in indebtedness arising from exchanging our debt to our former parent company, R.R. Donnelley & Sons Company, for preferred stock. In connection with this exchange, we established a new credit facility and discontinued our practice of factoring accounts receivable in North America. During 1997, interest expense included $9.4 million on indebtedness to R.R. Donnelley and $3.5 million on the factoring of receivables.

 Other Income, Net

   Other income decreased $1.9 million to $1.7 million for 1998 from $3.6 million for 1997. This decrease reflects foreign currency losses recorded in 1998, primarily in Asia, in contrast to the foreign currency gains recorded in 1997. In 1998, the foreign currency losses were partially offset by a $2.1 million gain on the sale of an investment.

 Income Taxes

   The effective tax rate for 1998 was 28.4% versus 9.5% for 1997. The increase in the effective tax rates resulted primarily from changes in the geographical distribution of income and losses. The effective tax rates for 1998 and 1997 were lower than the federal statutory rate primarily due to our continued expansion into markets with lower tax rates.

Quarterly Results of Operations

   The following table sets forth selected unaudited statement of operations data for our most recent seven quarterly periods. The lower table presents this data as a percentage of revenue. The unaudited quarterly information has been prepared on the same basis as the annual information and, in the opinion of our management, includes all adjustments necessary to present fairly the information for the quarters presented.

                                 1998 Quarters Ended                  1999 Quarters Ended
                         ----------------------------------------  ----------------------------
                         March 31   June 30    Sept 30    Dec 31   March 31  June 30   Sept 30
                         --------   --------   --------  --------  --------  --------  --------
                                                 (in thousands)
Revenue................. $139,377   $135,892   $143,015  $211,798  $157,492  $172,674  $176,069
Cost of revenue.........  116,614    111,918    113,605   169,851   129,407   142,191   141,697
                         --------   --------   --------  --------  --------  --------  --------
Gross profit............   22,763     23,974     29,410    41,947    28,085    30,483    34,372
SG&A expenses...........   22,579     23,078     25,403    29,862    25,799    25,368    27,186
                         --------   --------   --------  --------  --------  --------  --------
Operating income........      184        896      4,007    12,085     2,286     5,115     7,186
Other expense (income),
 net....................    1,347      1,309     (1,092)      596       691     1,041       191
                         --------   --------   --------  --------  --------  --------  --------
Income (loss) before
 taxes..................   (1,163)      (413)     5,099    11,489     1,595     4,074     6,995
Provision for income
 taxes..................     (329)      (117)     1,448     3,263       408     1,138     1,728
                         --------   --------   --------  --------  --------  --------  --------
  Net income (loss)..... $   (834)  $   (296)  $  3,651  $  8,226  $  1,187  $  2,936  $  5,267
                         ========   ========   ========  ========  ========  ========  ========
                                 1998 Quarters Ended                  1999 Quarters Ended
                         ----------------------------------------  ----------------------------
                         March 31   June 30    Sept 30    Dec 31   March 31  June 30   Sept 30
                         --------   --------   --------  --------  --------  --------  --------
Revenue.................    100.0%     100.0%     100.0%    100.0%    100.0%    100.0%    100.0%
Cost of revenue.........     83.7       82.4       79.4      80.2      82.2      82.3      80.5
                         --------   --------   --------  --------  --------  --------  --------
Gross profit............     16.3       17.6       20.6      19.8      17.8      17.7      19.5
SG&A expenses...........     16.2       17.0       17.8      14.1      16.4      14.7      15.4
                         --------   --------   --------  --------  --------  --------  --------
Operating income........      0.1        0.6        2.8       5.7       1.4       3.0       4.1
Other expense (income),
 net....................      0.9        0.9       (0.8)      0.3       0.4       0.6       0.1
                         --------   --------   --------  --------  --------  --------  --------
Income (loss) before
 taxes..................     (0.8)      (0.3)       3.6       5.4       1.0       2.4       4.0
Provision for income
 taxes..................     (0.2)      (0.1)       1.0       1.5       0.3       0.7       1.0
                         --------   --------   --------  --------  --------  --------  --------
  Net income (loss).....     (0.6)%     (0.2)%      2.6%      3.9%      0.7%      1.7%      3.0%
                         ========   ========   ========  ========  ========  ========  ========

   We have historically experienced stronger revenue and earnings in the fourth quarter. This is largely the result of strong fourth quarter personal computer hardware and software sales associated with new product launches and holiday season purchase activity. In addition, we typically experience better operating efficiencies and gross profit in the third and fourth quarters resulting from spreading increased revenue over fixed costs. Other factors that may affect the quarterly results include the following:

  .  the demand for our products and services;

  . the level of product and price competition that we encounter, including the frequency of changes in pricing policies;

  . timing of new product introductions and product enhancements by us or our competitors; and

  . our ability to attract, train and retain qualified personnel in all areas of our business.

Liquidity and Capital Resources

   We have funded our operations and capital expenditures primarily through cash flows from operations, borrowings under various lines of credit and capital lease arrangements. Currently, we have available an asset-backed revolving line of credit of $130 million, secured by selected accounts receivable, inventory and fixed assets on a borrowing-base formula. This credit line expires on December 17, 2001. Borrowings under the line of credit bear interest at rates based on either LIBOR, the lenders' prime rate or the federal funds rate, plus an applicable margin, with commitment fees on the unused portion. At September 30, 1999, the borrowing base was $82.1 million and no borrowings were outstanding. We are required to meet certain financial covenants and, as of September 30, 1999, we were in compliance with all of these covenants.

   We have entered into several capital leases that are payable under various terms through 2008. At September 30, 1999, the outstanding lease obligations were $4.4 million.

   Cash provided by operating activities increased by $47.6 million to $38.2 million for the nine months ended September 30, 1999 from $9.4 million used in operations for the same period of 1998. This increase is mainly attributable to a decrease in receivables resulting from improved collection efforts. Cash used in operating activities decreased $59.3 million to $6.4 million in 1998 from $52.9 million provided by operations for the same period of 1997. The decrease was attributable to higher working capital requirements resulting from an increase in receivables caused by the discontinuation of our factoring arrangement with R.R. Donnelley, offset by an increase in net income.

   Cash used in investing activities increased $7.0 million to $11.2 million for the nine months ended September 30, 1999 from $4.2 million used in investing activities for the same period of 1998. This increase is attributable to the increased level of investment in capital improvements such as factory automation, facility expansion, and installation of an upgraded ERP system. In addition, 1998's activity reflected $3.3 million in proceeds from the sale of our investment in a CD-ROM manufacturing company. Cash used in investing activities decreased $13.4 million to $8.9 million in 1998 from $22.3 million in 1997. The higher 1997 investment in capital reflects the expansion of facilities in Ireland and investments in on-demand print equipment in Europe and Asia.

   Cash used in financing activities increased $10.0 million to $14.4 million for the nine months ended September 30, 1999 from $4.4 million for the same period of 1998. Cash used in financing activities during 1998 decreased $5.7 million to $5.8 million in 1998 from $11.5 million in 1997. The usage of cash primarily reflects the pay down of bank debt and capital lease obligations.

   Subsequent to September 30, 1999, we repurchased all of our outstanding preferred stock, which had an aggregate redemption value of $71.7 million, for $60.2 million. We funded the repurchase with $10.0 million in cash, a note for $12.7 million and $37.5 million of our existing credit line. We also repurchased 949,812 outstanding shares of our common stock for a total of $9.8 million.

   We believe our current cash and cash equivalents, net proceeds from this offering, anticipated cash flows from future operations and existing credit facilities will be sufficient to support our operations, capital expenditures and various repayment obligations under our debt and lease agreements for the next 12 months. However, if funds generated from these sources are insufficient to satisfy our liquidity requirements, we will be required to raise additional funds through public or private offerings. Such financing may not be available in amounts or on terms acceptable to us, if at all. If we are unable to obtain additional financing, we may be required to reduce the scope of our planned business initiatives, which could harm our business, financial condition and operating results. Proceeds from this offering will be used, in part, to repay our outstanding indebtedness.

 Year 2000 Readiness Disclosure

   The year 2000 issue is the result of computer programs being written using two digits rather than four digits to define the applicable year. Any systems that have date sensitive applications may recognize a date using "00" as the year 1900 rather than the year 2000, which could result in system problems or failures. Possible year 2000 worst case scenarios include interruption of significant parts of our business from failures of our and/or third parties' computer systems. Any such failures may have a material adverse impact on future results.

   Our approach to year 2000 readiness included three main areas:

  . Focus on large systems (ERP, finance, email, front-end order entry) followed by a review of hardware, software, and non-information technology systems

  .  Assess vendor and supplier year 2000 readiness

  .  Engage an independent firm to review our year 2000 readiness plan

   As of the end of the third quarter of 1999, we completed an inventory of our internal IT and non-IT systems, assessed the extent to which these systems will be affected, determined whether the affected systems should be repaired, replaced or retired and had begun to develop contingency plans. Our plan was reviewed by an independent firm.

   We have implemented the majority of our remediations and continue to perform comprehensive tests and to refine contingency plans. Extensive testing has been performed on major systems and their interfaces according to our plan. During the balance of 1999, we will work to remedy any year 2000 problems identified and formulate contingency plans, if appropriate, to reduce risks and exposure to year 2000 related issues. If we nevertheless experience year 2000 problems, the results of operations could be materially affected.

   As of the end of the third quarter of 1999, we completed an inventory of our vendors of goods and services. We mailed surveys to these vendors, evaluated their responses and sent follow-up letters, as necessary. Further, we performed year 2000 readiness audits of selected key vendors. We have also developed mitigation and contingency plans for those vendors that are considered critical to our business operations. These plans, the intent of which is to reduce the risk of year 2000 business interruption, were substantially complete through September 30, 1999, but will require ongoing maintenance in relation to business changes.

   During 1999, we substantially completed installing enterprise resource planning systems in each of our solution centers in order to facilitate year 2000 readiness. Based on our ongoing evaluation of the installation process, we do not anticipate significant business interruption, although we can give no assurance that such interruption will not occur.

Recent Accounting Pronouncements

   The Financial Accounting Standards Board (FASB) issued SFAS No. 133, Accounting for Derivative Instruments and Hedging Activities. We are required to adopt SFAS No. 133, as amended by SFAS No. 137, no later than fiscal year 2001. This statement establishes accounting and reporting standards requiring that every derivative instrument (including certain derivative instruments embedded in other contracts) be recorded in the balance sheet as either an asset or a liability measured at its fair value. SFAS No. 133 requires that changes in the derivative's fair value be recognized currently in earnings unless specific hedge accounting criteria are met. Special accounting for qualifying hedges allows a derivative's gains and losses to offset related results on the hedged item in the income statement, and requires that a company formally document, designate and assess the effectiveness of transactions that receive hedge accounting. We plan to adopt this statement in fiscal year 2001.

Our management does not believe that the adoption of SFAS No. 133 will have a material effect on our financial position or results of operations.

Quantitative and Qualitative Disclosure About Market Risk

   We are subject to market risk associated with changes in interest rates and foreign currency exchange rates. Our interest rate exposure is primarily related to borrowings under our line of credit under which the interest rate floats with the market. At September 30, 1999, we had no borrowings under the line.

   We are subject to market risk associated with changes in foreign currency exchange rates. Over 50% of our revenues are derived from international operations. We currently do not act to mitigate our foreign currency rate risk although we are considering entering into contracts to do so.

                                    BUSINESS

   We are a leading, global provider of extended supply chain management services for the technology industry. We provide a broad range of outsource services that include content management, software manufacturing, hardware assembly and order fulfillment. In addition, our services extend to front-end e-commerce and response center order processing as well as back-end financial management, reporting and customer care. We have been in operation since 1982 and have built a worldwide infrastructure in 12 countries, consisting of 20 solution centers and over 4,500 people. Our clients include original equipment manufacturers such as Compaq, Dell, Hewlett Packard, IBM and Sun Microsystems; independent software vendors, such as Intuit, Microsoft, Network Associates and Novell; and leading consumer electronics, telecommunications and Internet companies such as Sony, AT&T, E-Stamp and Beyond.com. The length of our relationships with our five leading clients, based on 1999 revenue, has averaged over ten years.

Industry Overview

   The market for business process outsourcing has evolved as companies have increasingly sought to outsource critical non-core functions so that they can focus on their core competencies. In the early phase of outsourcing, companies contracted with third-party manufacturers to perform basic production and fulfillment processes. More recently, market demands for increased productivity have led companies to outsource additional business processes to external providers whose core competencies include those processes. Technology companies, in particular, have increasingly sought to outsource the business processes involved in their extended supply chains. The supply chain consists of the many steps that must occur between the sourcing of materials for a product to the delivery of that product. These steps include forecasting, procurement, materials management, manufacturing and assembly, order fulfillment and distribution. The extended supply chain also includes e-commerce support services and order management at the front end and customer care, financial transaction management and reporting at the back end.

   The goal of extended supply chain management is to link supply and demand as closely as possible in order to reduce costs, minimize business risk and better meet client expectations for performance and quality. By outsourcing one or more business processes in the extended supply chain, companies seek not merely to improve their productivity and efficiency, but also to use the outsourced business processes as a critical part of their overall competitive strategy. In performing multiple steps of the extended supply chain for its clients, the outsource provider can expand its role from that of a contractor supplying products on a transactional basis to that of a business partner whose services help the client achieve its strategic objectives.

 Outsourcing Trends

   According to G2R, Inc., a subsidiary of Gartner Group, the market for supply chain management outsourcing is estimated to grow from $17.0 billion in 1998 to $42.2 billion in 2003, representing a compound annual growth rate of 20%. Demand for extended supply chain management services is increasing due to the following market trends:

  . Increased Focus On Core Competencies. The rapid pace of technological change is resulting in shorter product life cycles, which require companies to devote more resources to product innovation and development. By taking advantage of the expertise and technology infrastructures of outsource providers, companies can focus their own resources on their core competencies such as product development and marketing activities and significantly improve their new product introduction and delivery cycles.

  . Increasing Competitive Pressures. As competitive pressures drive down prices and require improved product performance, companies must improve their operating efficiencies to maintain or increase profitability. Companies can reduce their costs by relying on outsource providers, who can leverage the cost of their infrastructure across multiple products and clients. In addition, outsource providers can sell directly to retailers and end users, bypassing the traditional model of selling to distributors. Direct sales eliminate the costs of a middleman and provide a manufacturer with valuable end user information.

  . Need for Global Capabilities. As companies seek to expand into new markets, and as the Internet offers the opportunity to reach clients cost-effectively throughout the world, there is increasing demand for experienced outsource providers who can offer production and fulfillment capabilities on a global basis. Companies having or seeking a global presence need outsource partners who can support their product offerings and coordinate supply with demand across all geographic markets.

  . Need to Improve Customer Satisfaction. To satisfy customer demand for higher levels of service, companies are providing faster and more accurate delivery and better customer care programs. Because many companies are unable to efficiently provide customer care on a global basis, they are increasingly relying on outsource providers for customer relationship management.

  . Mass Customization. End-users can now order both hardware and software products that are custom-configured to meet their particular requirements. For example, end users typically order personal computers with different keyboard, storage device and memory options and with different combinations of installed software. Companies selling these products are thus faced with the challenge of supplying customized products both quickly and in large or small quantities. To meet this challenge, companies are increasingly relying on outsource providers that have the capability to manage the product inventories and software content necessary to satisfy end-users' build-to-order requirements.

 e-Commerce Trends

   The growth of e-commerce is also contributing to increased demand for business process outsourcing. While e-commerce companies typically have core competencies in on-line merchandising and brand marketing, they often do not have the capability to provide end-to-end e-commerce solutions that extend to business processes such as order processing, procurement, materials management, manufacturing and assembly, fulfillment and customer care. For example, Jupiter Communications estimates that 46% of e-commerce web sites lack real-time integration with an inventory management system, 44% lack real-time integration with call center support and 41% lack real-time integration with a fulfillment system.

   Unlike in the traditional distribution model in which the outsource provider receives orders from the vendor, in the e-commerce model the outsource provider receives orders directly from retailers or end users. The fulfillment of orders placed over the Internet is particularly complex because e-commerce businesses typically facilitate and encourage end users to customize their orders. Adding to this complexity, end users purchasing products through web sites expect that order processing and product delivery will occur with speed and accuracy. The complexity of commerce on the Internet creates an opportunity for outsource providers to manage the extended supply chain for the e-commerce merchant and solidify the merchant's relationships with its customers. The outsource provider can thus provide an end-to-end solution and play a critical role in the e-commerce merchant's competitive strategy.

 Outsource Services

   In order to meet the needs of both traditional vendors and emerging e-commerce vendors for the outsourcing of extended supply chain management processes, an outsource provider must be able to offer services in one or more of the following areas:

  . e-Commerce Support Services, which include website design, storefront development, transaction management and real-time connection to fulfillment operations;

  . Procurement and Materials Management, which includes procuring materials at low cost on a just-in-time basis and optimizing levels of inventory so that a client's production requirements can be met without running out of stock and with minimal inventory risk;

  . Manufacturing, which includes producing the ordered products quickly and accurately, and scaling production to meet planned and unplanned changes in demand;

  . Fulfillment, which includes all of the steps necessary to execute a transaction, ranging from taking orders to arranging for delivery of the ordered products quickly and to the correct destination; and

  . Customer Relationship Management, which includes providing reliable and timely information regarding the shipment and status of ordered products and answering customer questions regarding orders, shipping, billing, returns and product information.

   While many outsource providers offer one or more of these services, there are few providers that can offer all of these services on a globally integrated basis. Companies seeking to outsource a significant portion of their business processes require a provider that has the technological infrastructure and expertise to seamlessly integrate these complex business processes with their own operations. Also, because the outsource provider is often a direct link between two of the most valuable assets of a company, namely its products and its customers, the outsource provider must have the experience and expertise necessary to earn and maintain the trust of the company as a reliable and integral part of its supply chain.

The Modus Media Solution

   We offer a broad range of extended supply chain management services that enable our clients to focus on their core competencies, improve their productivity and efficiency and tailor their supply chain processes to achieve competitive differentiation. The Modus Media solution includes the following:

  . Integrated Services. We establish strategic relationships with our clients by providing a full range of integrated services that satisfy our clients' supply chain management requirements. Our broad portfolio of services provide a "one-stop shop" to which the client can outsource its business processes, including e-commerce support services, content management, procurement, materials management, manufacturing and assembly, fulfillment and customer relationship management. By providing an integrated end-to-end solution, we are able to help clients link supply and demand in real time and thus reduce costs and improve performance throughout their supply chain. We also offer our clients the option of choosing individual services to suit their particular needs.

  . Global Presence. We have built a worldwide infrastructure in 12 countries, consisting of 20 solution centers, which enables us to offer production and fulfillment capabilities on a global basis. These centers are connected by a wide area network and use common technology to store clients' software content and other intellectual property. Through this network and standard architecture, we can support simultaneous product launches in multiple languages and in multiple geographic markets.

  . Management of Complex Business Processes. Our experience in designing and re-engineering supply chain processes provides us with a significant knowledge base that we use to optimize these processes for our clients. Our supply chain processes are supplemented by sophisticated information technologies. Our information technology (IT) infrastructure is built upon an enterprise resource planning (ERP) system that has been designed to be flexible so that we can easily modify our supply chain processes to meet the evolving requirements of our clients. This IT infrastructure also enables us to provide the complex business processes required to produce and deliver customized build-to-order hardware and software products for e-commerce businesses.

  . Flexible Production Capacity. Leading OEMs and ISVs increasingly seek to outsource large-scale manufacturing and assembly programs. These companies often experience both expected and unexpected surges in demand, such as upon the introduction of a new product release or following a special advertising campaign. Our production facilities throughout the world enable us to meet our clients' time-to-market and volume requirements during periods of varying demand. In addition, by shortening production cycles, we can reduce our clients' inventory requirements and overall production costs. We also use internal forecasts to anticipate client demand and employ a skilled temporary labor force to provide quick ramp-ups and ramp-downs in production.

  . Proven Supply Chain Partner. We have substantial experience in supply chain management and believe that we have established over this period a reputation as a trusted part of our clients' supply chain operations. To maintain our long-term relationships, we must consistently meet their stringent performance requirements in areas such as inventory turns, order fill rates and product quality. To strengthen our client relationships, we have organized our 470 business managers by client and solution center, with groups of managers representing the same client in multiple centers. The length of our relationships with our five leading clients, based on 1999 revenue, has averaged over ten years.

  . Management of Content Across Multiple Media. We have implemented a content management and production system that enables us to store electronically millions of data files and images that we use to produce products on demand. Our print on demand capability reduces or eliminates obsolescence of paper-based media while also enhancing the client's ability to customize products for specific end users. We also have the capability to manage and supply content such as software on multiple types of media, such as diskettes and CDs. In addition, we can manage complex software licensing programs, including electronic licensing programs in which we deliver keys over the Internet to enable licensed users to gain access to installed software.

Strategy

   Our objective is to increase revenues and earnings by maintaining and enhancing our position as a leading, global provider of extended supply chain management solutions for the technology industry. We believe that we can take advantage of the market trends towards shorter product life cycles, mass customization and growth of e-commerce by implementing the following strategies:

   Grow e-Fulfillment Solutions Business. We believe that we have significant opportunities to expand our e-fulfillment solutions business. E-fulfillment solutions allow us to expand upon our content manufacturing solutions and to take on the role of designing, implementing and executing a wider array of services, including web storefront development, response center and electronic order processing, fulfillment, financial transaction management, electronic license distribution and customer relationship management services.

   Expand Services to Existing Clients. We have long-standing relationships with many leading OEMs and ISVs and we believe that they will continue to seek extended supply chain optimization. We believe that we can take advantage of the trend toward increasing outsourcing and that we can provide services across a larger part of our clients' extended supply chain. We plan to continue to develop and market new offerings and solutions and to provide expanded content manufacturing and e-fulfillment solutions to our existing clients.

   Leverage Global Presence and Information Technology Infrastructure. We offer significant global capabilities to service the needs of multinational companies who seek reduced time to market, integrated product introductions, localized customization and efficient inventory and logistics management. We believe that our continued implementation of process technologies and just-in-time manufacturing across our global network of solution centers will provide important strategic and competitive advantages in the market for globally integrated, outsourced services. We believe that our ability to offer a single point of contact, when combined with our globally distributed solutions centers, is highly valued.

   Continue to Achieve High Ratings in Outsourcing Industry Performance Measurements. We have built our corporate culture on operational efficiency and excellence. The outsourcing industry has typically benchmarked the performance of outsource providers using recognized performance measures, such as total supply chain management cost, upside production flexibility, cash-to-cash cycle time and delivery performance. We believe that we have performed favorably when measured against these industry standards and, as a result, that we have established a reputation as a trusted part of our clients' supply chain. We believe clients in this industry will continue to place significant importance on these measurements and we seek to continue to achieve high ratings in performance measurements for the outsourcing industry.

   Improve Our Financial Returns from Scalable, Higher Productivity Operations. By maintaining our commitment to technology and by managing our infrastructure investments and service offering mix, we seek to reduce our costs, promote operating efficiencies and improve financial returns. In particular, we seek to provide our clients with high value-added e-fulfillment services, which generally provide us with improved operating margins. In addition, we intend to leverage increased revenue over our fixed costs through the use of temporary employees during peak periods. We seek to use our best of class operations knowledge and strategic procurement relationships across all of our solutions centers to achieve improved operating margins and financial results.

   Pursue Select, High-Growth Markets and Expand Client Base. We intend to pursue clients in addressable high-growth market segments, such as e-commerce and telecommunications, that are outsourcing their critical non-core activities. We intend to capitalize on our full range of integrated supply chain management services to attract clients in these high growth markets and expand and diversify our client base.

   Pursue Strategic Acquisitions. We intend to pursue strategic acquisitions that will provide us with additional industry expertise, enhance our range of service offerings, expand our capacity, broaden our client base and expand our geographical presence. As outsourcing trends require more significant global and technological capabilities, providers who do not offer a full range of services are seeking strategic partners. We believe that we can take advantage of the trend toward consolidation through strategic acquisitions.

Modus Media Services

   We offer our clients a diversified range of services to address their extended supply chain management needs. Our services can be deployed either as independent solutions to address specific needs within the extended supply chain or as an end-to-end integrated solution to manage the entire extended supply chain. Our solutions are depicted in the diagram below.

[GRAPH OF EXTENDED SUPPLY CHAIN MANAGEMENT APPEARS HERE]

 Content Manufacturing Solutions

   Our content manufacturing solutions consist of the following services:

   Content Management. We maintain systems that enable us to respond quickly to frequent changes in our clients' bills of material and rules that dictate the specific hardware components and software to be included in shipkits for different product configurations. We also manage the large amount of data files and images used to produce our clients' software and documentation in multiple versions. In addition, we track for our clients the different customized product configurations that are shipped to our clients' customers.

   Procurement. We manage the purchase of raw materials and subassemblies from vendors selected either by our clients or by us. Our procurement management services include vendor evaluation, product price negotiation, forecasting product quantities and managing the timing of purchases.

   Materials Management. By integrating our enterprise resource planning system with client forecasts, we can provide automated inventory management to assure real-time stock counts of a client's products, documentation and other items. We also provide to our clients web-based management information, including pricing information, reorder levels and inventory values, that supports consistent and timely stock balances.

   Manufacturing. We convert content into various media formats that can be distributed to our clients or directly to the distributor or retailer. This content is often intellectual property, such as licensed software products that are distributed to end users in the form of a diskette, CD or manual. Our manufacturing services handle the conversion of multiple releases or versions of software content in various media from a broad variety of input formats.

   Assembly. We use a streamlined assembly process to incorporate various components and parts into a finished product or subassembly, referred to as kitting. For some products, such as a PC shipkit, we assemble as many as 100 distinct parts and components into a kit. We are increasingly employing automation to realize efficiency, variable cost management and increased throughput.

   Fulfillment and Distribution. Our fulfillment services include order processing, picking, packing, warehousing and shipping. We use several semi-automated packaging and labeling lines for our pick and pack operation. We also streamline and customize the fulfillment procedures based upon each client's requirements. In addition, our 20 solution centers facilitate compliance with export regulations and provide regional shipping efficiencies. We provide detailed reports on our supply chain activities in multiple currencies and languages.

   Microsoft Authorized Replicator. We have authorized replicator status with Microsoft, which licenses us to replicate its software products for authorized Microsoft business partners, primarily OEMs. We have been among a limited number of authorized replicators of Microsoft products since 1991. We have historically entered into annual contracts with Microsoft, and our current contract expires in August 2000.

   We offer our content manufacturing services to OEMs and ISVs as follows:

   OEM Applications. We provide OEMs with a single source for sub- and final-assembly, packaging and fulfillment for hardware shipkits. These kits contain many components, such as a mouse, a keyboard, a network interface card and other accessories. In addition, shipkits contain intellectual property content such as software, documentation and other printed material. We manufacture or purchase all components of the kit to be assembled and packaged for distribution. For sub-assembly services, we send the shipkits directly to the OEM's production line on a just-in-time basis as one part number to simplify the client's production process.

     OEM Case Study. Our client, a leading OEM, had experienced significant growth and was challenged to manage the flow of accessories, software and documentation required by its production lines. The client found that it had incurred significant excess inventory of many items and that it had shut down its production line on numerous occasions due to parts shortages of other components. These problems led to decreased customer satisfaction and decreased profitability. We proposed redesigning the OEM's supply chain and production process. We took over procurement, production and assembly of all activities associated with the client's shipkit and implemented a just-in-time manufacturing model. As a result, the OEM's production line shutdowns have significantly decreased. In addition, the client's cash conversion cycle has improved because the client is invoiced when it receives a shipkit.

   ISV Applications. We provide ISVs with flexible, just-in-time delivery programs allowing software shipments to be closely coordinated with our clients' inventory and distribution requirements. The content of packaged software products is typically comprised of software replicated on CD or diskette, printed documentation, registration, licensing and marketing materials. We provide a single point of contact to coordinate the production of packaged software products and the on-time supply of bulk orders either to distributors or direct to retail stores. Our ISV solutions provide large scale customization and content management as well as adherence to local specifications and languages in different geographic locations. Our ISV solutions allow our clients to continue to support a large number of concurrent software versions and configurations.

     ISV Case Study. Our client, a leading ISV focused on the desktop, graphic and Internet design marketplace, had accumulated high levels of obsolete CDs and related inventory due to forecasting volatility, inefficient distribution management and excessive lead times in the manufacturing cycle. The client requested that we provide a solution to reduce inventory levels, shorten manufacturing lead times and increase inventory turns. We proposed the implementation of an on-demand manufacturing model, which eliminated a distribution step and enabled the ISV to ship directly to retail stores. As a result, the client's lead-time was reduced, inventory levels decreased, inventory turns increased, the time necessary to fulfill orders decreased and retailers had more flexibility in merchandising.

 e-Fulfillment Applications

   Our e-fulfillment solutions consist of an additional set of services that we combine with our content manufacturing solutions. These services typically support direct interaction with our clients' customers, who may be either end users or retailers. We integrate our content manufacturing solutions with front-end services, such as e-commerce and response center order processing, and back-end services, such as financial management, reporting and customer care, which allow us to provide an end-to-end extended supply chain management solution. Orders for products that we provide through e-fulfillment solutions come directly from end users or retailers rather than from our OEM and ISV clients. While a majority of the orders fulfilled through our e-fulfillment solutions are currently being received by us via telephone or facsimile, we expect that orders will increasingly be placed over the web as we develop more e-commerce storefronts for our clients and the Internet becomes a more prevalent medium for the transaction of commerce. To date, we have built more than 40 e-commerce sites for our clients, ranging from customer storefronts to online tracking and order information sites, and in some cases have built multiple sites for the same client.

   Our e-fulfillment solutions include the following services, which we typically offer in combination with one or more content manufacturing solutions:

  . Web site design, web storefront development and real-time connection of web sites to fulfillment operations;

  .  Response centers, including telephone, facsimile, email and web;

  .  Accounts receivable collection programs;

  .  Online, multi-currency payment processing;

  .  End-user support for product inquiries;

  .  Returns, refunds and rebates processing;

  .  Reporting on end user activity; and

  .  Electronic license distribution services.

   Orders for products that we fulfill through our e-fulfillment solutions are handled in one of six response centers located worldwide. As of September 30, 1999, these centers employed approximately 550 response center representatives. Through these response centers we also handle end-user questions or requests, and billing or credit card transactions with the end user. Related services provided for our clients generally include collection activities, management of databases containing end-user information and transaction-based reporting.

   Our electronic license administration services are offered through our Open Channel Solutions division. This division manages complex software licensing programs, including electronic licensing programs in which we electronically deliver keys over the Internet to enable licensed users to gain access to installed software.

     E-Fulfillment Case Study. Our client, a developer of personal digital assistants, required a business process outsourcing partner that offered kitting and assembly combined with call center and web-based ordering capabilities and a distribution infrastructure in North America. The client also needed a partner with the flexibility to handle unforeseen increases in demand. Within four weeks, we developed a web storefront for the client and, within five weeks, began accepting orders in our response centers. Using a secured link, we transmit data across our wide area network so that order management and fulfillment centers in North America can process nearly 20,000 orders per month.

Clients

   We provide solutions to a broad array of original equipment manufacturers, independent software vendors and e-commerce companies.

   The following chart alphabetically lists a representative sample of our clients and the solutions that we provide to them.

Client                   Content Manufacturing Solutions e-Fulfillment Solutions
------                   ------------------------------- -----------------------
3Com/Palm Computing.....                 X                           X
ABN-AMRO................                                             X
Acer....................                 X
AT&T....................                                             X
Beyond.com..............                                             X
Compaq..................                 X                           X
Dell....................                 X                           X
E-Stamp.................                                             X
Gateway.................                 X
Hewlett-Packard.........                 X                           X
IBM.....................                 X                           X
Intuit..................                 X
Macromedia..............                 X
Micron..................                 X
Microsoft...............                 X                           X
Network Associates......                 X                           X
Novell..................                 X                           X
Packard Bell............                 X
Sony....................                 X                           X
Sun Microsystems........                 X                           X

Technology

   We believe that automation of internal processes and automated links to our suppliers, clients and their customers are critical to our business. To provide a competitive advantage in meeting our clients' demands, we use advanced technologies enhanced with proprietary applications and the knowledge and experience of our management and personnel. Our technology infrastructure is capable of supporting and automating most supply chain management processes, including on-demand manufacturing capabilities, electronic license distribution, integrated product introductions and efficient inventory and logistics management. In addition, we use a communications infrastructure consisting of digitally linked data centers, which are capable of supporting various messaging standards and protocols to ensure secure and effective communication among our solution centers, our clients and their customers, and our suppliers.

   Our technology infrastructure is based on a modular enterprise resource planning, or ERP, system. We enhance our ERP system with our proprietary applications to customize processes for our clients' specific needs and to provide comprehensive information on all functions and services. In 1999, we completed an infrastructure upgrade on our ERP system to standardize our manufacturing, finance and distribution platforms. In addition, this system has been integrated with other applications and technologies, such as customer relationship management software and content management servers.

   We maintain a frame relay network that has enabled our customers to deliver production ready masters, bills of materials, and other related work orders by means of a secure network repository, file transfer protocol and electronic data interchange. This network and server configuration allows clients to transfer content over the Internet or via private connections to us, enabling an orderly workflow for master materials within our own internal network. Our customers can transmit content and work orders to a single network location, which processes and retransmits this data to the appropriate solution center for production and distribution. We enable the movement of content, such as master files of data and digital images, for printing on demand around the world.

   As of September 30, 1999 we employed 179 information technology professionals in a range of activities, including network management, web development, internal support and design.

Sales and Marketing

   Our services are sold through a worldwide direct sales force, comprised of approximately 50 full-time, professional sales executives. We have recently initiated a Global Client Sales group within our direct sales force that is designed to provide full-time, focused account teams to our leading global clients. This Global Client Sales organization is complemented by regional sales teams that provide geographic sales leadership and account management to our clients.

   We have also invested in product marketing, product development and supply chain design organizations in order to create, support and advance our selling effort. Our marketing organization assists in the selling and development of new offerings and is responsible for lead generation, marketing management, development and marketing of our services, sales tool development and value-added consulting services. This organization is leading our continued emphasis on integrating Internet technologies and e-fulfillment capabilities, as well as the packaging, positioning and enhancement of our extended supply chain management solutions.

Competition

   We participate in a competitive marketplace. However, we believe that no single competitor presently offers the same full range of technology-enabled, global and integrated supply chain management services. We compete against companies engaged in turnkey printing, hardware assembly, CD and diskette replication and teleservices. Turnkey printing companies such as Banta, Quebecor and Printech provide document-intensive supply chain solutions to the same base of clients we presently serve. Hardware assembly companies such as Logistix also provide solutions to the same base of clients we serve. CD and diskette replicators, such as Zomax, Bertelsmann, and Technicolor/Nimbus, provide media-based solutions. Other competitors have emerged from the teleservices industry, such as StarTek, Sykes and Convergys. This group of competitors primarily provides front-end capabilities.

   In addition to these large regional and global competitors, we face competition from numerous local producers and from internal departments of our clients and prospective clients. Additionally, we expect competition to emerge from companies engaged in electronic manufacturing services and logistics services as they attempt to deliver a broader range of services. We compete on the basis of quality, performance, service levels, global capabilities, technology, operational efficiency and price.

Operations and Solution Centers

   Our operations are organized as a "hub and spoke" platform. The "hubs" are large solution centers in centralized locations worldwide that have significant economies of scale and offer a full range of our services.

The "spokes" are satellite solution centers that perform services, other than large scale manufacturing, such as on-demand manufacturing and fulfillment on a just-in-time basis to near-site OEMs and ISVs. We typically start a solution center with an enabling client and then diversify the client representation to spread risk.

   We operate 20 solution centers worldwide with an aggregate square footage of approximately 2.0 million. All of our solution centers are leased, other than Singapore and Kildare, Ireland, which are owned. Set forth below is the location and size for each of our largest solution centers. Each of these solution centers provides content manufacturing and e-fulfillment solutions.

     Facility Location                                           Area (sq. ft.)
     -----------------                                           --------------
     North America:
     Fremont, CA................................................    160,000
     Raleigh, NC................................................    140,400
     Lindon, UT.................................................    392,500
     Salt Lake City, UT.........................................    126,000
     Europe:
     Dublin, Ireland............................................    110,000
     Kildare, Ireland...........................................    135,000
     Apeldoorn, Netherlands.....................................    217,300
     Cumbernauld, Scotland......................................    140,000
     Asia:
     Singapore..................................................    129,000

   We also maintain solution centers in Boise, Idaho; Preston, Washington; Angers, France; Orleans, France; Limerick, Ireland; Willsborough, Ireland; Sydney, Australia; Shenzhen, China; Ochiai, Japan; and Taipei, Taiwan. In addition, we are party to two minority owned joint ventures located in Ebina, Japan and KeyHeung, Korea. In addition, we maintain approximately 550 seats in our response centers within these solution centers for the resolution of questions regarding shipping, billing and technical support as well as a variety of other questions. All of our North American solution centers are certified as Client Operations Performance Centers (COPC) and all of our major solution centers are ISO 9002 certified.

Employees

   Our success in recruiting, hiring, and training large numbers of full-time, skilled employees and obtaining large numbers of temporary employees during peak client demand periods is critical to our ability to provide high quality outsourced services. We believe that we maintain good employee relations. As of September 30, 1999 we employed 4,550 employees. The number of temporary employees varies significantly during the year due to the seasonal variations of our business. We believe that the demographics surrounding our solution centers, and our reputation and compensation package, should allow us to continue to attract and retain qualified employees.

   We are committed to training our employees, and we benchmark our training investment versus the Fortune 500 on a quarterly basis. In 1999, we initiated a corporate program, MMI University, in which selected employees receive broad training in a wide variety of functional areas. We provide in-house training for client care employees on the features of our clients' products and service offerings as well as our internal systems.

Intellectual Property

   Our operations frequently incorporate proprietary and confidential information. We rely upon a combination of copyright and trademark laws and non-disclosure and other intellectual property contractual arrangements to protect our proprietary rights. We have pending trademark registrations on the name Modus Media International and our logo in the United States, the United Kingdom, Benelux, Ireland, France, Australia, China, Malaysia, Singapore, Taiwan, Japan and Korea. In addition, we have pending registrations as to certain other marks in the United States and abroad. We seek to limit disclosure of our intellectual property by requiring employees and consultants with access to our proprietary information and the proprietary information of our clients to execute confidentiality agreements with us and by restricting access to our source code. Due to rapid technological change, we believe that factors such as the technological and creative skills of our personnel, new product developments and enhancements to existing products are more important than the various legal protections of our technology to establishing and maintaining a technology leadership position.

Legal Proceedings

   We are not a party to any material legal proceeding. We are, from time to time, a party to litigation arising in the normal course of our business. Management believes that none of these actions, individually or in the aggregate, will have a material adverse effect on our financial position or results of operations.

                                   MANAGEMENT

Executive Officers and Directors

   Our executive officers and directors, and their ages and positions as of November 30, 1999, are as follows:

  Name                          Age                    Position
  ----                          ---                    --------
 Terence M. Leahy..............  43 Chairman of the Board of Directors, Chief
                                    Executive Officer and Director

 Richard M. Darer..............  46 Executive Vice President and Chief Financial
                                    Officer

 Patrick G. Donnellan..........  49 Executive Vice President and Chief Operating
                                    Officer

 Ronald Leitch.................  40 Executive Vice President and Chief Process
                                    and Technology Officer

 Edward D. Rose................  37 President, Open Channel Solutions Division

 W. Kendale Southerland........  37 Executive Vice President,
                                    Sales/Marketing/Product Development

 Mary L. Wilson................  48 Senior Vice President, General Counsel and
                                    Secretary
 Michael J. Dudich.............  42 Senior Vice President, Human Resources

 Linwood A. Lacy, Jr...........  53 Director

 Jonathan S. Lavine............  33 Director

 Mark E. Nunnelly..............  41 Director

 Robert F. White...............  48 Director

   Terence M. Leahy has served as our Chairman of the Board and Chief Executive Officer since December 1997. Mr. Leahy also served as Chief Executive Officer of Stream International Inc. from 1996 to 1997 and oversaw the restructuring of Stream into three different companies in 1997. From January 1994 to March 1995, Mr. Leahy served as business unit president of R.R. Donnelley's Global Software Services division, which merged with Corporate Software Inc. to create Stream International Holdings, Inc. in 1995. From 1982 to 1994, Mr. Leahy held various positions at R.R. Donnelley, including positions at the Global Software Services division since 1993. Mr. Leahy is a graduate of New York University Journalism School.

   Richard M. Darer has served as our Executive Vice President Chief Financial Officer since September 1998. Prior to joining Modus Media, Mr. Darer served as Senior Vice President of Finance and Administration and Chief Financial Officer of Gensym Corporation, an ERP software and services supplier, from April 1997 to August 1998. From June 1996 to March 1997, Mr. Darer served as Chief Financial Officer and Vice President of Administration at White Pine Software, an Internet content software developer. From July 1994 to June 1996, Mr. Darer served as Corporate Controller of Sequoia Systems and then as its Vice President, Treasurer and Controller after its merger with Texas Microsystems. Mr. Darer holds a Bachelor of Science in mathematics from Polytechnic Institute, a Master of Science in industrial engineering from Northeastern University, and a Master of Business Administration from Harvard Business School.

   Patrick G. Donnellan has served as our Executive Vice President and Chief Operating Officer since May 1999. Previously, Mr. Donnellan served as President of Modus Media/North America from September 1997 to April 1999. From July 1995 to August 1997, Mr. Donnellan served as Vice President of Operations at Stream International/Europe. From December 1994 to June 1995, Mr. Donnellan served as Director of Business Development for Stream International. Mr. Donnellan holds a Bachelor of Arts in mathematics and politics from University College, Galway, Ireland.

   Ronald Leitch has served as Executive Vice President, Chief Technology and Process Officer since May 1999. From September 1997 to April 1999, Mr. Leitch served as President of Modus Media/Europe. From April 1996 to August 1997, Mr. Leitch served as Vice President and General Manager of Stream International/Northern Europe. From March 1994 to April 1996, Mr. Leitch served as Managing Director of the Dutch Operations at R.R. Donnelley's Global Software Services business unit. Mr. Leitch holds a Post Graduate Diploma in engineering management from the London School of Business and has a Bachelor of Science in electronics and computing.

   Edward D. Rose has served as President of Open Channel Solutions, a division of Modus Media, since January 1999. From March 1997 to January 1999, Mr. Rose served in various other capacities for Modus Media including Chief Technology Officer and Senior Vice President of Marketing and Product Development. Previously, Mr. Rose served as Vice President of Electronic Commerce for Stream International from August 1996 to March 1997. From June 1994 to August 1996, Mr. Rose served as Vice President of Publishing Technology in R.R. Donnelley's Financial and Information Services Group. Mr. Rose completed his Bachelor of Fine Arts with honors at Alfred University and attended the Rochester Institute of Technology for graduate work in electronic imaging.

   W. Kendale Southerland has been Executive Vice President, Sales, Marketing and Product Development since May 1999. From December 1997 to April 1999, Mr. Southerland served as President of Modus Media/Asia. From June 1997 to December 1997, Mr. Southerland served as Senior Vice President for Modus Media/South Asia. From August 1994 to June 1997, Mr. Southerland served as General Manager for our Singapore operations. From 1990 to 1994, Mr. Southerland held various positions within the Modus Media organization. Mr. Southerland holds a Bachelor of Science in industrial management from Georgia Institute of Technology.

   Mary L. Wilson has served as our General Counsel since December 1997. Prior to joining Modus Media, Ms. Wilson served as General Counsel at PictureTel Corporation, a video conferencing solutions developer, from October 1995 to June 1997. From September 1992 to October 1995, Ms. Wilson was an attorney in private practice. Ms. Wilson received her Bachelor of Arts in psychology from Michigan State University and her Juris Doctor from University of Virginia Law School.

   Michael J. Dudich joined Modus Media as Senior Vice President, Human Resources in November 1999. From September 1998 to October 1999 Mr. Dudich was Senior Vice President, Human Resources for Cookson Electronics, a leading provider of assembly materials, equipment and technology solutions to the printed circuit board industry. From June 1986 to September 1998, Mr. Dudich served in various human resource capacities for divisions of General Electric Company. Mr. Dudich received his Bachelor of Science in industrial management from the University of Akron.

   Linwood A. Lacy, Jr. has been a director of Modus Media since August 1998. In November 1997, Mr. Lacy retired from Micro Warehouse Incorporated where he had served as President and Chief Executive Officer since October 1996. From 1989 to May 1996, Mr. Lacy served as the Co-Chairman and Chief Executive Officer of Ingram Micro, Inc. Mr. Lacy holds a Bachelor of Science in chemical engineering from the University of Virginia and a Master of Business Administration from the Darden Graduate School of Business Administration at the University of Virginia. Mr. Lacy also serves as a director of pcOrder.com, Entex Information Services, Inc. and Earthlink Networks, Inc.

   Jonathan S. Lavine has served as a Director of Modus Media since December 1997. Mr. Lavine joined Bain Capital as an investment executive in 1993 and has been a Managing Director since 1997. He also has been Chief Investment Officer of Sankaty Advisors, a fixed income affiliate of Bain Capital since 1997. Prior to joining Bain Capital, Mr. Lavine worked as a consultant at McKinsey & Company. Previously, Mr. Lavine worked in the Mergers and Acquisitions Department of Drexel Burnham Lambert. Mr. Lavine received an Master of Business Administration from Harvard Business School and a B.A. from Columbia College.

   Mark E. Nunnelly has served as a Director of Modus Media since December 1997. Mr. Nunnelly joined Bain Capital as a General Partner in 1990 and has served as Managing Director since April 1993. Mr. Nunnelly received a Master of Business Administration, from Harvard Business School and received a Bachelor of Arts from Centre College. Mr. Nunnelly is also a member of the board of directors of Dominos, DoubleClick Inc. and Dade International.

   Robert F. White has served as a Director of Modus Media since January 1998. He has been a Managing Director of Bain Capital since its inception in 1984. Mr. White received his Master of Business Administration from Harvard Business School, and a Bachelor of Arts in mathematics and economics from Bowdoin College. He is also a director of Brookstone, Inc.

Executive Officers

   Each officer serves at the discretion of our Board of Directors and holds office until his successor is elected and qualified or until his earlier resignation or removal. There are no family relationships among any of our directors or executive officers.

Election of Directors

   Following this offering, the board of directors will be divided into three classes, each of whose members will serve for a staggered three-year term. Messrs. Nunnelly and Lavine will serve in the class whose term expires in 2001; Messrs. Lacy and White will serve in the class whose term expires in 2002; and Mr. Leahy will serve in the class whose term expires in 2003. Upon the expiration of the term of a class of directors, directors in such class will be elected for three-year terms at the annual meeting of stockholders in the year in which such term expires.

Compensation of Directors

   We reimburse non-employee directors for reasonable out-of-pocket expenses incurred in attending meetings of the board of directors. Mr. Lacy received stock options totalling 20,000 shares of common stock in each of July and December 1998 at an exercise price of $.58 per share.

Board Committees

   The board of directors has established a Compensation Committee and an Audit
Committee. The Compensation Committee, which consists of      and     , reviews
executive salaries, administers any bonus, incentive compensation and stock option plans, and approves the salaries and other benefits of our executive officers. In addition, the Compensation Committee consults with our management regarding pension and other benefit plans and our compensation policies and
practices. The Audit Committee, which consists of      and    , reviews the
professional services provided by our independent accountants, the independence of such accountants from our management, our annual financial statements and our system of internal accounting controls. The Audit Committee also reviews such other matters with respect to our accounting, auditing and financial reporting practices and procedures as it may find appropriate or may be brought to its attention.

Executive Compensation

   The following table sets forth, for the year ended December 31, 1998, the cash compensation paid and shares underlying options granted to our:

  .  Chief Executive Officer; and

  . four other most highly compensated executive officers who received annual compensation in excess of $100,000, referred to collectively as the Named Executive Officers.

                           Summary Compensation Table

                                                              Long-term
                                                             Compensation
                               Annual Compensation(1)           Awards
                          --------------------------------  --------------
                                              Other Annual      Shares      All Other
        Name and           Salary    Bonus    Compensation    Underlying   Compensation
   Principal Position       ($)        ($)        ($)       Options (#)(2)     ($)
   ------------------     -------- ---------- ------------  -------------- ------------
Terence M. Leahy........  $340,000 $1,104,850   $      0       700,000       $20,741(3)
 Chairman of the Board
 of Directors and Chief
 Executive Officer
Richard M. Darer(4).....    60,000     75,000          0       100,000           375(5)
 Executive Vice
 President and Chief
 Financial Officer
Patrick G. Donnellan....   264,774    195,129    144,996(6)    147,500       159,304(7)
 Executive Vice
 President and Chief
 Operating Officer
Ronald Leitch...........   160,390    132,191          0       110,000        50,196(8)
 Executive Vice
 President and Chief
 Process and Technology
 Officer
W. Kendale Southerland..   175,752    140,333    117,645(9)    132,500       207,870(10)
 Executive Vice
 President,
 Sales/Marketing/Product
 Development

--------
 (1) In accordance with the rules of the Securities and Exchange Commission, the compensation set forth in the table does not include medical, group life or other benefits which are available to all of our salaried employees, and certain perquisites and other benefits, securities or property which do not exceed the lesser of $50,000 or 10% of the person's salary and bonus shown in the table.
 (2) We did not make any restricted stock awards, grant any stock appreciation rights or make any long-term incentive payments during fiscal 1998 to our executive officers. Options granted to the Named Executive Officers were granted at fair market value as determined by the board of directors based on all factors available to them on the grant date.
 (3) Comprised of $2,400 of employee retirement and savings plan matching payments made by us, $10,498 of insurance premiums paid by us and $7,843 for the buyout of unused vacation time.
 (4) Mr. Darer became Executive Vice President and Chief Financial Officer of Modus Media in August 1998.
 (5)  Comprised of life insurance premiums paid by us.
 (6)  Comprised of reimbursements for foreign tax liabilities.
 (7) Comprised of a $96,762 payment for foreign service and related expenses, $7,550 for the buyout of unused vacation time, $500 for tax return preparation services, $45,000 in pension plan contributions, $8,709 in relocation expenses and $783 of life insurance premiums paid by us.
 (8) Comprised of $29,813 in reimbursements for expenses related to foreign service and $20,383 in pension contributions.
 (9)  Comprised of reimbursements for foreign tax liabilities.
(10) Comprised of a $173,946 payment for foreign service and related expenses, $2,400 of employee retirement and savings plan matching payments made by us, $34,853 in income from the exercise of non-statutory stock options and $701 of life insurance premiums paid by us.

Stock Options

   The following table contains information concerning the grant of options to purchase shares of our common stock to each of our Named Executive Officers during the fiscal year ended December 31, 1998:

                       Option Grants in Last Fiscal Year

                                                                            Potential Realizable
                                                                           Value at Assumed Annual
                                                                               Rates of Stock
                                                                           Appreciation for Option
                                         Individual Grants                         Term(3)
                          ------------------------------------------------ ------------------------
                           Number of     Percent of
                          Securities   Total Options
                          Underlying     Granted To   Exercise
                            Options     Employees in    Price   Expiration
          Name            Granted (#)  Fiscal Year(1) ($/Sh)(2)    Date      5% ($)      10% ($)
          ----            -----------  -------------- --------- ---------- ----------- ------------
Terence M. Leahy........    300,000(4)      6.7%        $0.58     4/17/08  $   109,428 $   277,311
                            160,000(5)      3.6          0.71     4/21/05       16,979      67,241
                            120,000(5)      2.7          1.19     4/21/05            0           0
                            120,000(5)      2.7          1.73     4/21/05            0           0
Richard M. Darer........     85,000(4)      1.9          0.58    11/11/08       31,005      78,572
                             15,000(4)      0.3          0.58    12/18/08        5,471      13,866
Patrick G. Donnellan....    100,000(4)      2.2          0.58     4/17/08       36,476      92,437
                             27,000(5)      0.6          0.58     8/15/05        4,820      10,792
                             20,500(5)      0.5          0.58    12/16/06        4,840      11,280
Ronald Leitch...........    100,000(4)      2.2          0.58     4/17/08       36,476      92,437
                             10,000(5)      0.2          0.58    12/16/06        2,361       5,503
W. Kendale Southerland..     85,000(4)      1.9          0.58     4/17/08       31,005      78,572
                             26,000(5)      0.6          0.58     7/19/06        5,628      12,939
                              9,000(5)      0.2          0.58     8/15/05        1,775       4,028
                             12,500(5)      0.3          0.58    12/16/06        2,951       6,878

--------
(1) Includes options granted to employees of Corporate Software & Technology and Stream International in connection with the reorganization in which Stream spun off Modus Media and Corporate Software & Technology to its stockholders (the "Reorganization").
(2) All options were granted at or above fair market value as determined by the board of directors on the date of grant.
(3) Amounts reported in these columns represent amounts that may be realized upon exercise of options immediately prior to the expiration of their term assuming the specified compounded rates of appreciation (5% and 10%) on our common stock over the term of the options. The potential realizable values set forth above do not take into account applicable tax and expense payments that may be associated with such option exercises. Actual realizable value, if any, will be dependent on the future price of the common stock on the actual date of exercise, which may be earlier than the stated expiration date. The 5% and 10% assumed annualized rates of stock price appreciation over the exercise period of the options used in the table above are mandated by the rules of the Commission and do not represent our estimate or projection of the future price of the common stock on any date. There is no representation either express or implied that the stock price appreciation rates for the common stock assumed for purposes of this table will actually be achieved.
(4) These options typically vest over five years. They are comprised of three grants. The first grant, representing 40% of the total, becomes exercisable as it vests. The second and third grants, representing 40% and 20% of the total, become exercisable upon the earliest of (a) seven years after the date of grant, (b) the closing of an initial public offering or acquisition meeting certain value thresholds to the extent they are vested or (c) termination without cause or resignation for good reason following an acquisition.
(5) Options issued in connection with the Reorganization. Options typically vest over four years, subject to acceleration upon an acquisition of Modus Media.

Fiscal Year-End Option Values

   The following table sets forth information for each of the Named Executive Officers with respect to the value of options outstanding as of December 31, 1998.

   Aggregated Option Exercises in Last Fiscal Year and Fiscal Year-End Option
                                     Value

                           Shares                Number of Securities      Value of Unexercised In-The-
                          Acquired              Underlying Unexercised           Money Options at
                             on     Value   Options at Fiscal Year-End (#)    Fiscal Year-End ($)(1)
                          Exercise Realized ------------------------------ ----------------------------
          Name              (#)      ($)      Exercisable/Unexercisable     Exercisable/Unexercisable
          ----            -------- -------- ------------------------------ ----------------------------
Terence M. Leahy........  136,000      0           204,000/360,000                     0/0
Richard M. Darer........        0      0                 0/100,000                     0/0
Patrick G. Donnellan....   30,500      0                 0/117,000                     0/0
Ronald Leitch...........        0      0             5,000/105,000                     0/0
W. Kendale Southerland..   29,252      0                 0/103,248                     0/0

--------
(1) There was no public trading market for the common stock as of December 31, 1998. Accordingly, as permitted by the rules of the Commission, these values have been calculated on the basis of the fair market value of our common stock as of December 31, 1998, of $0.58 per share, as determined by the board of directors, less the aggregate exercise price.

Employment Agreements

   We have an employment agreement with Terence Leahy, dated January 1, 1998. The initial term of this agreement expires on December 31, 2000. The agreement provides that Mr. Leahy will receive a minimum base salary of $340,000 per year subject to increase by annual review of the board, plus certain performance-based bonuses. The agreement also provides that if Mr. Leahy is terminated without cause, or resigns for good reason, he will receive monthly severance payments, each in an amount equal to his monthly base compensation at the time of his termination or resignation, until 18 months after such termination or resignation. In addition, in such circumstances Mr. Leahy will receive a pro-rated bonus for the number of days employed with us during the year of the termination or resignation as well as any unpaid portion of any bonus for the year preceding the year of the termination or resignation.

Benefit Plans

   1997 Stock Incentive Plan. Our 1997 Stock Incentive Plan was adopted by our board of directors and approved by our stockholders in December 1997. Up to 2,800,000 shares of our common stock (subject to adjustment in the event of stock splits and other similar events) may be issued pursuant to awards granted under the 1997 plan.

   The 1997 plan provides for the grant of incentive stock options intended to qualify under Section 422 of the Internal Revenue Code, nonstatutory stock options, restricted stock awards and other stock-based awards.

   Our officers, employees, directors, consultants and advisors are eligible to receive awards under the 1997 plan. Under present law, however, incentive stock options may be granted only to employees. No participant may receive any award for more than 900,000 shares in any calendar year.

   Optionees receive the right to purchase a specified number of shares of our common stock at a specified option price and subject to such other terms and conditions as are specified in connection with the option grant. We may grant options at an exercise price less than, equal to or greater than the fair market value of our common stock on the date of grant. Under present law, incentive stock options and options intended to qualify as performance-based compensation under Section 162(m) of the Internal Revenue Code may not be granted at an exercise price less than the fair market value of the common stock on the date of grant or less than 110% of the fair market value in the case of incentive stock options granted to optionees holding more than 10% of the voting power of Modus Media. The 1997 plan permits our board of directors to determine how optionees may pay the exercise price of their options, including by cash, check or in connection with a "cashless exercise" through a broker, by surrender to us of shares of common stock, by delivery to us of a promissory note, or by any combination of the permitted forms of payments.

   As of November 30, 1999 approximately 203 persons would have been eligible to receive awards under the 1997 plan, including eight executive officers and one non-employee director. The granting of awards under the 1997 plan is discretionary.

   Our board of directors administers the 1997 plan. Our board of directors has the authority to adopt, amend and repeal the administrative rules, guidelines and practices relating to the plan and to interpret its provisions. It may delegate authority under the 1997 plan to one or more committees of the board of directors and, subject to certain limitations, to one or more of our executive officers. Subject to any applicable limitations contained in the 1997 plan, our board of directors or a committee of the board of directors or executive officer to whom our board of directors delegates authority, as the case may be, selects the recipients of awards and determines:

  . The number of shares of common stock covered by options and the dates upon which such options become exercisable;

  .  The exercise price of options;

  .  The duration of options; and

  . The number of shares of common stock subject to any restricted stock or other stock-based awards and the terms and conditions of such awards, including the conditions for repurchase, issue price and repurchase price.

   In the event of a merger, liquidation or other acquisition event, our board of directors may (i) provide that all outstanding options or other stock-based awards will be assumed or substituted for by the successor corporation on such terms the board determines to be appropriate, (ii) provide that any outstanding options or awards will terminate, to the extent unexercised, immediately prior to consummation of the event, (iii) in the event of a cash transaction, provide that cash consideration in the amount of the acquisition price less the exercise price be exchanged for termination of options or awards, (iv) provide that all restricted stock awards outstanding shall become immediately free of all restrictions upon consummation of the event, or (v) provide for a cash payment to participants in the event of a transaction in which stockholders receive cash in exchange for stock.

   No award may be granted under the 1997 plan after December 15, 2007, but the vesting and effectiveness of awards previously granted may extend beyond that date. Our board of directors may at any time amend, suspend or terminate the 1997 plan, except that no award granted after an amendment of the 1997 plan and designated as subject to Section 162(m) of the Internal Revenue Code by our board of directors shall become exercisable, realizable or vested, to the extent the amendment was required to grant the award, unless and until the amendment is approved by our stockholders.

 The 1999 Management Incentive Plan

   Our 1999 Management Incentive Plan was adopted by our board of directors in January 1999. The objective of the 1999 Management Incentive Plan is to recognize and reward the achievement of financial and business goals by management and certain other key employees. The program, in conjunction with base salary, is designed to offer total cash compensation opportunities that are competitive with market levels. Eligible employees are assigned a target payout for the 1999 Management Incentive Plan, expressed as a percentage of total, regular base earnings, including paid time off and holiday hours. This percentage represents the potential dollar award that will be earned at 100% achievement of goals for all three components of the 1999 Management Incentive Plan. The participant is assigned a target payout for each component, expressed as a percentage of regular base salary.

The first component relates to performance by an organizational unit, such as global, regional or Solution Center (or a combination thereof) against budgeted performance. The second component is similar to the first, but measured and recorded quarterly. The third component is tied to individual performance against goals established by the participant and his/her manager. A participant must be actively employed by Modus Media or a subsidiary of Modus Media through December 31, 1999 to receive any payout on annual components. There are no annual payouts under the plan unless we meet certain financial performance measures.

 1999 Employee Stock Purchase Plan

   Our 1999 Employee Stock Purchase Plan was adopted by the board of directors
in      , 2000. The purchase plan authorizes the issuance of up to a total of shares of common stock to participating employees. Subject to local laws and regulations, we intend to broaden participation in this plan to our employees worldwide.

   All of our employees, including our employee-directors, who are customarily employed by us for more than 20 hours a week and have been employed by us for more than six months are eligible to participate in the purchase plan. Employees who would immediately after the grant own 5% or more of the total combined voting power or value of our stock or any subsidiary are not eligible to participate.

   The purchase plan permits eligible employees to purchase common stock through payroll deductions, which may not exceed 10% of an employee's compensation, subject to certain limitations. On the first day of a designated payroll deduction period, referred to as the offering period, we will grant to each eligible employee who has elected to participate in the purchase plan an option to purchase shares of common stock. On the last day of the offering period, the employee is deemed to have exercised the option, at the option exercise price, to the extent of accumulated payroll deductions. Under the terms of the purchase plan, the option price is an amount equal to 85% of the fair market value per share of the common stock on either the first day or the last day of the offering period, whichever is lower. The Compensation Committee may, in its discretion, choose an offering period of 12 months or less for each of the offerings and choose a different offering period for each offering.

   If an employee is not a participant on the last day of the offering period, the employee is not entitled to exercise any option, and the amount of the employee's accumulated payroll deductions will be refunded. An employee's rights under the purchase plan terminate upon voluntary withdrawal from the purchase plan at any time, or when such employee ceases employment for any reason, except that upon termination of employment because of death, the employee's beneficiary has certain rights to elect to exercise the option to purchase the shares which the accumulated payroll deductions in the participant's account would purchase at the date of death.

                              CERTAIN TRANSACTIONS

Loans to Officers

   In January 1998, in connection with the execution of an employment agreement, Terence Leahy, our Chief Executive Officer, executed an Amended and Restated 7.75% Unsecured Promissory Note for the principal sum of $1,000,000 payable to us. This note restated a note to Stream International Inc. which was assigned to us in connection with the reorganization of Stream International in 1997. The entire principal amount of this note becomes due upon the earlier of
(a) a merger or a sale of Modus Media in which Mr. Leahy receives at least
$3 million for his stock and options, or (b) the termination of Mr. Leahy's employment by us for cause or by Mr. Leahy without good reason. If we terminate Mr. Leahy's employment with us for any reason other than for cause, or if Mr. Leahy resigns for good reason, or if his employment is terminated due to death or disability, the principal and interest payable under this note will be forgiven. As of November 30, 1999, the amount outstanding under this loan was approximately $1.2 million.

   In connection with the reorganization of Stream International in 1997, we assumed a 7.34% Secured Non-Recourse Note for the principal sum of $400,000. Fifty percent of the principal amount of this loan was forgiven on January 1, 1999. The remaining fifty percent of this loan will be forgiven on January 1, 2000, provided that on December 31, 1999 Mr. Leahy is employed with us. As of November 30, 1999, the amount outstanding under this loan was approximately $262,000.

   On July 20, 1999, in connection with his relocation from Singapore to the United States, W. Kendale Southerland executed an Amended and Restated 7.25% Unsecured Promissory Note payable to us in the principal amount sum of $70,000. The entire principal amount of the loan becomes due upon the first to occur of
(a) a merger or sale of Modus Media in which Mr. Southerland receives at least $300,000 for his shares and options, (b) the termination of Mr. Southerland's employment by us for cause, or by Mr. Southerland, or (c) July 20, 2004. If we terminate Mr. Southerland's employment with us for any reason other than for cause, all principal and interest payable under this note will be forgiven. As of November 30, 1999, the amount outstanding under this loan was approximately $72,000.

   On August 10, 1999, in connection with his relocation from Ireland to the United States Ronald Leitch executed an Amended and Restated 7.25% Unsecured Promissory Note payable to us in the principal amount of $62,500. Interest on the loan accrues at a rate of 7.25% per year. The entire principal amount becomes due upon (a) a merger or sale of Modus Media in which Mr. Leitch receives at least 300,000 for his shares and options, (b) the termination of Mr. Leitch's employment with us for cause, or (iii) August 10, 2004, whichever event or date occurs first. If we terminate Mr. Leitch for any reason other than for cause, all principal and interest payable under this note will be forgiven. As of November 30, 1999, the amount outstanding under this loan was approximately $64,000.

Contribution Agreement

   In December, 1997, Stream International, Inc. effected a reorganization and contributed the assets and liabilities related to our business to its subsidiary, Modus Media, in exchange for our common and preferred stock. In January 1998, Stream distributed all of the capital stock of Modus Media to its stockholders, and we became an independent company. Stream International concurrently spun-off another subsidiary, Corporate Software and Technology, Inc. In connection with the reorganization, R.R. Donnelley & Sons Company, which was the principal shareholder of Stream International, received shares of preferred stock of Modus Media, with a redemption value of $40.6 million, in cancellation of indebtedness owed to it. R.R. Donnelley then exchanged our common stock for additional shares of preferred stock, valued at approximately $21.7 million. In October 1999, we repurchased all shares of preferred stock from R.R. Donnelley, including additional shares issued as dividends thereon, for a total purchase price of $60.2 million, of which $47.5 million was paid in cash and $12.7 million was paid by a note that will become due and payable upon the closing of this offering.

Tax Sharing Agreement

   In connection with the reorganization, Modus Media, Stream and an affiliate of Stream entered into a tax sharing agreement under which we will indemnify Stream, and Stream will indemnify us, in respect of any taxes relating to our respective businesses prior to the consummation of the reorganization, after taking into account the net operating loss carryforwards and other tax attributes of Stream immediately prior to consummation of the reorganization. The tax sharing agreement provides rules for determining whether certain items relate to a particular business and also defines the parties' obligations with respect to filing tax returns and their rights and obligations with respect to claims made by the Internal Revenue Service or other taxing authority with respect to periods prior to the date of the reorganization. As of November 30, 1999, there were no material claims pending under this agreement.

Management Agreement

   In connection with the reorganization, Modus Media paid to Bain Capital, Inc., for prior services, the sum of $1.7 million, of which $710,000 was paid in cash and $1.0 million was paid by issuance of 1,722,514 shares of our common stock. Also in 1997 we entered into a management agreement with an affiliate of Bain which required us to pay a fee of $1.5 million in each of 1997, 1998 and 1999 in exchange for certain financial and managerial services. This agreement terminates upon the closing of this offering. Bain Capital is an affiliate of the Bain Capital Funds, which hold approximately 39% of our common stock. Three of our directors, Jonathan Lavine, Mark Nunnelly and Robert White, are Managing Directors of Bain Capital.

                             PRINCIPAL STOCKHOLDERS

   The following table sets forth certain information regarding beneficial
ownership of our common stock as of        , 1999 and as adjusted to reflect
the sale of the shares in this offering by:

  . each person who is known by us to own beneficially more than 5% of the outstanding shares of common stock;

  .  each of our directors and Named Executive Officers; and

  .  all our directors and executive officers as a group.

                           Shares of Common Stock         Shares Beneficially
                          Beneficially Owned Prior          Owned After the
                             to the Offering(1)               Offering(1)
  Name and Address of     ------------------------------- ----------------------
    Beneficial Owner         Number            Percent     Number      Percent
  -------------------     --------------     ------------ ---------   ----------
Bain Capital Funds(2)...       5,024,402           38.8%
 c/o Bain Capital, Inc
 Two Copley Place
 Boston, Massachusetts
 02116
Morton H. Rosenthal.....       1,390,766           10.7
 97 Lake View Avenue
 Cambridge,
 Massachusetts 02138
Chemical Equity                1,343,027           10.4
 Associates.............
 c/o Chase Capital
 Partners
 380 Madison Avenue
 New York, New York
 10017
BankAmerica Investment           899,488(3)         6.9
 Corporation............
 c/o Bank of America
 Illinois
 231 South LaSalle
 Street
 Chicago, Illinois 60697
Rory J. Cowan...........         880,937            6.8
 281 Fairhaven Hill
 Concord, Massachusetts
 01742
Directors and Executive
 Officers
Terence M. Leahy........         513,330(4)         3.9
Mark E. Nunnelly........       1,250,069(5)         9.7
Robert F. White.........               0              0
Jonathan S. Lavine......               0              0
Linwood A. Lacy, Jr.....           4,000(6)           *
Richard M. Darer........          10,000(7)           *
Patrick Donnellan.......          85,375(8)           *
W. Kendale Southerland..          52,876(9)           *
Ronald Leitch...........          17,500(10)          *
All executive officers
 and directors as a
 group (12 persons).....       1,955,400(11)       14.7%

--------
  *  Less than 1% of the outstanding common stock.
 (1) The number of shares of common stock deemed outstanding prior to this offering includes: (i) 12,949,743 shares of common stock outstanding as of November 30, 1999; and (ii) 383,874 shares issuable pursuant to options held by the respective person which may be exercised within 60 days after November 30, 1999 set forth below. The number of shares of common stock deemed outstanding after this offering includes the shares that we are offering for sale in this offering. Beneficial ownership is determined in accordance with the rules of the Commission, and includes voting and investment power with respect to shares. Unless otherwise indicated below, to our knowledge, all persons named in the table have sole voting and investment power with respect to their shares of common stock, except to the extent authority is shared by spouses under applicable law. Unless otherwise indicated, the address of each person listed is c/o Modus Media International, 690 Canton Street, Westwood, MA.
 (2) Includes 956,826 shares held by Bain Capital Fund IV, L.P., 1,094,993 shares held by Bain Capital Fund IV-B, L.P., 143,514 shares held by BCIP Associates, 85,220 shares held by BCIP Trust Associates, 1,021,335 shares held by Information Partners Capital Fund, L.P., and 1,722,514 shares of non-voting common stock held by Bain Capital Fund V, L.P.
 (3)  Consists of shares of non-voting common stock.
 (4) Includes 294,000 shares subject to outstanding stock options that are exercisable within the 60 day period following November 30, 1999.
 (5) Consists of 1,021,335 shares held by Information Partners Capital Fund, L.P., whose general partner is Information Partners, a Massachusetts general partnership, of which Mr. Nunnelly is a general partner, 143,514 shares held by BCIP Associates, a Delaware general partnership of which Mr. Nunnelly is a general partner, and 85,220 shares held by BCIP Trust Associates, LP, a Delaware limited partnership of which Mr. Nunnelly is a general partner. Mr. Nunnelly disclaims beneficial ownership of such shares except to the extent of his pecuniary interest therein.
 (6) Consists of shares subject to outstanding stock options that are exercisable within the 60 day period following November 30, 1999.
 (7) Consists of shares subject to outstanding stock options that are exercisable within the 60 day period following November 30, 1999.
 (8) Includes 21,875 shares subject to outstanding stock options that are exercisable within the 60 day period following November 30, 1999.
 (9) Includes 23,624 shares subject to outstanding stock options that are exercisable within the 60 day period following November 30, 1999.
(10) Consists of shares subject to outstanding stock options that are exercisable within the 60 day period following November 30, 1999.
(11) Includes 383,874 shares of common stock issuable upon the exercise of stock options that vest within 60 days after November 30, 1999. See notes (4) through (10).

                          DESCRIPTION OF CAPITAL STOCK

   Effective upon the closing of this offering, our authorized capital stock
will consist of     shares of common stock, $.01 par value per share,
shares of non-voting common stock, and     shares of preferred stock, $.01 par
value per share.

   The following summary description of our capital stock is not intended to be complete and is qualified in its entirety by reference to the provisions of applicable law and to our restated certificate of incorporation and restated by-laws, filed as exhibits to the registration statement of which this prospectus is a part.

Common Stock

   As of      , 1999, there were    shares of common stock outstanding held by
  stockholders of record and    shares of non-voting common stock outstanding
held by    stockholders of record. Based upon the number of shares outstanding
as of that date, and giving effect to the issuance of the    shares of common
stock offered by us in this offering, there will be    shares of common stock
and    shares of non-voting common stock outstanding upon the closing of this offering.

   Holders of common stock are entitled to one vote for each share held on all matters submitted to a vote of stockholders and do not have cumulative voting rights. Holders of non-voting common stock are not entitled to any votes, except as required by law. Directors are elected by a plurality of the votes of the shares present in person or by proxy at the meeting and entitled to vote in such election. Holders of common stock and non-voting common stock are entitled to receive ratably such dividends, if any, as may be declared by the board of directors out of funds legally available therefor, subject to any preferential dividend rights of outstanding preferred stock. If the board of directors declares or pays a dividend on common stock, it must declare or pay the same dividend for the non-voting common stock. If the board of directors declares or pays a dividend on the non-voting common stock, it must declare or pay the same dividend on the common stock. Upon the liquidation, dissolution or winding up of Modus Media, the holders of common stock and non-voting common stock are entitled to receive ratably our net assets available after the payment of all our debts and other liabilities, subject to the prior rights of any outstanding preferred stock. Each share of non-voting common stock is convertible into a share of common stock. Holders of our common stock have no preemptive, subscription or redemption rights, nor are they entitled to the benefit of any sinking fund. The outstanding shares of common stock are, and the shares offered by us in this offering will be, when issued and paid for, validly issued, fully paid and nonassessable. The rights, powers, preferences and privileges of holders of common stock are subject to, and may be adversely affected by, the rights of the holders of shares of any series of preferred stock which our board of directors may designate and issue in the future.

Preferred Stock

   Our board of directors will be authorized, subject to any limitations prescribed by law, without further stockholder approval, to issue from time to
time up to an aggregate of    shares of preferred stock, in one or more series.
Each such series of preferred stock shall have such number of shares, designations, preferences, voting powers, qualifications and special or relative rights or privileges as shall be determined by our board of directors, which may include, among others, dividend rights, voting rights, redemption provisions, liquidation preferences, conversion rights and preemptive rights. There are no shares of preferred stock outstanding as of November 30, 1999.

   Our stockholders have granted the board of directors authority to issue the preferred stock and to determine its rights and preferences in order to eliminate delays associated with a stockholder vote on specific issuances. The rights of the holders of common stock will be subject to the rights of holders of any preferred stock issued in the future. The issuance of preferred stock, while providing desirable flexibility in connection with possible acquisitions and other corporate purposes, could adversely affect the voting power or other rights of the holders of common stock, and could make it more difficult for a third party to acquire, or discourage a third party from attempting to acquire, a majority of our outstanding voting stock.

Delaware Law and Certain Charter and By-Law Provisions; Anti-Takeover Effects

   We are subject to the provisions of Section 203 of the General Corporation Law of Delaware. Section 203 prohibits a publicly-held Delaware corporation from engaging in a "business combination" with an "interested stockholder" for a period of three years after the date of the transaction in which the person became an interested stockholder, unless the business combination is approved in a prescribed manner. A "business combination" includes mergers, asset sales and other transactions resulting in a financial benefit to the interested stockholder. Subject to certain exceptions, an "interested stockholder" is a person who, together with affiliates and associates, owns, or within three years did own, 15% or more of the corporation's voting stock.

   Our restated certificate of incorporation and restated by-laws provide for the division of the board of directors into three classes, as nearly equal in size as possible, with staggered three-year terms. See "Management--Election of Directors." In addition, our restated certificate of incorporation and restated by-laws provide that directors may be removed only for cause by the affirmative vote of the holders of at least 75% of the shares of our capital stock entitled to vote. Under our restated certificate of incorporation and restated by-laws any vacancy on the board of directors, however occurring, including a vacancy resulting from an enlargement of the board, may only be filled by vote of a majority of the directors then in office. The classification of the board of directors and the limitations on the removal of directors and filling of vacancies could have the effect of making it more difficult for a third party to acquire, or of discouraging a third party from acquiring, control of Modus Media.

   Our restated certificate of incorporation and restated by-laws also provide that, after the closing of this offering, any action required or permitted to be taken by our stockholders at an annual meeting or special meeting of stockholders may only be taken if it is properly brought before such meeting and may not be taken by written action in lieu of a meeting. Our restated certificate of incorporation and restated by-laws further provide that special meetings of the stockholders may only be called by the Chairman of the board of directors, our President, or by the board of directors. Under the restated by-laws, in order for any matter to be considered "properly brought" before a meeting, a stockholder must comply with certain requirements regarding advance notice to us. The foregoing provisions could have the effect of delaying until the next stockholders' meeting stockholder actions which are favored by the holders of a majority of our outstanding voting securities. These provisions may also discourage another person or entity from making a tender offer for our common stock, because such person or entity, even if it acquired a majority of our outstanding voting securities, would be able to take action as a stockholder (such as electing new directors or approving a merger) only at a duly called stockholders meeting, and not by written consent.

Limitation of Liability and Indemnification

   Our restated certificate of incorporation provides that our directors and officers shall be indemnified by us to the fullest extent authorized by Delaware law, as it now exists or may in the future be amended, against all expenses and liabilities reasonably incurred in connection with the service for or on our behalf. In addition, our restated certificate of incorporation provides that our directors will not be personally liable for monetary damages to us for breaches of their fiduciary duty as directors, unless they violated their duty of loyalty to us or our stockholders, acted in bad faith, knowingly or intentionally violated the law, authorized illegal dividends or redemptions or derived an improper personal benefit from their action as directors.

Transfer Agent and Registrar

   The transfer agent and registrar for the common stock is American Stock Transfer & Trust Company.

                        SHARES ELIGIBLE FOR FUTURE SALE

   Upon completion of this offering, we will have    shares of common stock
outstanding (assuming no exercise of outstanding options). Of these shares, the
   shares (   shares if the over-allotment option is exercised in full) to be sold in this offering will be freely tradable without restriction or further registration under the Securities Act of 1933, as amended, except that any shares purchased by our affiliates, as that term is defined in Rule 144 under the Securities Act, may generally only be sold in compliance with the limitations of Rule 144 described below.

Sales of Restricted Shares

   The remaining    shares of common stock outstanding upon completion of this offering are deemed "restricted shares" under Rule 144 or Rule 701 under the
Securities Act. Approximately    shares of restricted shares will be eligible
for sale in the public market without any limitation on the date of this prospectus. Upon expiration of the lock-up agreements described below, 180 days
after the date of this prospectus, an additional    shares of common stock will
be eligible for sale in the public market pursuant to Rule 144.

   In general, under Rule 144, a stockholder who has beneficially owned his or her restricted shares for at least one year is entitled to sell, within any three-month period, a number of shares that does not exceed the greater of:

  .  one percent of the then outstanding shares of common stock
     (approximately    shares immediately after this offering); or

  . the average weekly trading volume in the common stock in the over-the-counter market during the four calendar weeks preceding the date on which notice of such sale is filed, provided certain requirements concerning availability of public information, manner of sale and notice of sale are satisfied.

   In addition, our affiliates must comply with the restrictions and requirements of Rule 144, other than the one-year holding period requirement, in order to publicly sell shares of common stock which are not restricted securities. A stockholder who is not one of our affiliates and has not been our affiliate for at least three months prior to the sale and who has beneficially owned restricted shares for at least two years may resell the shares without limitation. In meeting the one- and two-year holding periods described above, a holder of restricted shares can include the holding periods of a prior owner who was not our affiliate. The one- and two-year holding periods described above do not begin to run until the full purchase price or other consideration is paid by the person acquiring the restricted shares from the issuer or one or our affiliates. Rule 701 provides that currently outstanding shares of common stock acquired under our employee compensation plans may be resold beginning 90 days after the date of this prospectus by:

  . persons, other than our affiliates, subject only to the manner of sale provisions of Rule 144; and

  . our affiliates under Rule 144 without compliance with its one-year minimum holding period, subject to certain limitations.

Options

   Rule 701 also provides that the shares of common stock acquired upon the exercise of currently outstanding options or pursuant to other rights granted under our 1997 Stock Incentive Plan may be resold beginning 90 days after the date of this prospectus by:

  . persons, other than our affiliates, subject only to the manner of sale provisions of Rule 144; and

  . our affiliates under Rule 144, without compliance with its one-year minimum holding period, subject to certain limitations.

   At     , approximately    shares of common stock were issued or issuable
pursuant to vested options or pursuant to other rights granted under our 1997
Stock Incentive Plan of which approximately    shares are not subject to lock-
up agreements with the underwriters and will be eligible for sale in the public market in accordance with Rule 701 under the Securities Act beginning 90 days after the date of this prospectus.

   Following the date of this prospectus, we intend to file one or more registration statements on Form S-8 under the Securities Act to register up to shares of common stock issuable under our 1997 Stock Incentive Plan. These registration statements would become effective upon filing.

Lock-up Agreements

   Subject to limited exceptions, we and our executive officers, directors and
stockholders, who collectively own approximately    shares of our common stock,
have agreed that, without the prior written consent of Salomon Smith Barney Inc., during the period ending 180 days after the date of this prospectus, we will not

  . offer, pledge, sell, contract to sell, sell any option or contract to purchase, purchase any option or contract to sell, grant any option, right or warrant for the sale of, or otherwise transfer or dispose of any shares of our common stock, whether now owned or later acquired by the person executing the agreement or with respect to which the person executing the agreement later acquires the power of disposition, or file any registration statement under the Securities Act relating to any shares of our common stock for a period of 180 days after the date of this prospectus, or

  . make any demand for or exercise any right with respect to the registration of any shares of common stock or any security convertible into or exercisable or exchangeable for common stock,

regardless of whether any such transactions described in the above two clauses of this paragraph are to be settled by delivery of such common stock or such other securities, in cash or otherwise. In addition, for a period of 180 days from the date of this prospectus, except as required by law, we have agreed that our board of directors will not consent to any offer for sale, sale or other disposition, or any transaction which is designed or could be expected, to result in, the disposition by any person, directly or indirectly, of any shares of common stock without the prior written consent of Salomon Smith Barney Inc. See "Underwriting."

                                  UNDERWRITING

   Subject to the terms and conditions stated in the underwriting agreement dated the date of this prospectus, each underwriter named below has severally agreed to purchase, and we have agreed to sell to each underwriter, the number of shares of our common stock set forth opposite its name below:

                                                                       Number
     Name                                                             of shares
     ----                                                            ----------
     Salomon Smith Barney Inc.......................................
     Donaldson, Lufkin & Jenrette Securities Corporation............
     Robertson Stephens Inc.........................................
     Thomas Weisel Partners LLC.....................................
                                                                       -----
       Total........................................................
                                                                       =====

   The underwriting agreement provides that the obligations of the several underwriters to purchase the shares included in this offering are subject to approval of legal matters by counsel and to other conditions. The underwriters are obligated to purchase all the shares, other than those covered by the over-allotment option described below, if they purchase any of the shares.

   The underwriters, for whom Salomon Smith Barney Inc., BancBoston Robertson Stephens Inc., Donaldson, Lufkin & Jenrette Securities Corporation and Thomas Weisel Partners, LLC are acting as representatives, propose to offer some of the shares directly to the public at the public offering price set forth on the cover page of this prospectus and some of the shares to dealers at the public
offering price less a concession not in excess of $   per share. The
underwriters may allow, and these dealers may reallow, a concession of not in
excess of $   per share on sales to other dealers. If all of the shares are not sold at the initial offering price, the representatives may change the public offering price and the other selling terms. The representatives have advised us that the underwriters do not intend to confirm any sales to any accounts over which they exercise discretionary authority.

   We have granted to the underwriters an option, exercisable for 30 days from
the date of this prospectus, to purchase up to     additional shares of our
common stock at the public offering price less the underwriting discount. The underwriters may exercise this option solely for the purpose of covering over-allotments, if any, in connection with this offering. To the extent this option is exercised, each underwriter will be obligated, subject to various conditions, to purchase a number of additional shares approximately proportionate to its initial commitment.

   We, our officers and directors and substantially all of our existing shareholders have agreed that, for a period of 180 days from the date of this prospectus, we and they will not, without the prior written consent of Salomon Smith Barney Inc., dispose of or hedge any shares of our common stock or securities convertible or exchangeable for our common stock. Salomon Smith Barney Inc. in its sole discretion may release any of the securities subject to these lock-up agreements at any time without notice.

   Prior to this offering, there has been no public market for our common stock. Consequently, the initial public offering price for the shares will be determined by negotiations between us and the representatives. Among the factors to be considered in determining the initial public offering price were our record of operations, our current financial condition, our future prospects, our markets, the economic conditions in and future prospects for the industry in which we compete, our management, and currently prevailing general conditions in the equity securities markets, including current market valuations of publicly traded companies considered comparable to us. We cannot assure you, however, that the prices at which the shares will sell in the public market after this offering will not be lower than the price at which they are sold by the underwriters or than an active trading market in our common stock will develop and continue after this offering.

   We have applied to have the common stock included for quotation on the Nasdaq National Market under the symbol "EMMI".

   The following table shows the underwriting discounts and commissions to be paid to the underwriters by us in connection with this offering. These amounts are shown assuming both no exercise and full exercise of the underwriters' option to purchase additional shares of common stock.

                                                              Paid by Us
                                                       -------------------------
                                                       No Exercise Full Exercise
                                                       ----------- -------------
     Per share........................................    $            $
     Total............................................    $            $

   In connection with the offering, Salomon Smith Barney Inc., on behalf of the underwriters, may purchase and sell shares of our common stock in the open market. These transactions may include over-allotment, syndicate covering transactions and stabilizing transactions. Over-allotment involves syndicate sales of common stock in excess of the number of shares to be purchased by the underwriters in the offering, which creates a syndicate short position. Syndicate covering transactions involve purchases of our common stock in the open market after the distribution has been completed in order to cover syndicate short positions. Stabilizing transactions consist of certain bids or purchases of our common stock made for the purpose of preventing or retarding a decline in the market price of our common stock while this offering is in progress.

   The underwriters also may impose a penalty bid. Penalty bids permit the underwriters to reclaim a selling concession from a syndicate member when Salomon Smith Barney Inc., in covering syndicate short positions or making stabilizing purchases, repurchases shares originally sold by that syndicate member.

   Any of these activities may cause the price of our common stock to be higher than the price that otherwise would exist in the open market in the absence of such transactions. These transactions may be effected on the Nasdaq National Market or in the over-the-counter market, or otherwise and, if commenced, may be discontinued at any time.

   We will pay the offering expenses, including registration fees, costs of printing and engraving and legal and accounting fees, estimated to be
approximately $   , excluding underwriting discounts and commissions.

   We have agreed to indemnify the underwriters against various liabilities, including liabilities under the Securities Act of 1933, or to contribute to payments the underwriters may be required to make in respect of any of those liabilities.

   At our request, the underwriters have reserved up to five percent of the common stock offered in this prospectus for sale to our employees and their family members and to our business associates at the initial public offering price set forth on the cover page of this prospectus. These persons must commit to purchase shares no later than the close of business on the day following the date of this prospectus. The number of shares available for sale to the general public will be reduced to the extent these persons purchase the reserved shares.

   Thomas Weisel Partners LLC, one of the representatives of the underwriters, was organized and registered as a broker-dealer in December 1998. Since December 1998, Thomas Weisel Partners has been named as a lead or co-managing underwriter in 91 filed public offerings of equity securities, of which 73 have been completed, and has acted as a syndicate member in an additional 48 public offerings of equity securities. Thomas Weisel Partners does not have any material relationship with us or any of our officers, directors or other controlling persons, except with respect to its contractual relationship with us pursuant to the underwriting agreement entered into in connection with this offering.

                            VALIDITY OF COMMON STOCK

   The validity of the shares of common stock we are offering will be passed upon for us by Hale and Dorr LLP, Boston, Massachusetts. Legal matters for the underwriters will be passed upon by Ropes & Gray, Boston, Massachusetts.

                                    EXPERTS

   Our consolidated financial statements and financial statement schedule as of December 31, 1998 and September 30, 1999 and for the years ended December 31, 1997 and 1998 and the nine-months ended September 30, 1999 included in this prospectus and elsewhere in the registration statement have been audited by Arthur Andersen LLP, independent public accountants, as indicated in their reports with respect thereto, and are included herein in reliance upon the authority of said firm as experts in giving said reports.

                   WHERE YOU CAN FIND ADDITIONAL INFORMATION

   We have filed with the Securities and Exchange Commission a registration statement on Form S-1 to register the shares of our common stock described in this prospectus. This prospectus is part of that registration statement, and provides you with a general description of the common stock being registered, but does not include all of the information you can find in the registration statement or the exhibits. You should refer to the registration statement and its exhibits for more information about Modus Media and the shares of common stock being registered.

   You may read and copy all or any portion of the registration statement or any reports, statements or other information we file with the Commission at the Commission's public reference room at 450 Fifth Street, N.W., Judiciary Plaza, Room 1024, Washington, D.C. 20549, and at the Commission's regional offices located at Citicorp Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661-2511 and 7 World Trade Center, Suite 1300, New York, New York 10048. Copies of such material can also be obtained at prescribed rates by mail from the Public Reference Section of the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549. In addition, the Commission maintains a website (http://www.sec.gov) that contains reports, proxy and information statements and other information regarding registrants that file electronically with the Commission.

                    MODUS MEDIA INTERNATIONAL HOLDINGS, INC.

                   INDEX TO CONSOLIDATED FINANCIAL STATEMENTS

                                                                            Page
                                                                            ----
Report of Independent Public Accountants................................... F-2
Consolidated Balance Sheets................................................ F-3
Consolidated Statements of Operations...................................... F-4
Consolidated Statements of Shareholders' Equity............................ F-5
Consolidated Statements of Cash Flows...................................... F-6
Notes to Consolidated Financial Statements................................. F-7

                    REPORT OF INDEPENDENT PUBLIC ACCOUNTANTS

To the Shareholders of
Modus Media International Holdings, Inc.:

   We have audited the accompanying consolidated balance sheets of Modus Media International Holdings, Inc. as of December 31, 1998, and September 30, 1999, and the related consolidated statements of operations, shareholders' equity and cash flows for the years ended December 31, 1997 and 1998 and for the nine months ended September 30, 1999. These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

   We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

   In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Modus Media International Holdings, Inc. as of December 31, 1998, and September 30, 1999 and the results of its operations and its cash flows for the years ended December 31, 1997 and 1998 and for the nine months ended September 30, 1999, in conformity with generally accepted accounting principles.

                                                             Arthur Andersen LLP
Boston, Massachusetts
November 12, 1999

                    MODUS MEDIA INTERNATIONAL HOLDINGS, INC.

                          CONSOLIDATED BALANCE SHEETS
                      (In Thousands, Except Share Amounts)

                                           December 31, 1998 September 30, 1999
                                           ----------------- ------------------
                  ASSETS
CURRENT ASSETS:
  Cash and cash equivalents...............     $  8,447           $ 20,385
  Receivables, less allowance for doubtful
   accounts of $4,402 in 1998 and $5,036
   in 1999................................      135,582            119,202
  Inventories, net........................       49,030             46,450
  Prepaid expenses and other current
   assets.................................       17,795             13,438
                                               --------           --------
    Total current assets..................      210,854            199,475
  Property, plant and equipment, net of
   accumulated depreciation...............       70,752             68,010
  Other noncurrent assets.................        9,604              9,481
                                               --------           --------
    Total assets..........................     $291,210           $276,966
                                               ========           ========

            LIABILITIES AND SHAREHOLDERS' EQUITY
CURRENT LIABILITIES:
  Current portion of long-term debt.......     $  2,021           $  1,363
  Accounts payable........................      107,203             99,980
  Accrued liabilities.....................       58,028             57,474
                                               --------           --------
    Total current liabilities.............      167,252            158,817
  Long-term debt, net of current portion..       21,641              7,341
  Deferred income taxes...................        2,482              1,681
  Other noncurrent liabilities............        6,783              6,782
                                               --------           --------
    Total liabilities.....................      198,158            174,621

SHAREHOLDERS' EQUITY:
  Preferred stock, $.01 par value, with a
   liquidation value of $1,000 per share
   Authorized--120,000 in 1998 and 1999
   Issued and outstanding--66,959 in 1998
    and 71,744 in 1999....................       66,959             71,744
  Common stock, $.01 par value
   Authorized--33,000,000 in 1998 and 1999
   Issued and outstanding--12,185,278 in
    1998 and 12,821,340 in 1999...........          122                128
  Additional paid-in capital..............       22,953             23,671
  Retained earnings.......................        3,292              7,797
  Other comprehensive loss................         (274)              (995)
                                               --------           --------
    Total shareholders' equity............       93,052            102,345
                                               --------           --------
    Total liabilities and shareholders'
     equity...............................     $291,210           $276,966
                                               ========           ========

  The accompanying notes are an integral part of these consolidated financial statements.

                    MODUS MEDIA INTERNATIONAL HOLDINGS, INC.

                     CONSOLIDATED STATEMENTS OF OPERATIONS
                     (In Thousands, Except Per Share Data)

                                                 Year Ended        Nine Months
                                                December 31,          Ended
                                              ------------------  September 30,
                                                1997      1998        1999
                                              --------  --------  -------------
Revenue...................................... $684,523  $630,082    $506,235
Cost of Revenue..............................  587,685   511,988     413,295
                                              --------  --------    --------
  Gross profit...............................   96,838   118,094      92,940
Operating Expenses:
 Selling, general and administrative
  expenses...................................  113,852   100,922      78,353
                                              --------  --------    --------
  Operating income (loss)....................  (17,014)   17,172      14,587
Other Expense (Income):
 Interest expense............................   16,478     3,882       1,821
 Other expense (income), net.................   (3,649)   (1,722)        102
                                              --------  --------    --------
  Income (loss) before income taxes..........  (29,843)   15,012      12,664
Provision for Income Taxes...................    2,824     4,265       3,274
                                              --------  --------    --------
  Net income (loss)..........................  (32,667)   10,747       9,390
Preferred Stock Dividends....................      172     5,922       4,885
                                              --------  --------    --------
  Net income (loss) available to common
   shareholders.............................. $(32,839) $  4,825    $  4,505
                                              ========  ========    ========
  Net income per share:
    Basic.................................... $    --   $   0.38    $   0.36
                                              ========  ========    ========
    Diluted.................................. $    --   $   0.37    $   0.31
                                              ========  ========    ========


  The accompanying notes are an integral part of these consolidated financial statements.

                   MODUS MEDIA INTERNATIONAL HOLDINGS, INC.

                CONSOLIDATED STATEMENTS OF SHAREHOLDERS' EQUITY
                     (In Thousands, Except Share Amounts)

                                     Preferred Stock        Common Stock
                                  --------------------- ----------------------
                       Net Parent             $1,000                           Additional               Other
                        Company   Number of Liquidation  Number of     $.01     Paid-In   Retained  Comprehensive
                       Investment  Shares      Value      Shares     Par Value  Capital   Earnings  Income (Loss)  Total
                       ---------- --------- ----------- -----------  --------- ---------- --------  ------------- --------
Balance, December 31,
1996.................   $131,703      --      $   --            --     $ --     $    --   $   --        $ --      $131,703
                        --------   ------     -------   -----------    -----    --------  -------       -----     --------
 Comprehensive
 income--
 Net loss............    (31,306)                                                                                  (31,306)
 Translation
 adjustment
 (including taxes of
 $287)...............      3,020      --          --            --       --          --       --          --         3,020
                        --------   ------     -------   -----------    -----    --------  -------       -----     --------
 Total comprehensive
 loss................    (28,286)     --          --            --       --          --       --          --       (28,286)
 Net transfers from
 the Parent Company..    (20,895)     --          --            --       --          --       --          --       (20,895)
 Dividend to the
 Parent Company......    (40,646)     --          --            --       --          --       --          --       (40,646)
 Conversion of Parent
 Company debt to
 equity..............     40,646      --          --            --       --          --       --          --        40,646
 Capitalization of
 the Company--
 Common stock
 issued..............    (41,876)     --          --     48,258,737      483      41,393      --          --           --
 Preferred stock
 issued..............    (40,646)  40,646      40,646           --       --          --       --          --           --
                        --------   ------     -------   -----------    -----    --------  -------       -----     --------
Balance, December 15,
1997.................        --    40,646      40,646    48,258,737      483      41,393      --          --        82,522
 Net loss............        --       --          --            --       --          --    (1,361)        --        (1,361)
 9.5% Cumulative
 dividends on
 preferred stock.....        --       --          --            --       --          --      (172)        --          (172)
                        --------   ------     -------   -----------    -----    --------  -------       -----     --------
Balance, December 31,
1997.................   $    --    40,646     $40,646    48,258,737    $ 483    $ 41,393  $(1,533)      $ --      $ 80,989
 Comprehensive
 income--
 Net income..........        --       --          --            --       --          --    10,747         --        10,747
 Translation
 adjustment
 (including tax
 benefits of $73)....        --       --          --            --       --          --       --         (274)        (274)
                        --------   ------     -------   -----------    -----    --------  -------       -----     --------
 Total comprehensive
 income..............        --       --          --            --       --          --    10,747        (274)      10,473
 Conversion of common
 stock to preferred
 stock...............        --    21,132      21,132   (36,387,466)    (364)    (20,768)     --          --           --
 Redemption of
 preferred stock.....        --      (913)       (913)          --       --          913      --          --           --
 Contribution of
 capital.............        --       --          --            --       --        1,231      --          --         1,231
 Issuance of common
 stock under stock
 option plans........        --       --          --        314,007        3         184      --          --           187
 9.5% cumulative
 dividends on
 preferred stock.....        --     6,094       6,094           --       --          --    (5,922)        --           172
                        --------   ------     -------   -----------    -----    --------  -------       -----     --------
Balance, December 31,
1998.................   $    --    66,959     $66,959    12,185,278    $ 122    $ 22,953  $ 3,292       $(274)    $ 93,052
 Comprehensive
 income--
 Net income..........        --       --          --            --       --          --     9,390         --         9,390
 Translation
 adjustment
 (including tax
 benefits of $216)...        --       --          --            --       --          --       --         (721)        (721)
                        --------   ------     -------   -----------    -----    --------  -------       -----     --------
 Total comprehensive
 income..............        --       --          --            --       --          --     9,390        (721)       8,669
 Issuance of common
 stock under stock
 option plans........        --       --          --        669,562        6         637      --          --           643
 Purchase and
 retirement of common
 stock...............        --       --          --        (33,500)     --          (19)     --          --           (19)
 Redemption of
 preferred stock.....        --      (100)       (100)          --       --          100      --          --           --
 9.5% cumulative
 dividends on
 preferred stock.....        --     4,885       4,885           --       --          --    (4,885)        --           --
                        --------   ------     -------   -----------    -----    --------  -------       -----     --------
Balance, September
30, 1999.............   $    --    71,744     $71,744    12,821,340    $ 128    $ 23,671  $ 7,797       $(995)    $102,345
                        ========   ======     =======   ===========    =====    ========  =======       =====     ========

  The accompanying notes are an integral part of these financial statements.

                    MODUS MEDIA INTERNATIONAL HOLDINGS, INC.

                     CONSOLIDATED STATEMENTS OF CASH FLOWS
                                 (In Thousands)

                                                  Year Ended        Nine Months
                                                 December 31,          Ended
                                              -------------------  September 30,
                                                1997       1998        1999
                                              ---------  --------  -------------
CASH FLOWS FROM OPERATING ACTIVITIES:
 Net income (loss)..........................  $ (32,667) $ 10,747    $  9,390
 Adjustments to reconcile net income (loss)
  to net cash provided by (used in)
  operating activities:
 Depreciation and amortization..............     26,370    18,732      13,271
 Amortization of deferred financing costs...        --      1,360         965
 Loss on disposal of fixed assets...........        --        --          189
 Deferred income taxes......................      2,824      (342)       (801)
 Gain on sale of investment.................        --     (2,088)        --
 Changes in assets and liabilities--
  Receivables, net..........................     17,814   (59,591)     16,380
  Inventories...............................     29,504    (3,133)      2,580
  Prepaid expenses and other current
   assets...................................    (11,935)   (2,507)      4,357
  Accounts payable..........................    (11,395)   22,501      (7,223)
  Accrued liabilities.......................        844    15,872       2,409
  Noncurrent assets and liabilities.........     (1,025)     (562)     (2,829)
  Intercompany receivable from Stream.......     49,403       --          --
  Restructuring reserve.....................    (16,837)   (7,457)       (481)
                                              ---------  --------    --------
   Net cash provided by (used in) operating
    activities..............................     52,900    (6,468)     38,207
                                              ---------  --------    --------
CASH FLOWS FROM INVESTING ACTIVITIES:
 Purchase of property and equipment.........    (34,032)  (12,307)    (11,325)
 Proceeds from sale of investment...........        --      3,288         --
 Net proceeds from disposal of fixed
  assets....................................     11,682       119         157
                                              ---------  --------    --------
   Net cash used in investing activities....    (22,350)   (8,900)    (11,168)
                                              ---------  --------    --------
CASH FLOWS FROM FINANCING ACTIVITIES:
 Repayments of third-party debt.............    (18,028)   (1,988)     (5,722)
 Cash paid to secure third-party financing..     (3,369)   (1,907)        --
 Net transfers from Parent Company..........      7,799      --           --
 Increase (decrease) of capital lease
  obligations...............................      2,071    (3,334)     (9,282)
 Purchase and retirement of common stock....        --        --          (19)
 Cash proceeds related to pre-Reorganization
  tax receivable............................        --      1,231         --
 Exercise of stock options..................        --        187         643
                                              ---------  --------    --------
   Net cash used in financing activities....    (11,527)   (5,811)    (14,380)
                                              ---------  --------    --------
EFFECT OF EXCHANGE RATE CHANGES ON CASH AND
 CASH EQUIVALENTS...........................      3,020      (274)       (721)
                                              ---------  --------    --------
INCREASE (DECREASE) IN CASH AND CASH
 EQUIVALENTS................................     22,043   (21,453)     11,938
CASH AND CASH EQUIVALENTS, BEGINNING OF
 YEAR.......................................      7,857    29,900       8,447
                                              ---------  --------    --------
CASH AND CASH EQUIVALENTS, END OF YEAR......  $  29,900  $  8,447    $ 20,385
                                              =========  ========    ========
SUPPLEMENTAL DISCLOSURE OF NONCASH FINANCING
 ACTIVITIES:
 Assets acquired through capital lease......  $   3,738  $  1,748    $     46
                                              =========  ========    ========
 Dividend to the Parent Company.............  $  40,646  $    --     $    --
                                              =========  ========    ========
 Conversion of Parent Company debt to
  preferred stock...........................  $  40,646  $    --     $    --
                                              =========  ========    ========
 Conversion of Parent Company Investment to
  common stock..............................  $  41,876  $    --     $    --
                                              =========  ========    ========
 Conversion of common stock to preferred
  stock.....................................  $     --   $ 21,132    $    --
                                              =========  ========    ========
 Conversion of cash dividends to preferred
  stock.....................................  $     --   $    172    $    --
                                              =========  ========    ========
 Dividends on preferred stock...............  $     172  $  5,922    $  4,885
                                              =========  ========    ========
SUPPLEMENTAL DISCLOSURE OF CASH FLOW
 INFORMATION:
 Cash paid for interest.....................  $  16,448  $  2,354    $    771
                                              =========  ========    ========
 Cash paid for income taxes.................  $      79  $  4,607    $  3,683
                                              =========  ========    ========

  The accompanying notes are an integral part of these consolidated financial statements.

                    MODUS MEDIA INTERNATIONAL HOLDINGS, INC.

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

                               September 30, 1999

(1) Nature of Business

   Modus Media International Holdings, Inc. (the Company or MMI) is a global provider of extended supply chain management services to the technology industry. The Company offers a full range of outsource services including e-commerce support services, content management, procurement, materials management, manufacturing, fulfillment and customer relationship management. The principal North American operations are located in California, Utah, Washington, Idaho and North Carolina. Principal European subsidiaries include operations in Ireland, the United Kingdom, the Netherlands and France. Principal Asian subsidiaries include operations in Singapore, Taiwan, Australia and China. In addition, the Company holds minority interests in joint ventures in Korea and Japan.

(2) The Reorganization

   The Company began as a division of R.R. Donnelley & Sons Company (R.R. Donnelley or the Parent Company). Pursuant to an April 21, 1995 contribution agreement (the Contribution Agreement), R.R. Donnelley purchased approximately 80% of Corporate Software, Inc. (now known as Corporate Software & Technology or CS&T) and merged it with the division (now known as Modus Media International Holdings, Inc., or the Company) to create Stream International Holdings, Inc. (Stream).

   From April 21, 1995 to December 15, 1997, the Company conducted its business as a unit of Stream. On December 15, 1997, Stream effected a reorganization (the Reorganization), pursuant to which Stream contributed certain assets and liabilities to the Company and CS&T. Because the Reorganization occurred between entities under common control the book basis of assets and liabilities were not adjusted and have been accounted for on a carryover basis. Effective with the Reorganization, Stream allocated to the Company approximately $40.6 million of its (intercompany) indebtedness to R.R. Donnelley or 22.2% of the total Stream debt at September 30, 1997. The debt to R.R. Donnelley was then exchanged for 40,646 shares of the Company's preferred stock.

   On January 9, 1998, Stream distributed to its stockholders all of the outstanding voting stock, held by Stream, of the Company and CS&T. In addition, R.R. Donnelley exchanged its equity interest in the Company of approximately
36.4 million shares of the Company's common stock for 21,132 shares of preferred stock valued at $21.1 million.

   Effective with the Reorganization, the Company accounted for all transactions with R.R. Donnelley, Stream and CS&T as arm's-length transactions. These financial statements include only the results of the Company.

(3) Summary of Significant Accounting Policies

 (a) Basis of Presentation and Consolidation

   The accompanying financial statements include the accounts of the Company and its foreign operations. The accounts of the Company's foreign operations have been translated into United States dollars in accordance with Statement of Financial Accounting Standards (SFAS) No. 52, Foreign Currency Translation. All significant intercompany balances and transactions have been eliminated in consolidation.

   Net operating results through December 15, 1997, the date of the Reorganization, were recorded as a return of capital to or contributions from the Parent Company.

                   MODUS MEDIA INTERNATIONAL HOLDINGS, INC.

                              September 30, 1999

 (b) Cash and Cash Equivalents

   Cash and cash equivalents include all cash and investments with maturity dates of three months or less.

 (c) Inventories

   Inventories include material, labor and overhead and are valued at the lower of cost or market. Materials include, but are not limited to compact discs, instruction manuals and computer peripherals such as keyboards and mice. Substantially all of the Company's domestic inventories are valued using the first-in, first-out (FIFO) method. The cost of the remaining inventories is principally determined using a specific identification method.

   The components of inventories, net were as follows (in thousands):

                                                     December 31, September 30,
                                                         1998         1999
                                                     ------------ -------------
   Raw materials....................................   $ 27,223     $ 27,240
   Work-in-process..................................      4,356        3,411
   Finished goods and completed components..........     17,451       15,799
                                                       --------     --------
                                                       $ 49,030     $ 46,450
                                                       ========     ========

 (d) Property, Plant and Equipment

   Property, plant and equipment are stated at cost. The Company provides for depreciation using the straight-line method over estimated useful lives of 33 to 40 years for buildings and 2 to 12 years for machinery and equipment.
Leasehold improvements are depreciated using the straight-line method over the remaining lease terms or estimated useful lives, whichever is shorter.
Maintenance and repair costs are charged to operating expenses as incurred.
When properties are retired or otherwise disposed of, the asset cost and accumulated depreciation are eliminated and the resulting gain or loss, if any, is included in the consolidated statements of income.

   Property, plant and equipment consisted of the following (in thousands):

                                                     December 31, September 30,
                                                         1998         1999
                                                     ------------ -------------
   Leasehold improvements...........................   $ 10,716     $ 11,695
   Buildings (including assets under capital lease
    of $10,954 in 1998, and $3,339 in 1999).........     26,034       25,184
   Machinery and equipment (including assets under
    capital lease of $14,196 in 1998 and $12,027 in
    1999)...........................................    140,094      144,804
                                                       --------     --------
     Total property, plant and equipment............    176,844      181,683
   Less--Accumulated depreciation...................    106,092      113,673
                                                       --------     --------
     Net property, plant and equipment..............   $ 70,752     $ 68,010
                                                       ========     ========

 (e) Investments in Joint Ventures

   As of September 30, 1999, the Company has investments in two joint ventures accounted for under the equity method. The affiliates provide a full range of integrated services including software manufacturing,

                    MODUS MEDIA INTERNATIONAL HOLDINGS, INC.

                               September 30, 1999

hardware assembly, on-demand manufacturing and response management. At December 31, 1998 and September 30, 1999, the value of these investments was $0.5 million.

 (f) Accrued Liabilities

   Accrued liabilities consisted of the following (in thousands):

                                                      December 31, September 30,
                                                          1998         1999
                                                      ------------ -------------
   Accrued compensation and other benefits...........   $24,026       $23,330
   Accrued taxes.....................................     6,622         6,144
   Accrued customer rebates and advances.............     7,299         7,139
   Accrued occupancy expenses........................     7,452         8,098
   Other accrued liabilities.........................    12,629        12,763
                                                        -------       -------
                                                        $58,028       $57,474
                                                        =======       =======

 (g) Income Taxes

   The provision for income taxes is based on income before taxes as reported in the accompanying consolidated statements of income. Deferred tax assets and liabilities are determined based on the difference between the financial statement and tax basis of assets and liabilities using enacted tax rates in effect for the year in which the differences are expected to reverse. Valuation allowances are established when necessary to reduce deferred tax assets to the amount that is realizable, based upon the realization criteria defined in SFAS No. 109, Accounting for Income Taxes.

   United States federal income taxes are not provided on the unremitted accumulated earnings of foreign subsidiaries, as such earnings are considered to be permanently reinvested abroad.

 (h) Foreign Currency Translation

   Foreign currencies are translated in accordance with SFAS No. 52, Foreign Currency Translation. Under this standard, assets and liabilities of the Company's international subsidiaries are translated into United States dollars at current exchange rates. Income and expense items are translated at average exchange rates prevailing during the year.

   Gains and losses arising from the translation of the Company's international subsidiaries' financial statements are accounted for in shareholders' equity. Gains and losses from foreign currency transactions are included in other expense (income) in the statements of operations.

 (i) Revenue Recognition

   Revenue is recognized when the product is shipped or the service is performed under each customer contract. Revenue consists primarily of fees for e-commerce support services, content management, procurement, materials management, manufacturing, fulfillment and customer relationship management.

                    MODUS MEDIA INTERNATIONAL HOLDINGS, INC.

                               September 30, 1999


 (j) Fair Value of Financial Instruments

   The fair value of cash and cash equivalents, accounts receivable, short-term debt and accounts payable approximate their carrying value due to the immediate or short-term maturity of these financial instruments. The fair value of long-term debt is based on the current rates offered to the Company for debt instruments of similar risks and maturities and approximates its carrying value.

 (k) Use of Estimates

   The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

 (l) Reclassification and Presentation

   Certain reclassifications have been made to prior period amounts to conform with the current year presentation.

 (m) New Accounting Pronouncements

   The Financial Accounting Standards Board (FASB) issued SFAS No. 133, Accounting for Derivative Instruments and Hedging Activities. SFAS No. 133, as amended by SFAS No. 137, is required to be adopted by the Company no later than fiscal year 2001. This statement establishes accounting and reporting standards requiring that every derivative instrument (including certain derivative instruments embedded in other contracts) be recorded in the balance sheet as either an asset or a liability measured at its fair value. SFAS No. 133 requires that changes in the derivative's fair value be recognized currently in earnings unless specific hedge accounting criteria are met. Special accounting for qualifying hedges allows a derivative's gains and losses to offset related results on the hedged item in the income statement, and requires that a company formally document, designate and assess the effectiveness of transactions that receive hedge accounting. The Company plans to adopt this statement in fiscal year 2001. Management does not believe that the adoption of SFAS No. 133 will have a material effect on the Company's financial position or results of operations.

(4) Related Party Transactions

 (a) Accounts Receivable Sold With Recourse

   During 1997, pursuant to an agreement with R.R. Donnelley, the Company sold certain accounts receivable, with recourse, to R.R. Donnelley Receivables, Inc.
(DRI), a wholly owned subsidiary of R.R. Donnelley. The agreement required that DRI pay the Company weekly amounts based on estimated monthly billings for eligible domestic receivables, as defined. During the eleven and a half months ended December 15, 1997, the Company factored $286.4 million of receivables to DRI and the related factoring charge amounted to $3.5 million. The agreement was terminated on December 15, 1997, in connection with the Reorganization. The Company agreed to a final settlement with DRI during 1998 on disputed receivables, which was not material to the Company's financial position or results of operations.

                    MODUS MEDIA INTERNATIONAL HOLDINGS, INC.

                               September 30, 1999


 (b) Sales and Purchases with R.R. Donnelley

   Prior to the Reorganization, R.R. Donnelley sales representatives sold products that were produced in the Company's facilities. Such sales amounted to $13.9 million for the year ended December 31, 1997 and have been included in revenue in the accompanying statement of income. The Company also purchased approximately $7.3 million of print related materials from entities affiliated with R.R. Donnelley during the year ended December 31, 1997.

   Effective with the Reorganization on December 15, 1997, all sales to or purchases from R.R. Donnelley are negotiated and accounted for as arm's-length transactions.

 (c) Loans to Officers

   The Company has extended nonrecourse loans to certain officers and former officers of the Company. The loans, which totaled $3.5 million and $3.7 million at December 31, 1997 and 1998, and $3.6 million at September 30, 1999, bear interest at rates ranging from 7.25% to 7.75% and become due in 2000 through 2004 or upon the occurrence of certain events as defined in the loan agreements. Interest on the loans is due at maturity. The loans and accrued interest receivable are classified as other noncurrent assets in the accompanying consolidated balance sheets.

 (d) Transactions with Other Related Parties

   Effective December 15, 1997, the Company entered into a management agreement with a current shareholder, which requires the shareholder to provide certain advisory and other services to the Company and requires the Company to pay an annual fee of $1.5 million.

   As part of the Reorganization, the Company entered into agreements (collectively, the Transitional Service Agreements) with Stream and CS&T for certain services formerly shared among such entities. Pursuant to the Transitional Service Agreements, the Company received certain legal, information technology and other services and provided certain tax, employee benefit and financial reporting services. Expenses related to purchased services were approximately $1.0 million and $0.2 million in 1997 and 1998, respectively. These expenses were offset by approximately $4.3 million and $0.2 million of charges in 1997 and 1998, respectively, for services performed by the Company. No such expenses were incurred during the nine months ended September 30, 1999.

   The Company has entered into a tax sharing agreement with Stream and CS&T under which they will indemnify the Company, and the Company will indemnify Stream and CS&T, with respect to any taxes relating to their businesses prior to the Reorganization, after taking into account, under rules set forth in the tax sharing agreement, the net operating loss carryforwards and other tax attributes of Stream immediately prior to the Reorganization (and in limited circumstances losses and other tax attributes of the Company carried back to periods prior to the Reorganization). The tax sharing agreement also defines the parties' obligations for filing tax returns, and their rights and obligations for claims made by the Internal Revenue Service or other taxing authorities for periods prior to the Reorganization.

   In 1998, the Company received a $1.2 million tax refund, arising from its business operations prior to the April 21, 1995 Contribution Agreement. This amount was recorded as a contribution of capital in the consolidated statement of shareholders' equity.

                    MODUS MEDIA INTERNATIONAL HOLDINGS, INC.

                               September 30, 1999


(5)  Debt Financing

   Borrowings during the first eleven and a half months of 1997 were in the form of an intercompany loan with R.R. Donnelley with interest based on LIBOR plus 35 basis points. Interest expense on this facility was approximately $9.4 million for the period ended December 15, 1997. Effective with the Reorganization, the Company discontinued all intercompany loan activity with R.R. Donnelley.

   On December 15, 1997, the Company and certain of its international subsidiaries entered into a credit agreement with a group of banks for a revolving line of credit of $130 million, expiring on December 17, 2001. The credit facility is collateralized by and the borrowing base is calculated based on eligible receivables, inventories and fixed assets. The credit agreement also contains certain covenants, of which the most restrictive relates to tangible net worth. As of September 30, 1999 the Company was in compliance with all debt covenants. Borrowings under the agreement bear interest at rates based on either LIBOR, the banks' prime rate or the Federal Funds rate, plus an applicable margin. The interest rate at September 30, 1999 was 9.50%. As of December 31, 1998 and September 30, 1999, the borrowing base was $81.9 million and $82.1 million, respectively.

   Borrowings under the line of credit have been classified as long-term since the Company has the ability and intent to maintain such debt on a long-term basis. Commitment fees are 37.5 basis points on the unused portion of the line of credit.

   Certain of the Company's foreign subsidiaries have additional lines of credit available to fund local working capital requirements. The lines of credit are collateralized by certain assets of the local entities. Approximately $13.6 million and $14.0 million of these facilities were unused at December 31, 1998, and September 30, 1999, respectively.

   The Company's debt was as follows (in thousands):

                                                      December 31, September 30,
                                                          1998         1999
                                                      ------------ -------------
   Revolving line of credit.........................    $ 10,000      $   --
   Mortgage payable due in 2004 at an interest rate
    of 5.14%........................................         --        4,268
   Capital leases payable in varying amounts through
    2008 at a weighted average interest rate of
    7.13%...........................................      13,662       4,436
                                                        --------      -------
                                                          23,662       8,704
   Less--Current portion............................       2,021       1,363
                                                        --------      -------
     Long-term portion..............................    $ 21,641      $ 7,341
                                                        ========      =======

                    MODUS MEDIA INTERNATIONAL HOLDINGS, INC.

                               September 30, 1999


(6) Commitments and Contingencies

 (a) Lease Commitments

   The Company leases certain offices, facilities and equipment under noncancellable leases, which expire at various dates through 2008. Rent expense for operating leases was $12.4 million, $16.3 million and $12.4 million for the years ended December 31, 1997 and 1998, and the nine months ended September 30, 1999, respectively. At September 30, 1999, future minimum lease payments for noncancellable leases were payable as follows (in thousands):

   Year                                                       Operating Capital
   ----                                                       --------- -------
   Fourth quarter of 1999....................................  $ 3,997  $   700
   2000......................................................   14,251    1,871
   2001......................................................   10,550      505
   2002......................................................    8,892      344
   2003......................................................    6,570      336
   2004......................................................    4,075      335
   Thereafter................................................   19,156    1,356
                                                               -------  -------
     Total minimum payments..................................  $67,491    5,447
                                                               =======
     Less--Amounts representing interest.....................            (1,011)
                                                                        -------
     Present value of minimum lease payments.................           $ 4,436
                                                                        =======

 (b) Commitments and Contingencies

   Certain key executives are covered by employment agreements, which establish salaries, certain benefits and incentive compensation and separation terms. Some key executives in foreign countries are also covered by agreements, which contain provisions that are typical in those countries.

   In connection with the Reorganization, the Company, Stream and CS&T entered into agreements, which contain general indemnities between the companies. Under the agreements, each of the companies indemnifies the others for any losses, liabilities or damages in connection with any liability, claim or action assumed by such company in the Reorganization.

   The Company is a party to certain litigation arising in the ordinary course of business, which, in the opinion of management, will not have a material adverse effect on the Company's financial position or results of operations.

 (c) Significant Customers and Concentration of Credit Risk

   For the year ended December 31, 1997, two customers accounted for approximately 17% and 14% of total Company revenue. For the year ended December 31, 1998, two customers accounted for approximately 23% and 12% of total Company revenue. For the nine months ended September 30, 1999, one customer accounted for approximately 26% of total Company revenue. No other customers accounted for greater than 10% of total Company revenue for the years ended December 31, 1997 and 1998, or for the nine months ended September 30, 1999.

   Financial instruments that subject the Company to concentrations of credit risk consist primarily of trade receivables with customers in the technology industry. The large number of customers comprising the

                    MODUS MEDIA INTERNATIONAL HOLDINGS, INC.

                               September 30, 1999

Company's customer base and their geographic dispersion mitigates this credit risk. To reduce credit risk, the Company performs ongoing credit evaluations of its customers' financial condition and maintains allowances for potentially uncollectible accounts.

(7) Income Taxes

   The provision for income taxes was comprised of the following (in thousands):

                                                     Year Ended     Nine Months
                                                    December 31,       Ended
                                                    -------------  September 30,
                                                     1997   1998       1999
                                                    ------ ------  -------------
   Current:
     Domestic...................................... $  --  $  --      $  --
     Foreign.......................................    --   4,607      4,075
   Deferred........................................  2,824   (342)      (801)
                                                    ------ ------     ------
                                                    $2,824 $4,265     $3,274
                                                    ====== ======     ======

   Income before income taxes included approximately $6.6 million, $28.0 million and $9.4 million related to foreign operations for the years ended December 31, 1997 and 1998 and the nine months ended September 30, 1999, respectively.

   The Company's effective tax rate differed from the statutory United States federal income tax rate as follows:

                                                   Year Ended       Nine Months
                                                  December 31,         Ended
                                                  ---------------  September 30,
                                                   1997     1998       1999
                                                  ------   ------  -------------
   Federal statutory rate........................  (35.0)%   35.0%      35.0%
   Foreign tax effect, net.......................  (10.0)   (40.1)     (12.0)
   Valuation allowance items.....................   54.5     31.6        1.6
   Other.........................................    --       1.9        1.3
                                                  ------   ------      -----
                                                     9.5%    28.4%      25.9%
                                                  ======   ======      =====

                    MODUS MEDIA INTERNATIONAL HOLDINGS, INC.

                               September 30, 1999


   The components of the Company's deferred income tax assets and liabilities were as follows (in thousands):

                                                    December 31, September 30,
                                                        1998         1999
                                                    ------------ -------------
   Deferred tax assets--
     Receivable allowances.........................   $   921       $ 1,445
     Inventory adjustments.........................     1,680         1,827
     Property, plant and equipment.................     1,397           742
     Accrued liabilities...........................       670         2,450
     Tax loss carryforwards........................     7,865         7,664
                                                      -------       -------
       Total deferred tax assets...................    12,533        14,128
   Less--Valuation allowance.......................   (12,533)      (14,128)
                                                      -------       -------
       Deferred tax assets, net of valuation
        allowance..................................   $   --        $   --
                                                      =======       =======
   Deferred tax liabilities--
     Property, plant and equipment.................   $ 2,482       $ 1,681
                                                      -------       -------
       Total deferred tax liabilities..............     2,482         1,681
                                                      -------       -------
   Net deferred tax liabilities....................   $ 2,482       $ 1,681
                                                      =======       =======

   Undistributed earnings of foreign subsidiaries included in the consolidated retained earnings amounted to approximately $26.6 million at September 30, 1999. U.S. federal income taxes are not provided on the unremitted accumulated earnings of foreign subsidiaries, as such earnings are considered to be permanently reinvested abroad.

   A valuation allowance has been established to fully reserve the tax benefits associated with certain temporary differences and the net operating loss carryforwards as the realizability of these tax benefits is uncertain. These tax loss carryforwards of $19.2 million at September 30, 1999 will generally expire between 2000 and 2019.

(8) Employee Benefit Plans

 (a) Defined Contribution Plans

   The Company has a defined contribution 401(k) plan covering substantially all domestic employees who meet certain eligibility requirements. Participants may make contributions to the 401(k) plan from 1% to 15% of their compensation, as defined in the plan. The Company also contributes a certain percentage of the employee's annual compensation to the 401(k) plan, subject to certain limitations. Company contributions are fully vested after two years of service. Contributions and costs attributable to the 401(k) plan amounted to $0.6 million for each of the years ended December 31, 1997 and 1998 and the nine months ended September 30, 1999, respectively.

   Certain of the Company's foreign subsidiaries also have defined contribution plans covering those employees who meet certain eligibility requirements. Participants may make contributions to the plans from 1% to 20% of their compensation, as defined. The Company also contributes a certain percentage of the employee's annual compensation to the plans, subject to certain limitations. Contributions attributable to the plans amounted to $1.3 million, $1.4 million and $0.8 million for the years ended December 31, 1997 and 1998 and the nine months ended September 30, 1999, respectively.

                    MODUS MEDIA INTERNATIONAL HOLDINGS, INC.

                               September 30, 1999


 (b) Defined Benefit Pension Plans

   Certain of the Company's foreign subsidiaries have defined benefit pension plans for long-term employees. The plans are based on an employee's years of service and earnings. The retirement plan liabilities and their related costs are computed in accordance with the laws and appropriate actuarial practices of the individual countries. The change in benefit obligation and plan assets consisted of the following (in thousands):

                                                 Year Ended       Nine Months
                                                December 31,         Ended
                                               ----------------  September 30,
                                                1997     1998        1999
                                               -------  -------  -------------
Change in Benefit Obligation:
Benefit obligation at beginning of period..... $ 4,148  $ 4,479     $ 4,484
Service cost..................................    (107)     (95)        (89)
Plan participants' contributions..............     547      622         640
Benefits paid.................................    (109)    (522)       (331)
                                               -------  -------     -------
Benefit obligation at end of period........... $ 4,479  $ 4,484     $ 4,704
                                               =======  =======     =======
Change in Plan Assets:
Fair value of plan assets at beginning of
 period....................................... $ 2,015  $ 3,651     $ 4,895
Actual return on plan assets..................     694      586       1,072
Acquisition...................................      79        0           0
Employer contribution.........................     425      558         513
Plan participants' contributions..............     547      622         640
Benefits paid.................................    (109)    (522)       (331)
                                               -------  -------     -------
Fair value of plan assets at end of period.... $ 3,651  $ 4,895     $ 6,789
                                               =======  =======     =======

   The net periodic benefit costs were $0.1 million, $0.2 million and $0.3 million for the years ended December 31, 1997 and 1998 and for the nine months ended September 30, 1999, respectively.

   The average rate of compensation increase and the expected return on plan assets used to account for the plans were 6% and 8%, respectively, for each of the years ended December 31, 1997 and 1998 and for the nine months ended September 30, 1999.

(9) Shareholders' Equity

 (a) Common Stock

   The Company has authorized common stock and nonvoting common stock. The holders of common stock are entitled to one vote for each share held, and the holders of nonvoting common stock have no voting rights.

                    MODUS MEDIA INTERNATIONAL HOLDINGS, INC.

                               September 30, 1999


   Common stock consisted of the following:

                                                    December 31, September 30,
                                                        1998         1999
                                                    ------------ -------------
     Common stock, authorized--30,000,000 shares;
      shares issued and outstanding................   9,563,276   10,199,338
     Nonvoting common stock, authorized--3,000,000
      shares; shares issued and outstanding........   2,622,002    2,622,002
                                                     ----------   ----------
     Total shares outstanding......................  12,185,278   12,821,340
                                                     ==========   ==========

 (b) Preferred Stock

   The Company has authorized 120,000 shares of 9.50% series senior cumulative preferred stock. Preferred stock shares issued and outstanding at December 31, 1998, and September 30, 1999 were 66,959 and 71,744, respectively. Preferred dividends accrue at the rate of $95 per annum per share and are payable in cash, additional shares, or any combination of the two. At December 31, 1998, and at September 30, 1999, cumulative preferred dividends in arrears were approximately $526,000 and $564,000, respectively. Subsequent to September 30, 1999, the Company repurchased all of its outstanding preferred stock. See Note 13.

 (c) Stock Option Plans

   In connection with the Reorganization on December 15, 1997, the Company cancelled all options available for grant under option plans previously administered by Stream. The Company then established the 1997 Stock Incentive Plan (the Plan), which is administered by the Board of Directors of the Company. The Plan, as amended by the Board on September 29, 1999, provides for the issuance of up to 2,800,000 options to purchase shares of common stock, at exercise prices and vesting periods determined by the Board and defined in the applicable option agreements. Options can not be issued under the Plan after December 15, 2007; however, options previously granted under the Plan may still be exercised beyond that date. The Plan also contains certain provisions for the option holders in the event of an acquisition, as defined in the Plan.

   During 1995, the FASB issued SFAS No. 123, Accounting for Stock Based Compensation, which defines a fair value based method of accounting for an employee stock option or similar equity instrument and encourages all entities to adopt that method of accounting for all of their employee stock compensation plans. However, it also allows an entity to continue to measure compensation cost for those plans using the method of accounting prescribed by the Accounting Principles Board (APB) Opinion No. 25, Accounting for Stock Issued to Employees. Entities electing to remain with the accounting in APB No. 25 must make pro forma disclosures of net income and earnings per share, as if the fair value based method of accounting defined in SFAS No. 123 had been applied.

   The Company has elected to account for its stock-based employee compensation plans under APB No. 25. However, for pro forma disclosure purposes, the Company has computed the compensation expense in 1997 and 1998 and for the nine months ended September 30, 1999 for all options granted, using the Black-Scholes option pricing model as prescribed by SFAS No. 123. The fair value of the 1997, 1998 and 1999 options granted is estimated on the date of grant using the following assumptions: a dividend yield of 0%, an expected volatility of 18% and an expected life of 5 years for each year, and a risk-free interest rate of 6.22%, 5.71% and 5.81%, respectively for 1997, 1998 and 1999.

   The method prescribed by SFAS No. 123 has not been applied to the options granted prior to January 1, 1995, and as a result, the resulting pro forma compensation expense may not be representative of the amount to

                    MODUS MEDIA INTERNATIONAL HOLDINGS, INC.

                               September 30, 1999

be expected in future years. The Company's compensation expense is attributable to options in the Company that Stream and CS&T granted to the Company's employees and does not reflect any compensation attributable to employees of Stream or CS&T.

   If the Company had accounted for these plans in accordance with SFAS No. 123, the Company's net income would have been reduced and net loss would have been increased to the following pro forma amounts (in thousands):

                                                    Year Ended      Nine Months
                                                   December 31,        Ended
                                                 ----------------- September 30,
                                                   1997     1998       1999
                                                 --------  ------- -------------
     Net income (loss)
       As reported.............................. $(32,667) $10,747    $9,390
       Pro forma................................  (33,298)  10,263     9,163

   On January 9, 1998, the outstanding awards under Stream's stock option plans were replaced by substitute awards such that for each option then held, the option holder received an option in the Company, Stream and CS&T. The substitute awards have the same ratio of the exercise price per option to the market value per share, the same aggregate difference between market value and exercise price and the same vesting provisions, option periods and other terms and conditions of the options that they replaced.

   The following table summarizes the status of the Company's stock option plans and changes to the plans during the periods indicated:

                                                                     Weighted
                                                      Number of      Average
                                                        Shares    Exercise Price
                                                      ----------  --------------
   Outstanding at December 31, 1996..................  4,473,162      $0.81
   Granted...........................................    191,500       0.95
   Exercised.........................................   (110,952)      0.12
   Forfeited/cancelled...............................   (722,832)      0.71
                                                      ----------      -----
   Outstanding at December 31, 1997..................  3,830,878       0.85
   Granted...........................................  1,700,000       0.58
   Exercised.........................................   (340,158)      0.60
   Forfeited/cancelled............................... (1,280,280)      0.81
                                                      ----------      -----
   Outstanding at December 31, 1998..................  3,910,440       0.69
   Granted...........................................  1,197,374       8.54
   Exercised.........................................   (669,562)      0.97
   Forfeited/cancelled...............................   (258,290)      0.56
                                                      ----------      -----
   Outstanding at September 30, 1999.................  4,179,962      $2.48
                                                      ==========      =====
   Options exercisable at:
     December 31, 1997...............................  2,484,714      $0.84
     December 31, 1998...............................  1,697,732       0.80
     September 30, 1999..............................  1,620,470       0.77

                    MODUS MEDIA INTERNATIONAL HOLDINGS, INC.

                               September 30, 1999


   Options available for grant at December 31, 1997 and 1998 and September 30, 1999 were 1,007,512, 100,000 and 257,500, respectively. The following table summarizes information about stock options outstanding and exercisable at September 30, 1999:

                                        Weighted Average
                                           Remaining
      Range of         Outstanding at     Contractual      Exercisable at
   Exercise Prices   September 30, 1999   Life (Years)   September 30, 1999
   ---------------   ------------------ ---------------- ------------------
   $  0.08-0.11            272,975            4.82             272,975
      0.58-0.71          2,469,237            7.83             867,495
      1.19-1.73            480,000            5.56             480,000
           2.30            215,000            9.70                 --
          10.35            742,750           10.00                 --
   ------------          ---------           -----           ---------
   $0.08-$10.35          4,179,962            7.85           1,620,470
    ============         =========           =====           =========

(10) Earnings Per Share

   The following table sets forth the computation of basic and diluted income per share (in thousands, except per share amounts):

                                                                   Nine Months
                                                      Year Ended      Ended
                                                     December 31, September 30,
                                                         1998         1999
                                                     ------------ -------------
   Basic:
     Net income available to common shareholders....   $ 4,825       $ 4,505
                                                       =======       =======
     Weighted average shares outstanding............    12,749        12,510
                                                       =======       =======
     Net income per share...........................   $  0.38       $  0.36
                                                       =======       =======

   Diluted:
     Net income available to common shareholders....   $ 4,825       $ 4,505
                                                       =======       =======
     Weighted average shares outstanding............    12,749        12,510
     Effect of dilutive common stock options........       323         1,993
                                                       -------       -------
       Total........................................    13,072        14,503
                                                       =======       =======
     Net income per share...........................   $  0.37       $  0.31
                                                       =======       =======

   Prior to the Reorganization, no common shares were outstanding; therefore, income per share data prior to 1998 is not meaningful and has been excluded.

(11) Segment Information

   The Company adopted SFAS No. 131, Disclosures about Segments of an Enterprise and Related Information in fiscal 1999. The Company has three reportable business segments based on geographic regions: the Americas, Europe and Asia-Pacific.

   The accounting policies of the geographic segments are the same as those described in the summary of significant accounting policies as described in
Note 3. The Company evaluates the performance of its

                    MODUS MEDIA INTERNATIONAL HOLDINGS, INC.

                               September 30, 1999

geographic segments based on segment earnings before interest and taxes (EBIT). Inter-segment revenue and transfers between geographic regions are accounted for at prices that approximate arm's-length transactions. The table below presents information about the Company's reportable segments (in thousands):

                                                 Year Ended        Nine Months
                                                December 31,          Ended
                                              ------------------  September 30,
                                                1997      1998        1999
                                              --------  --------  -------------
   Revenue:
     Americas................................ $337,833  $286,574    $229,543
     Europe..................................  226,228   238,970     195,965
     Asia-Pacific............................  147,125   109,881      83,217
     Eliminations............................  (26,663)   (5,343)     (2,490)
                                              --------  --------    --------
       Net customer revenue.................. $684,523  $630,082    $506,235
                                              ========  ========    ========
   EBIT:
     Americas................................ $ (4,237) $ 20,828    $  8,626
     Europe..................................   13,942    18,834       9,746
     Asia-Pacific............................    1,720     1,396      11,800
     Unallocated.............................  (24,790)  (22,164)    (15,687)
                                              --------  --------    --------
       Total EBIT............................  (13,365)   18,894      14,485
     Interest expense........................  (16,478)   (3,882)     (1,821)
                                              --------  --------    --------
       Income (loss) before income taxes..... $(29,843) $ 15,012    $ 12,664
                                              ========  ========    ========
   Total property, plant and equipment, net:
     Americas................................           $ 16,546    $ 16,230
     Europe..................................             30,600      29,138
     Asia-Pacific............................             22,177      21,765
     Unallocated.............................              1,429         877
                                                        --------    --------
                                                        $ 70,752    $ 68,010
                                                        ========    ========
   Total assets:
     Americas................................           $107,418    $106,905
     Europe..................................            126,081     114,401
     Asia-Pacific............................             58,524      72,180
     Unallocated.............................             12,527       4,721
     Eliminations............................            (13,340)    (21,241)
                                                        --------    --------
       Total assets..........................           $291,210    $276,966
                                                        ========    ========

(12) Restructuring Charge

   In 1996, management undertook a restructuring of its worldwide manufacturing operations by exiting its offset printing business and focusing on becoming a provider of global supply chain management solutions. The Company recorded a pretax charge of $100.9 million, which included the restructuring of its operations and the write-down of certain equipment, intangibles and other long-lived assets. The restructuring charge included approximately $28.3 million for severance and termination benefits and $7.5 million for the remaining lease obligations related to the closure of four facilities: two in North America, one in Europe, and one in Asia.

                    MODUS MEDIA INTERNATIONAL HOLDINGS, INC.

                               September 30, 1999

The remaining charge related primarily to impairment losses on long-lived assets, which were calculated based on the excess carrying amounts of the assets over the assets' fair values. The fair value of a long-lived asset was generally determined using undiscounted estimates of the future cash flows generated by that asset.

   At December 31, 1998, the remaining accrual relating to the above-mentioned charges totaled $0.5 million. At September 30, 1999, there was no remaining accrual relating to the above-mentioned restructuring charge. Cash expenditures and non-cash expenditures were $16.8 million and $11.2 million, respectively, for 1997, $7.5 million and $3.7 million, respectively, for 1998, and $0.5 million and $0, respectively, for the nine months ended September 30, 1999.

(13) Subsequent Event

 (a) Preferred Stock Repurchase

   During October 1999, the Company repurchased all of its outstanding preferred stock, 71,744 shares, valued at $71.7 million, for $60.2 million, comprised of cash and a note for $12.7 million. The preferred stock value in excess of the repurchase amount of $11.5 million will be added to net earnings to arrive at net earnings available to common shareholders.

 (b) Common Stock Redemption

   Subsequent to September 30, 1999, the Company repurchased 949,812 shares of common stock from non-employees at $10.35 per share for $9.8 million.

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                                       Shares

                    Modus Media International Holdings, Inc.

                                  Common Stock


                [Logo of Modus Media International appears here]

                                   --------

                                   PROSPECTUS
                                        , 2000

                                   --------

                              Salomon Smith Barney
                          Donaldson, Lufkin & Jenrette
                               Robertson Stephens
                           Thomas Weisel Partners LLC

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                                    PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

Item 13. Other Expenses of Issuance and Distribution.

   The following table sets forth the costs and expenses, other than the underwriting discount, payable by the Registrant in connection with the sale of common stock being registered. All amounts are estimates except the SEC registration fee, the NASD filing fees and the Nasdaq National Market listing fee.

     SEC registration fee............................................... $39,600
     NASD filing fee....................................................  15,500
     Nasdaq National Market listing fee.................................    *
     Printing and engraving expenses....................................    *
     Legal fees and expenses............................................    *
     Accounting fees and expenses.......................................    *
     Blue Sky fees and expenses (including legal fees)..................    *
     Transfer agent and registrar fees and expenses.....................    *
     Miscellaneous......................................................    *
                                                                         -------
       Total............................................................
                                                                         =======

    --------
    * To be completed by amendment.

   The Company will bear all expenses shown above.

Item 14. Indemnification of Directors and Officers.

   The Registrant's Amended and Restated Certificate of Incorporation (the "Restated Certificate") provides that, except to the extent prohibited by the Delaware General Corporation Law (the "DGCL"), the Registrant's directors shall not be personally liable to the Registrant or its stockholders for monetary damages for any breach of fiduciary duty as directors of the Registrant. Under the DGCL, the directors have a fiduciary duty to the Registrant which is not eliminated by this provision of the Restated Certificate and, in appropriate circumstances, equitable remedies such as injunctive or other forms of nonmonetary relief will remain available. In addition, each director will continue to be subject to liability under the DGCL for breach of the director's duty of loyalty to the Registrant, for acts or omissions which are found by a court of competent jurisdiction to be not in good faith or involving intentional misconduct, for knowing violations of law, for actions leading to improper personal benefit to the director, and for payment of dividends or approval of stock repurchases or redemptions that are prohibited by the DGCL. This provision also does not affect the directors' responsibilities under any other laws, such as the federal securities laws or state or federal environmental laws. The Registrant has obtained liability insurance for its officers and directors.

   Section 145 of the DGCL empowers a corporation to indemnify its directors and officers and to purchase insurance with respect to liability arising out of their capacity or status as directors and officers, provided that this provision shall not eliminate or limit the liability of a director: (i) for any breach of the director's duty of loyalty to the corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) arising under
Section 174 of the DGCL including for an unlawful payment of dividend or unlawful stock purchase or redemption, or (iv) for any transaction from which the director derived an improper personal benefit. The DGCL provides further that the indemnification permitted thereunder shall not be deemed exclusive of any other rights to which the directors and officers may be entitled under the corporation's by-laws, any agreement, a vote of stockholders or otherwise. The Restated Certificate eliminates the personal liability of directors to the fullest extent permitted by the DGCL and, together with the Registrant's Amended and Restated By-Laws (the "Restated By-Laws"), provides that the Registrant shall fully indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding (whether civil, criminal, administrative or investigative) by reason of the fact that such person is or was a director or officer of the Registrant, or is or was serving at the request of the Registrant as a director or officer of another corporation, partnership, joint venture, trust, employee benefit plan or other enterprise, against expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with such action, suit or proceeding. Reference is made to the Registrant's Form of Amended and Restated Certificate of Incorporation and Form of Amended and Restated By-Laws filed as Exhibits 3.2 and 3.4 hereto, respectively.

   The Underwriting Agreement provides that the Underwriters are obligated, under certain circumstances, to indemnify directors, officers and controlling persons of the Company against certain liabilities, including liabilities under the Securities Act of 1933, as amended (the "Act"). Reference is made to the form of Underwriting Agreement to be filed as Exhibit 1.1 hereto.

   At present, there is no pending litigation or proceeding involving any director, officer, employee or agent as to which indemnification will be required or permitted under the Restated Certificate. The Registrant is not aware of any threatened litigation or proceeding that may result in a claim for such indemnification.

Item 15. Recent Sales of Unregistered Securities.

   Since its incorporation as an independent company in December 1997, the Company has issued the following securities that were not registered under the Securities Act as summarized below:

     (a) Issuances of Capital Stock. On December 10, 1997, we issued 1,722,514 shares of our non-voting common stock to Bain Capital, Inc. as partial payment for services rendered to us. On December 15, 1997, we issued 40,646 shares of our preferred stock to R.R. Donnelley in exchange for the cancellation of certain inter-company debt assigned to us pursuant to the reorganization of Stream International Inc. On January 10, 1998, we were spun off from Stream and, pursuant to that spin-off, our shares were distributed to the shareholders of Stream. Following the spin-off, R.R. Donnelley exchanged its shares of our common stock for 21,132 additional shares of our preferred stock. Dividends on our preferred stock were accrued and were paid in kind by the issuance of 6,094 additional shares of our preferred stock in December 1998, less an offset of 913 shares. Our Board of Directors authorized additional dividends on our preferred stock during 1999 and such dividends accrued on our books. On October 13, 1999, we repurchased in full all of the issued and outstanding shares of our preferred stock. On April 21, 1998, we exchanged 899,488 shares of our common stock, which were owned by BankAmerica Investment Corporation, for 899,488 shares of our non-voting common stock.

     (b) Certain Grants and Exercises of Stock Options. The Company's 1997 stock option plans were adopted by the Board of Directors and sole stockholder of the Company on December 15, 1997. As of November 30, 1999, options to purchase 2,074,797 shares of common stock had been exercised for a consideration of $1.6 million under the Company's 1997 Stock Incentive Plan and options to purchase 3,235,559 shares of common stock were outstanding under the Company's 1997 stock option plans.

   No underwriters were involved in the foregoing sales of securities. Such sales were made in reliance upon an exemption from the registration provisions of the Securities Act set forth in Section 4(2) thereof relative to sales by an issuer not involving any public offering or the rules and regulations thereunder, or, in the case of options to purchase common stock, Rule 701 of the Securities Act. All of the foregoing securities are deemed restricted securities for the purposes of the Securities Act.

Item 16. Exhibits and Financial Statement Schedules.

   (a) Exhibits:

   Exhibit No.                           Description
   -----------                           -----------
      *1.1     --Form of Underwriting Agreement

       3.1     --Amended and Restated Certificate of Incorporation of the
                Registrant, as amended

      *3.2     --Form of Amended and Restated Certificate of Incorporation of
                the Registrant, to be filed prior to the closing of this
                offering

   Exhibit No.                            Description
   -----------                            -----------
       3.3     --Amended and Restated By-Laws of the Registrant

      *3.4     --Form of Second Amended and Restated By-Laws of the Registrant,
                to be effective upon the closing of this offering

      *4.1     --Specimen common stock certificate

       4.2     --See Exhibits 3.1, 3.2, 3.3 and 3.4 for provisions of the
                Second Amended and Restated Certificate of Incorporation and
                Amended and Restated By-Laws of the Registrant defining the rights of holders of common stock of the Registrant

      *5.1     --Opinion of Hale and Dorr LLP

      10.1     --Contribution Agreement, dated as of December 15, 1997, among
                Stream International Inc. (f/k/a Stream International Holdings,
                Inc.), the Registrant and Modus Media International, Inc.

      10.2     --Tax Sharing Agreement, dated as of December 15, 1997, among
                Stream International Inc., the Registrant, Modus Media
                International, Inc., Corporate Software & Technology Holdings,
                Inc. and Corporate Software & Technology, Inc.

      10.3     --The Registrant's 1997 Stock Incentive Plan, as amended

      10.4     --Forms of Option Grants under the Registrant's 1997 Stock
                Incentive Plan

      10.5     --The Registrant's 1999 Management Incentive Plan

     *10.6     --The Registrant's 1999 Employee Stock Purchase Plan

      10.7     --Sublease, dated June 18, 1997, by and between The Travelers
                Indemnity Company and Stream International Inc., as amended

      10.8     --Lease, dated December 19, 1994, between Lieboch Limited, R.R.
                Donnelley Ireland Turnkey Services Kildare and Allied Irish
                Banks, p.l.c.

      10.9     --Lease, dated December 2, 1996, by and between Housing &
                Development Board and Stream International Pte Ltd., as amended

      10.10    --Lease, dated December 3, 1994, by and between Novell, Inc. and
                R.R. Donnelley & Sons Company, as assigned by Assignment and
                Assumption of Lease, dated April 21, 1995, by and between R.R.
                Donnelley & Sons Company and Stream International Holdings,
                Inc., as amended

      10.11    --Amended and Restated 7 3/4 Unsecured Promissory Note, dated
                March 7, 1997, by and between Terence M. Leahy, as the
                Borrower, and the Registrant

      10.12    --7.34% Secured Non-Recourse Promissory Note, dated September
                15, 1995, by and between Terence M. Leahy, as the Borrower, and the Registrant

      10.13    --Amended and Restated 7.25% Unsecured Promissory Note, dated
                July 20, 1999, by and between W. Kendale Southerland, as the
                Borrower, and the Registrant

      10.14 --Amended and Restated 7.25% Unsecured Promissory Note by and between Ronald Leitch, as the Borrower, and the Registrant

      10.15 --Employment Agreement, as amended, by and between the Registrant and Terence M. Leahy dated January 1, 1998

      10.16    --Credit Agreement dated as of December 15, 1997, among Modus
                Media International, Inc. and Modus Media International
                Kabushiki Kaisha, as Borrowers, and the Banks named therein, as Lenders, as amended

   Exhibit No.                            Description
   -----------                            -----------
      10.17    --Agreement dated January 20, 1999 between the Industrial
                Development Agency (Ireland), Modus Media International
                Kildcare and Modus Media International Holdings, Inc.

      10.18 --Business Transfer Agreement dated December 28, 1998 by and between Modus Media International Kabushiki Kaisha and Sasatoku
                Donnelley Kabushiki Kaisha

      10.19    --Amended and Restated Joint Venture Agreement dated January
                1999 by and between Modus Media International, Inc. and
                Sasatoku Printing Co. Ltd.

      10.20    --Master Agreement dated November 11, 1998 by and among Modus
                Media International, Inc., the Korean management team of Modus
                Media International Korea, Ltd. ("MMIK") and MMIK

     *10.21    --Replication Agreement, dated September 1, 1999, by and between
                Microsoft Licensing, Inc. and Modus Media International, Inc.

     *11.1     --Statement re Computation of Earnings per Share

      21.1     --Subsidiaries of the Registrant

      23.1     --Consent of Arthur Andersen LLP

     *23.2     --Consent of Hale and Dorr LLP (included in Exhibit 5.1)

      24.1     --Powers of Attorney (see page II-5)

      27.1     --Financial Data Schedule

--------
* To be filed by amendment.
+ Confidential treatment requested for certain portions of this Exhibit pursuant to Rule 406 promulgated under the Securities Act, which portions are omitted and filed separately with the Securities and Exchange Commission

   (b) Financial Statement:

   Schedule II--Valuation and Qualifying Accounts

                 Schedule II--Valuation and Qualifying Accounts

                                               Additions                Balance
                                    Balance at Charged to               at End
                                    Beginning  Costs and                  of
Description                         of Period   Expenses  Deductions    Period
----------------------------------- ---------- ---------- ----------    -------
                                                 (in thousands)
Allowance for Doubtful Accounts:
 Year ended December 31, 1997......  $ 4,909     $9,003    $ (6,799)(a) $ 7,113
 Year ended December 31, 1998......  $ 7,113     $2,776    $ (5,487)(a) $ 4,402
 Nine months ended September 30,
  1999.............................  $ 4,402     $1,722    $ (1,088)(a) $ 5,036

Restructuring Reserve:
 Year ended December 31, 1997......  $39,744     $  --     $(28,076)(b) $11,668
 Year ended December 31, 1998......  $11,668     $  --     $(11,187)(b) $   481
 Nine months ended September 30,
  1999.............................  $   481     $  --     $   (481)(b) $   --

(a) Uncollectible accounts receivable written off against the allowance, net of recoveries.
(b) Payments and other write-offs for restructuring costs.

   All other schedules for which provision is made in the applicable accounting regulation of the Securities and Exchange Commission are not required under the related instructions or are inapplicable, and therefore have been omitted.

Item 17. Undertakings.

   The undersigned registrant hereby undertakes to provide to the Underwriter at the closing specified in the Underwriting Agreement, certificates in such denominations and registered in such names as required by the Underwriter to permit prompt delivery to each purchaser.

   Insofar as indemnification for liabilities arising under the Securities Act of 1933, as amended (the "Act"), may be permitted to directors, officers and controlling persons of the registrant pursuant to the Delaware General Corporation Law, the Restated Certificate of the registrant, the Underwriting Agreement, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act, and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered hereunder, the registrant will, unless in the opinion of counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

   The undersigned registrant hereby undertakes that:

     (1) For purpose of determining any liability under the Act, the information omitted from the form of prospectus filed as part of this Registration Statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or (4), or 497(h) under the Act shall be deemed to be part of this Registration Statement as of the time it was declared effective.

     (2) For purpose of determining any liability under the Act, each post-effective amendment that contains a form of prospectus shall be deemed to be a new Registration Statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                                   SIGNATURES

   Pursuant to the requirements of the Securities Act of 1933, the Registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Westwood, Massachusetts, on this 10th day of December 1999.

                                          MODUS MEDIA INTERNATIONAL HOLDINGS,
                                           INC.

                                                   /s/ Terence M. Leahy
                                          By: _________________________________
                                            Terence M. Leahy
                                            Chairman of the Board and
                                            Chief Executive Officer

                        POWER OF ATTORNEY AND SIGNATURES

   We, the undersigned officers, directors and authorized representatives of Modus Media International Holdings, Inc. hereby severally constitute and appoint Terry Leahy, Mary Wilson and Mark Borden, and each of them singly, our true and lawful attorneys with full power to them, and each of them singly, with full powers of substitution and resubstitution, to sign for us and in our names in the capacities indicated below, the Registration Statement on Form S-1 filed herewith and any and all pre-effective and post-effective amendments to said Registration Statement, and any subsequent Registration Statement for the same offering which may be filed under Rule 462(b), and generally to do all such things in our names and on our behalf in our capacities as officers and directors to enable Modus Media International Holdings, Inc. to comply with the provisions of the Securities Act of 1933, as amended, and all requirements of the Securities and Exchange Commission, hereby ratifying and confirming our signatures as they may be signed by our said attorneys, or any of them, or their substitute or substitutes, to said Registration Statement and any and all amendments thereto or to any subsequent Registration Statement for the same offering which may be filed under Rule 462(b).

   Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

              Signature                          Title                   Date
              ---------                          -----                   ----

         /s/ Terence M. Leahy          Chairman of the Board of    December 10, 1999
______________________________________  Directors, and Chief
           Terence M. Leahy             Executive Officer
                                        (Principal Executive
                                        Officer)

          /s/ Richard Darer            Chief Financial Officer     December 10, 1999
______________________________________  (Principal Financial
            Richard Darer               Officer)

       /s/ Linwood A. Lacy, Jr.        Director                    December 10, 1999
______________________________________
         Linwood A. Lacy, Jr.

         /s/ Jonathan Lavine           Director                    December 10, 1999
______________________________________
           Jonathan Lavine

          /s/ Mark Nunnelly            Director                    December 10, 1999
______________________________________
            Mark Nunnelly

           /s/ Robert White            Director                    December 10, 1999
______________________________________
             Robert White

                                 EXHIBIT INDEX

   Exhibit No.                            Description
   -----------                            -----------
      *1.1     --Form of Underwriting Agreement

       3.1     --Amended and Restated Certificate of Incorporation of the
                Registrant, as amended

      *3.2     --Form of Amended and Restated Certificate of Incorporation of
                the Registrant, to be filed prior to the closing of this
                offering

       3.3     --Amended and Restated By-Laws of the Registrant

      *3.4     --Form of Second Amended and Restated By-Laws of the Registrant,
                to be effective upon the closing of this offering

      *4.1     --Specimen common stock certificate

       4.2     --See Exhibits 3.1, 3.2, 3.3 and 3.4 for provisions of the
                Second Amended and Restated Certificate of Incorporation and
                Amended and Restated By-Laws of the Registrant defining the rights of holders of common stock of the Registrant

      *5.1     --Opinion of Hale and Dorr LLP

      10.1     --Contribution Agreement, dated as of December 15, 1997, among
                Stream International Inc. (f/k/a Stream International Holdings,
                Inc.), the Registrant and Modus Media International, Inc.

      10.2     --Tax Sharing Agreement, dated as of December 15, 1997, among
                Stream International Inc., the Registrant, Modus Media
                International, Inc., Corporate Software & Technology Holdings,
                Inc. and Corporate Software & Technology, Inc.

      10.3     --The Registrant's 1997 Stock Incentive Plan, as amended

      10.4     --Forms of Option Grants under the Registrant's 1997 Stock
                Incentive Plan

      10.5     --The Registrant's 1999 Management Incentive Plan

     *10.6     --The Registrant's 1999 Employee Stock Purchase Plan

      10.7     --Sublease, dated June 18, 1997, by and between The Travelers
                Indemnity Company and Stream International Inc., as amended

      10.8     --Lease, dated December 19, 1994, between Lieboch Limited, R.R.
                Donnelley Ireland Turnkey Services Kildare and Allied Irish
                Banks, p.l.c.

      10.9     --Lease, dated December 2, 1996, by and between Housing &
                Development Board and Stream International Pte Ltd., as amended

      10.10    --Lease, dated December 3, 1994, by and between Novell, Inc. and
                R.R. Donnelley & Sons Company, as assigned by Assignment and
                Assumption of Lease, dated April 21, 1995, by and between R.R.
                Donnelley & Sons Company and Stream International Holdings,
                Inc., as amended

      10.11    --Amended and Restated 7 3/4 Unsecured Promissory Note, dated
                March 7, 1997, by and between Terence M. Leahy, as the
                Borrower, and the Registrant

      10.12    --7.34% Secured Non-Recourse Promissory Note, dated September
                15, 1995, by and between Terence M. Leahy, as the Borrower, and the Registrant

      10.13    --Amended and Restated 7.25% Unsecured Promissory Note, dated
                July 20, 1999, by and between W. Kendale Southerland, as the
                Borrower, and the Registrant

   Exhibit No.                            Description
   -----------                            -----------
      10.14    --Amended and Restated 7.25% Unsecured Promissory Note by and
                between Ronald Leitch, as the Borrower, and the Registrant
      10.15    --Employment Agreement, as amended, by and between the
                Registrant and Terence M. Leahy dated January 1, 1998

      10.16    --Credit Agreement dated as of December 15, 1997, among Modus
                Media International, Inc. and Modus Media International
                Kabushiki Kaisha, as Borrowers, and the Banks named therein, as Lenders, as amended

      10.17    --Agreement dated January 20, 1999 between the Industrial
                Development Agency (Ireland), Modus Media International
                Kildcare and Modus Media International Holdings, Inc.

      10.18 --Business Transfer Agreement dated December 28, 1998 by and between Modus Media International Kabushiki Kaisha and Sasatoku
                Donnelley Kabushiki Kaisha

      10.19    --Amended and Restated Joint Venture Agreement dated January
                1999 by and between Modus Media International, Inc. and
                Sasatoku Printing Co. Ltd.

      10.20    --Master Agreement dated November 11, 1998 by and among Modus
                Media International, Inc., the Korean management team of Modus
                Media International Korea, Ltd. ("MMIK") and MMIK

     *10.21    --Replication Agreement, dated September 1, 1999, by and between
                Microsoft Licensing, Inc. and Modus Media International, Inc.

     *11.1     --Statement re Computation of Earnings per Share

      21.1     --Subsidiaries of the Registrant

      23.1     --Consent of Arthur Andersen LLP

     *23.2     --Consent of Hale and Dorr LLP (included in Exhibit 5.1)

      24.1     --Powers of Attorney (see page II-5)

      27.1     --Financial Data Schedule

--------
* To be filed by amendment.
+ Confidential treatment requested for certain portions of this Exhibit pursuant to Rule 406 promulgated under the Securities Act, which portions are omitted and filed separately with the Securities and Exchange Commission